   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 1996

                                                      REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                               ----------------
                            REGISTRATION STATEMENT
                                  ON FORM S-1
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                            FUTRONIX SYSTEMS CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     5063                    76-0511867
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NO.)      IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

                            12614 HEMPSTEAD HIGHWAY
                           HOUSTON, TEXAS 77092-4527
                                (713) 329-1100
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               TERRENCE M. HUNT
                                   PRESIDENT
                            FUTRONIX SYSTEMS CORP.
                            12614 HEMPSTEAD HIGHWAY
                           HOUSTON, TEXAS 77092-4527
                                (713) 329-1100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                       COPIES OF ALL COMMUNICATIONS TO:

       THOMAS J. SHARBAUGH, ESQ.            SALVATORE J. VITIELLO, ESQ.
      MORGAN, LEWIS & BOCKIUS LLP               DORSEY & WHITNEY LLP
         2000 ONE LOGAN SQUARE                    250 PARK AVENUE
 PHILADELPHIA, PENNSYLVANIA 19103-6993        NEW YORK, NEW YORK 10177
            (215) 963-5000                         (212) 415-9200

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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- -------------------------------------------------------------------------------

                                                 PROPOSED
                                     AMOUNT      MAXIMUM         PROPOSED
TITLE OF EACH CLASS OF SECURITIES    TO BE    OFFERING PRICE MAXIMUM AGGREGATE    AMOUNT OF
        TO BE REGISTERED           REGISTERED    PER UNIT    OFFERING PRICE(1) REGISTRATION FEE
- -----------------------------------------------------------------------------------------------
        Common Stock,
         $.01 par val-
         ue............            2,242,500      $14.00      $31,395,000.00      $10,830.00

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED      , 1996

                                1,950,000 SHARES

[LOGO]                       FUTRONIX SYSTEMS CORP.

                                  COMMON STOCK
                                ($.01 PAR VALUE)

  The 1,950,000 shares of Common Stock of Futronix Systems Corp. (the "Company") offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It currently is anticipated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.

  The Company was formed in connection with the merger of Futronix Corporation and Wire & Cable Specialties Corporation with and into the Company's wholly-owned subsidiary. The merger will become effective simultaneously with the closing of the sale of the Common Stock offered hereby.

  Application has been made for quotation and trading of the Common Stock on the Nasdaq National Market under the symbol "FXSC."

  THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
- --------------------------------------------------------------------------------
Per Share..................................   $           $            $
- --------------------------------------------------------------------------------
Total(3)...................................   $           $            $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements.
(2) Before deducting estimated expenses of $    payable by the Company.
(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 292,500 shares of Common Stock at the Price to Public, less Underwriting Discounts and Commissions shown above, solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will
    be $   , $    and $   , respectively. See "Underwriting."

  The shares of Common Stock offered hereby are being offered by the several Underwriters named herein, subject to prior sale and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that the Common Stock will be available for delivery on or about October , 1996 at the offices of Schroder Wertheim & Co. Incorporated, New York, New York.

SCHRODER WERTHEIM & CO.                                  OPPENHEIMER & CO., INC.

                                OCTOBER  , 1996

                            FUTRONIX SYSTEMS CORP.

   [Map of United States showing locations of distribution centers and sales offices of the Company.]

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

[Specialty wire and cable is maintained in inventory in a variety of gauge sizes, numbers of conductors or pairs, shielding options, jacketing compounds, insulation materials and color codes or combinations. Pictured are a selection of wire and cable products sold by the Company in a variety of configurations.]

[The Company purchases over 10,000 types of specialty wire and cable in large quantities and typically sells smaller cut-to-length quantities on a just-in-time basis to over 1,000 electrical distributors. Pictured are several types of specialty wire and cable in inventory at the Company's Houston distribution center.]



[Specialty wire and cable products sold by the Company are typically used in specific, often highly- sophisticated applications such as telecommunication systems, factory automation, "intelligent" buildings and computer systems. Pictured are certain of those products used in such applications.]

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the related unaudited pro forma combined financial statements of the Company, and the notes thereto, and the audited financial statements of each of Futronix Corporation ("Futronix") and Wire & Cable Specialties Corporation ("Wire & Cable"), and the notes thereto, appearing elsewhere in this Prospectus. References in this Prospectus to the Company include, unless the context requires otherwise, the Company's wholly-owned subsidiary formed in contemplation of the merger (the "Merger") of Futronix and Wire & Cable. The Merger will become effective simultaneously with the closing of the sale of the Common Stock (the "Common Stock") in this offering (this "Offering"). Unless otherwise indicated, all information presented in this Prospectus assumes (i) the businesses of Futronix and Wire & Cable have been combined and (ii) the Underwriters have not exercised their over-allotment option.

                                  THE COMPANY

GENERAL

  The Company is a leading national master distributor of specialty wire and cable, serving more than 1,000 electrical distributors throughout the United States. The Company seeks to serve as an efficient single source of supply and as the distributor of choice for electrical distributors by maintaining for immediate delivery large quantities of over 10,000 specialty wire and cable products purchased from more than 50 manufacturers worldwide, as well as limited quantities of complementary products. The Company's products typically are used in specific, often highly-sophisticated applications such as telecommunications systems, factory automation, "intelligent" buildings and computer systems. The Company believes that the products it sells are used primarily within the telecommunications, electronics, process and manufacturing industries and that a substantial portion of those products are used for maintenance, retrofit and operations ("MRO") applications. The Company generally does not sell commodity wire and cable, such as that used in commercial and residential construction.

  In recent years, the Company has experienced rapid growth which it attributes to the growth of the estimated $2.4 billion specialty wire and cable market, as well as several internal factors, including: (i) the opening of seven distribution centers since January 1, 1995 (for a current total of 12), creating a national distribution system; (ii) a significant increase in the breadth and depth of the Company's inventory, providing greater opportunity to secure a customer's order; (iii) the Company's ability to service consistently the demands of its customers on a just-in-time basis; and (iv) an increase in the number of sales personnel employed by the Company, many of whom have substantial experience in the specialty wire and cable industry. In addition, the Company believes that it has benefitted from its operating philosophy of selling exclusively to electrical distributors and not directly to end-users, such as construction contractors and installers.

  The Company has assembled a knowledgeable team of industry executives and sales managers, each of whom has many years of experience in the sale and distribution of specialty wire and cable and firmly established customer and supplier relationships. Terrence M. Hunt, the Company's President, founded Futronix and co-founded in 1975 HWC Distribution Corp., a master distributor of specialty wire and cable that completed its initial public offering in 1987 and was sold to ALLTEL Corporation for $143 million in 1989. Mr. Hunt and many of the Company's current employees were instrumental in HWC Distribution Corp.'s growth from its inception to its sale. Theodore J. Bruno, who will be the Vice Chairman of the Company, founded Wire & Cable and has over 25 years of experience in the specialty wire and cable industry. Paul R. Monahan, who will be the Company's Chief Financial

Officer, served as Wire & Cable's chief operating officer and, together with Mr. Bruno, developed Wire & Cable into a national master distributor of specialty wire and cable. In addition, the branch sales managers of the Company's distribution centers have an average of over 15 years of experience in the specialty wire and cable industry. The senior executives and branch sales managers of the Company will own approximately 39% of the outstanding shares of Common Stock (on a fully diluted basis) upon consummation of this Offering.

  Historically, wire and cable manufacturers have sold their products through several methods of distribution, such as direct sales and through independent, non-exclusive manufacturers' representatives. An alternative channel of distribution for specialty wire and cable has developed whereby master distributors serve as a replacement for manufacturers' representatives and other less efficient distribution methods. The principal activities undertaken by master distributors are to purchase and inventory large quantities of specialty wire and cable on a regular basis from many different manufacturers, and market and sell such products to electrical distributors on an as-needed, just-in-time basis. The Company believes that master distributors provide a cost-effective alternative method of distribution which provides value to distributors (the Company's customers) as well as to manufacturers (the Company's primary suppliers).

  . Value to Customers. The Company believes that it significantly reduces the transaction and other costs of its customers, while improving their overall level of service to end-users, by permitting them to: (i) eliminate lead times typically required by manufacturers and thereby respond on a same-day shipment basis to the majority of their customers' orders; (ii) fill relatively small orders without being subject to purchase order minimums typically required by manufacturers; and (iii) reduce the amount of inventory that they must maintain.

  . Value to Suppliers. The Company believes that it offers cost savings to manufacturers of specialty wire and cable by typically placing large orders at regular intervals, thereby meeting the lead time and purchase order minimums required by manufacturers to achieve efficient and cost-effective production planning and economies of scale. In addition, as a master distributor, the Company reduces the marketing and sales effort required by manufacturers to sell their products.

BUSINESS STRATEGY

  The Company's objective is to become the leading national master distributor of specialty wire and cable through strategic expansion and a focus on high quality, value-added customer service. Specifically, the Company seeks to: (i) penetrate additional markets through the expansion of its network of distribution centers; (ii) market its national distribution capabilities to electrical distributors which have national operations; (iii) expand product offerings and increase the levels of inventory at its existing distribution centers; (iv) utilize profitability-based incentive compensation for its sales force; and (v) integrate and exploit its information technology to provide its customers with immediate access to product and other key information.

THE MERGER

  On August 7, 1996, Futronix, Wire & Cable and the Company entered into a definitive agreement (the "Merger Agreement") with respect to the Merger, which will be accounted for as a "pooling of interests" for financial reporting purposes. The Merger will become effective simultaneously with the closing of the sale of the Common Stock offered hereby (the "Closing"). As a result of the Merger, the Company will become one of the largest national master distributors of specialty wire and cable in the

United States. The distribution centers of Futronix and Wire & Cable serve geographically and economically distinct markets, resulting in minimal customer overlap. The Company anticipates several benefits from the Merger, including:
(i) increased market share as a result of its national distribution capabilities and expanded inventory; (ii) greater customer penetration, as each sales person in the combined sales force will be able to focus on smaller, defined territories; (iii) cost savings as a result of the consolidation of certain functions; (iv) increased purchasing power and other economies of scale; and (v) increased diversification of its customer base and markets.

  The Company's executive offices are located at 12614 Hempstead Highway, Houston, Texas 77092 and 5060 Avalon Ridge Parkway, Norcross, Georgia 30071, and its telephone numbers are (713) 329-1100 and (770) 441-8900, respectively.

                                  THE OFFERING

Common Stock offered................. 1,950,000 shares
Common Stock to be outstanding after
 this Offering....................... 4,659,944 shares(1)
Use of Proceeds...................... To reduce indebtedness and for working capital and general corporate purposes,
                                      including the purchase of inventory. See
                                      "Use of Proceeds."
Nasdaq National Market Symbol........ FXSC

- ----------
(1) Includes: (i) the 1,950,000 shares of Common Stock offered hereby; (ii) 1,823,937 shares of Common Stock to be issued in the Merger simultaneously with the Closing of this Offering; and (iii) 60,813 shares of Common Stock to be issued in connection with the Value Appreciation Bonus. Also includes Common Stock equivalents representented by (i) an aggregate of 334,204 shares of Common Stock reserved for issuance upon the exercise of Warrants of the Company to be issued pursuant to the Merger Agreement (the "Warrants") and (ii) an aggregate of 490,990 shares of Common Stock reserved for issuance upon the conversion of the Convertible Preferred Stock of the Company to be issued pursuant to the Merger Agreement (the "Convertible Preferred Stock"). Does not include an aggregate of 54,254 shares of Common Stock reserved for issuance upon the exercise of options to be issued following the Closing of this Offering pursuant to the Company's Equity Compensation Plan (the "Equity Compensation Plan"), at an exercise price equivalent to the initial public offering price per share. See "The Merger" and "Management--Value Appreciation Bonus for Officer."

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The summary unaudited pro forma combined financial data of the Company presented below were prepared using the "pooling of interests" method of accounting as if Futronix and Wire & Cable have always operated as one company. The unaudited pro forma combined financial data do not give effect to any cost savings that may result from the Merger, costs incurred to operate as a public company or transaction costs (estimated to be approximately $150,000) relating to the Merger. The following data should be read in conjunction with "Selected Unaudited Pro Forma Combined Financial Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the related unaudited pro forma combined financial statements of the Company, and the notes thereto, and the audited financial statements of each of Futronix and Wire & Cable, and the notes thereto, appearing elsewhere in this Prospectus.

                                                             SIX MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,     JUNE 30,
                                     ----------------------- -----------------
                                      1993    1994    1995     1995     1996
                                     ------- ------- ------- -------- --------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Sales............................... $13,897 $26,193 $53,791 $ 22,256 $ 35,159
Gross profit........................   4,502   7,863  13,439    6,043    7,732
Income from operations(1)...........     647   1,780   3,088    1,284    1,420
Income before income taxes(2).......     524   1,282   2,056      856      746
Pro forma net income(3).............     325     806   1,264      524      456
As adjusted(4):
 Pro forma net income...............                 $ 1,904          $    855
 Pro forma net income per common
  share.............................                 $   .41          $    .19
 Weighted average common shares
  outstanding(5)....................                   4,598             4,598

                                                           JUNE 30, 1996
                                                     ---------------------------
                                                     PRO FORMA   AS ADJUSTED (4)
                                                     ---------   ---------------
                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Inventory...........................................  $23,226        $23,226
Working capital.....................................    7,133(6)      28,965
Total assets........................................   36,403(6)      43,270
Total debt..........................................   18,427(7)       2,218
Stockholders' equity................................    5,913(6)      28,988

- ----------
(1) No adjustment has been made to reflect the non-recurring compensation expense of $1,438,836, or $892,078 after tax, (assuming an initial public offering price of $13.00 per share) to be incurred by the Company, seven days after the Closing of this Offering, in connection with the Value Appreciation Bonus. See "Management--Value Appreciation Bonus for Officer."
(2) Adjusted to reflect the interest that would have been incurred on the $2.2 million principal amount of the 7% subordinated notes to be issued by the Company, pursuant to the Merger Agreement, in exchange for 2.2 million shares of nonconvertible preferred stock of Futronix.
(3) Prior to this Offering, Wire & Cable was an S corporation for federal and state income tax purposes. Prior to 1994, Futronix also was an S corporation for federal and state income tax purposes. Net income and net income per common share reflect a provision for income taxes at an assumed effective combined federal and state income tax rate of 38% for all periods in which Futronix or Wire & Cable were S corporations.
(4) Adjusted to reflect the sale of 1,950,000 shares of Common Stock in this Offering and the application of the net proceeds therefrom to repay $16.2 million of indebtedness. Such amounts have not been adjusted to reflect application of $4.0 million of the net proceeds of this Offering intended to be used over the next six months to expand the Company's inventory. See "Use of Proceeds."
(5) Includes: (i) the 1,950,000 shares of Common Stock offered hereby; (ii) 1,823,937 shares of Common Stock to be issued in the Merger simultaneously with the sale of the Common Stock offered hereby; (iii) an aggregate of 334,204 shares of Common Stock reserved for issuance upon the exercise of Warrants; and (iv) an aggregate of 490,990 shares of Common Stock reserved for issuance upon the conversion of the Convertible Preferred Stock. Does not include (i) an aggregate of 54,254 shares of Common Stock reserved for issuance upon the exercise of options to be issued following the Closing of this Offering pursuant to the Equity Compensation Plan and (ii) 60,813 shares of Common Stock to be issued in connection with the Value Appreciation Bonus. See "The Merger" and "Management--Value Appreciation Bonus for Officer."
(6) Adjusted to reflect the non-recurring compensation expense of $1,438,836, or $892,078 after tax (assuming an initial public offering price of $13.00 per share) to be incurred by the Company, seven days after the Closing of this Offering, in connection with the Value Appreciation Bonus. See "Management--Value Appreciation Bonus for Officer."
(7) Adjusted to reflect the exchange, pursuant to the Merger Agreement, of 2.2 million shares of nonconvertible preferred stock of Futronix for $2.2 million principal amount of the 7% subordinated notes to be issued by the Company.

                                 RISK FACTORS

  Potential purchasers of the Common Stock should consider carefully the following risk factors, as well as the other information contained in this Prospectus, before deciding to purchase shares of the Common Stock offered hereby.

INTEGRATION OF COMPANIES

  The Company is a holding company whose wholly-owned subsidiary will conduct the operations of the Company following the Merger which will occur simultaneously with the Closing of this Offering. There can be no assurance that the Company will be able to integrate successfully the operations, facilities and management of Futronix and Wire & Cable or realize any benefits of the Merger. Additionally, there can be no assurance that the Merger will not have an adverse effect on the Company's relationships with customers or suppliers of Futronix or Wire & Cable. Failure to successfully integrate the businesses of Futronix and Wire & Cable could have a material adverse effect on the Company's results of operations and financial condition. See "The Merger."

MANAGEMENT OF GROWTH

  In recent years, Futronix and Wire & Cable have expanded their respective businesses, and the Company intends to continue to expand its business. To effectively manage expansion, the Company will be required to evaluate the adequacy of its existing systems and procedures, including, but not limited to, its information management systems, financial and internal control systems and management structure. In addition, if the Company enters new markets, the Company will be required to, among other things, establish suitable distribution centers, hire personnel and establish distribution channels. There can be no assurance that management will adequately anticipate all of the changing demands that growth will impose on the Company's systems, procedures and structure or that the Company will be able to successfully enter additional markets. Any failure to anticipate adequately and respond to such changing demands could have a material adverse effect on the Company's results of operations and financial condition. In addition, if the Company expands through acquisitions, it may require further capital through public or private equity offerings or financings in addition to the proceeds from this Offering. There can be no assurance that additional capital will be available to the Company or that, if available, it would be on terms acceptable to the Company. See "Business--Business Strategy."

DEPENDENCE ON SIGNIFICANT SUPPLIER AND CUSTOMERS

  For the year ended December 31, 1995, one supplier accounted for approximately 42% of the Company's purchases of specialty wire and cable products, the primary products purchased for resale by the Company. The Company has a non-exclusive domestic distributor agreement with this supplier. The agreement is terminable by the supplier upon the occurrence of certain events and in any event by either party upon 30 days' notice. There can be no assurance that such supplier will not terminate the distributor agreement, or will continue to do business with the Company in the future. The loss of this supplier would have a material adverse effect on the Company's results of operations and financial condition. In addition, for the year ended December 31, 1995, one customer accounted for approximately 12% of the Company's sales. The loss of this customer or other significant customers could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Sources of Supply" and "Business--Marketing, Customers and Distribution."

DEPENDENCE UPON KEY OFFICERS

  The development of the business of Futronix has been largely dependent on the services of Terrence M. Hunt, the President of the Company, and the development of the business of Wire & Cable has been largely dependent on the services of Theodore J. Bruno and Paul R. Monahan, who will become the Vice Chairman and Chief Financial Officer of the Company, respectively, all of whom are parties to employment agreements with the Company. The continued development of the business of the Company will be largely dependent on such officers and the operations of the Company could be materially adversely affected by the loss of the services of any of these officers. See "Management."

IMPACT OF CHANGES IN PRICE OF RAW MATERIALS

  The Company's operating results may be adversely impacted by changes in the price of copper or petrochemical products, both of which are raw materials used in the manufacture of certain specialty wire and cable products. The Company generally has been able to pass through price increases in such raw materials to its customers, but there can be no assurance that it will continue to be able to do so. Any failure to pass through such price increases to its customers could have a material adverse effect on the Company's results of operations and financial condition. Additionally, because the Company maintains and will continue to maintain significant inventory of specialty wire and cable, in the event prices of such raw materials decline, competitors may be able to purchase specialty wire and cable at lower prices and reflect such lower prices to their customers. In such case, the Company may be required to lower its prices, and the Company's profitability could, as a result, be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  The specialty wire and cable industry is highly competitive and fragmented. The Company competes mainly on the basis of price, product availability, customer service, technical knowledge and delivery time. The Company competes with wire and cable manufacturers (certain of which are suppliers of the Company), two national master distributors and regional and other master distributors (both domestic and foreign) that may have greater financial, technical and marketing resources and distribution capabilities than those of the Company. There can be no assurance that the Company will be able to compete successfully against other national or regional master distributors or manufacturers. To maintain or increase market share in light of competitive pressures from current or future competitors, the Company may be required to respond by taking certain actions which may include lowering its prices. Any of such actions could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Competition."

DEPENDENCE ON SYSTEMS

  The Company believes that its information systems are an integral part of its business and growth strategies. The Company depends on its information systems to process orders, to manage inventory and accounts receivable collections, to purchase, sell and ship products efficiently and on a timely basis, to maintain cost-effective operations and to maintain its desired level of service to its customers. While the Company has taken precautions against certain events that could disrupt the operation of its information systems, there can be no assurance that such a disruption will not occur. Any such disruption could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Information Systems."

CONTROL BY EXISTING STOCKHOLDERS

  Upon the closing of this Offering, Terrence M. Hunt, who is the President and a director of the Company, Theodore J. Bruno, who will be the Vice Chairman and is a director of the Company, and a group of investors associated with Bradford Associates (the "Bradford Investors"), including Barbara M. Henagan, the Chairman and a director of the Company, and Bradford Mills, a director of the Company, will beneficially own approximately 16%, 22% and 18%, respectively, of the outstanding Common Stock (on a fully diluted basis). Immediately after the Closing of this Offering, the former stockholders of Futronix and Wire & Cable will beneficially own in the aggregate approximately 58% of the outstanding Common Stock (on a fully diluted basis). Accordingly, each of Messrs. Hunt and Bruno and the Bradford Investors, acting together with one or more former stockholders of Futronix and/or Wire & Cable, would be able to control the management and policies of the Company. In addition, such stockholders, if acting together, would have significant voting power with regard to actions requiring stockholder approval, including the election of directors. See "Principal Stockholders."

ANTI-TAKEOVER PROVISIONS

  Through its ownership of Common Stock, management of the Company and the other former stockholders of Futronix will have a significant influence with respect to any decisions regarding a change in ownership of the Company. Such a concentration of ownership may have the effect of delaying, deferring or preventing a change of control of the Company and consequently could adversely affect the market price of the Common Stock. See "Principal Stockholders."

  The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and bylaws contain certain provisions which could delay or hinder the removal of incumbent directors and could discourage or make more difficult a proposed merger, tender offer or proxy contest involving the Company. Pursuant to the Certificate of Incorporation, shares of Series Preferred Stock of the Company may be issued in the future without stockholder approval and upon such terms and conditions as the Company's board of directors may determine. The Company also will be subject to provisions of Delaware corporate law that will restrict the Company from engaging in certain business combinations with a person who, together with affiliates and associates, owns 15% or more of the Common Stock, unless certain conditions are met or the business combination is approved by the Company's board of directors, and/or its stockholders in a prescribed manner. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Certain Anti-Takeover Provisions."

SHARES ELIGIBLE FOR FUTURE SALE AND REGISTRATION RIGHTS

  The 1,823,937 shares of Common Stock to be issued in the Merger will be registered on a separate registration statement, in accordance with the Securities Act of 1933, as amended (the "Securities Act"), simultaneously with the registration of the shares offered hereby. Out of such shares, Mr. Bruno will be issued 1,020,317 shares of Common Stock from which he will grant options to Mr. Monahan and Joan Scott, who will be the Director of Finance of the Company, to purchase from him an aggregate of 193,493 shares of Common Stock. Following the Closing of this Offering, the Company will register for resale the 193,493 shares of Common Stock covered by the options granted to Mr. Monahan and Ms. Scott and the 60,813 shares of Common Stock to be issued by the Company to Mr. Monahan in connection with the Value Appreciation Bonus. However, pursuant to the Merger Agreement and/or agreements with the representatives of the Underwriters, the holders of such 1,823,937 shares of Common Stock (or options to acquire such shares, in the case of Mr. Monahan and Ms. Scott) have agreed not to sell, offer to sell, grant any option to purchase or otherwise dispose of any of such shares of Common Stock for a period of 180 days after the date of the sale of the Common Stock offered hereby. Following the termination of such 180-day period, an aggregate of 23,813 shares of Common Stock, which are held by non-affiliates of the Company, will be freely tradeable without restriction. Following the termination of such period, and pursuant to the Securities Act and agreements between the representatives of the Underwriters and certain stockholders
(Mr. Monahan and Ms. Scott), the remaining 1,800,124 shares of Common Stock, all of which will be held by affiliates of the Company, will be eligible for resale only in accordance with the volume and other applicable limitations set forth in Rule 144 under the Securities Act ("Rule 144"), unless otherwise registered under the Securities Act or exempt from registration thereunder.

  The holders of 1,800,124 of the 1,823,937 shares of Common Stock to be issued in the Merger and the holders of shares of Convertible Preferred Stock and Warrants to be issued in the Merger (which are convertible into or exercisable for, as the case may be, an aggregate of 825,194 shares of Common Stock), will be entitled to certain demand and piggyback registration rights with respect to such shares of Common Stock, all of which shares will be held by affiliates of the Company. In the event that demand registration rights are exercised, the Company will be required to proceed with such demanded registration only if the aggregate fair market value of the shares to be included exceeds $5 million, and only to the extent the managing underwriter, if any, advises the Company that the number of shares to be so included does not exceed the number of shares that can be sold at a price reasonably related to fair market value of the Common Stock. Such rights may not be exercised prior to the expiration of 180 days after the date of the sale of the Common Stock offered hereby.

  In addition, following the Closing of this Offering, the Company will issue options to purchase 54,254 shares of Common Stock under the Company's Equity Compensation Plan. An additional 195,746 shares will be reserved for issuance under the Equity Compensation Plan. The Company intends to register the shares of Common Stock issuable and reserved for issuance under the Equity Compensation Plan as soon as practicable following the Closing of this Offering. Except for such 250,000 shares and the 60,813 shares to be issued to Mr. Monahan in connection with the Value Appreciation Bonus, the Company has agreed not to offer to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock for a period of 180 days after the Closing of this Offering without the prior written consent of the representatives of the Underwriters.

  Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, following the Closing of this Offering could adversely affect the market price of the Common Stock and could adversely affect the Company's ability to raise capital at a time and on terms favorable to the Company. No prediction can be made as to the effect, if any, that future sales, or the availability of Common Stock for future sales, will have on the market price of the Common Stock from time to time. See "The Merger--Security Ownership Following the Merger," "Management--Value Appreciation Bonus for Officer," "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

ABSENCE OF DIVIDENDS

  The Company does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to finance operations and the expansion of its business. Any future determination to pay dividends will be at the discretion of the board of directors of the Company and will be dependent upon the Company's financial condition, operating results, capital requirements and such other factors as the board of directors of the Company deems relevant. Further, the terms of the revolving credit lines of each of Futronix and Wire & Cable include, and the terms of the revolving credit line the Company intends to obtain contemporaneously with or shortly after the Closing of this Offering may include, restrictions on the ability of the Company to pay dividends. See "Use of Proceeds" and "Dividend Policy."

DILUTION

  Purchasers of Common Stock in this Offering will experience immediate and substantial dilution in the net tangible book value per share of Common Stock. See "Dilution."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop, or if developed, will be sustained after the Closing of this Offering. The initial public offering price of the Common Stock offered hereby will be determined through negotiations between the Company and the representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. Factors such as announcements concerning the Company or its competitors, investor perception of the Company, fluctuations in the Company's operating results and general market conditions may cause the market price of the Common Stock to fluctuate significantly.

                                  THE MERGER

GENERAL

  The Company was organized on August 5, 1996 in connection with the merger of Futronix and Wire & Cable with and into Futronix Acquisition Company, a wholly-owned subsidiary of the Company. The Merger will be treated as a "pooling of interests" for financial reporting purposes and will become effective simultaneously with the Closing of this Offering, at which time the name of Futronix Acquisition Company will be changed to "Futronix Corporation." All of the Company's business will be conducted through Futronix Corporation. As a result of the Merger, Terrence M. Hunt, the president of Futronix, will become President of the Company and Theodore J. Bruno and Paul
R. Monahan, the chief executive officer and chief operating officer of Wire & Cable, respectively, will become the Vice Chairman and Chief Financial Officer of the Company, respectively. Futronix was founded in September 1991 by Mr. Hunt. Wire & Cable was founded in 1982 by Mr. Bruno. See "Business" and "Management."

  Both Futronix and Wire & Cable are master distributors of specialty wire and cable serving the electrical distribution market. Futronix and Wire & Cable target substantially different customer bases. Futronix has focused on major metropolitan markets and has invested in inventory primarily targeted at applications in industrial markets. Wire & Cable's customer base has been developed through day-to-day servicing of secondary metropolitan markets and smaller electrical distributors, and a higher percentage of its inventory is targeted at applications in the electronics industry. Futronix operates a total of seven distribution centers located in Charlotte, Chicago, Dallas, Exton (PA), Houston, Sparks (NV) and Tampa and has sales offices located in Baton Rouge and Portland (OR). Wire & Cable operates a total of six distribution centers located in Atlanta, Baton Rouge, Denver, Chicago, Livermore (CA) and Salem (NH). The distribution capabilities and inventories of Futronix and Wire & Cable as separate entities will be combined to establish a national distribution network comprised of 12 distribution facilities. As a result of the combination, the Chicago distribution center of Wire & Cable, upon the expiration of its lease term in the third quarter of 1996, will be consolidated into the Chicago distribution center of Futronix. For the year ended December 31, 1995, Futronix and Wire & Cable had net sales of $29.3 million and $24.5 million, respectively.

SECURITY OWNERSHIP FOLLOWING THE MERGER

  In the Merger and simultaneously with the Closing of this Offering, all of the stockholders of Futronix and Mr. Bruno, the sole stockholder of Wire & Cable, will exchange all of the securities they hold of Futronix and Wire & Cable, respectively, for securities of the Company, as follows:

           PRE-MERGER                              POST MERGER(1)
- ---------------------------------- ----------------------------------------------
                                                                       NUMBER OF
                                                                       SHARES OR
                                                                       PRINCIPAL
                          NUMBER                                         AMOUNT
       SECURITY          OF SHARES              SECURITY                OF NOTES
- -----------------------  --------- ----------------------------------  ----------
Futronix Class A Common
 Stock                   1,243,985 Common Stock                           610,784
Futronix Class B Common
 Stock                     344,250 Common Stock                           169,023
Futronix Class C Common
 Stock                      48,500 Common Stock                            23,813
Wire & Cable Common
 Stock                       1,000 Common Stock                         1,020,317
Futronix Convertible
 Preferred Stock         1,000,000 Convertible Preferred Stock            490,990
Futronix Nonconvertible
 Preferred Stock         2,200,000 Company Subordinated Notes(2)       $2,200,000
Warrants to purchase
 Futronix Common Stock     680,673 Warrants to purchase Common Stock      334,204

- ----------
(1) See "Description of Capital Stock."
(2) The Company will issue subordinated notes (the "Company Subordinated Notes") in the principal amount of $1.00 for each share of nonconvertible preferred stock of Futronix. The Company Subordinated Notes will be payable by the Company in four equal annual installments commencing on December 30, 2000, with interest payable at an annual rate of 7%.

  Pursuant to the Merger Agreement, Mr. Bruno is permitted to sell, prior to the Closing of this Offering, up to 1% of the outstanding shares of Wire & Cable common stock held by him (up to 10 of the 1,000 shares of the outstanding Wire & Cable common stock, or up to 10,203 of the 1,020,317 shares of Common Stock to be issued to Mr. Bruno pursuant to the Merger Agreement). Such sale, if it were to occur, will be made to a currently unidentified person or entity who will not, at the time of such sale or after giving effect to such sale, be an affiliate of the Company, Wire & Cable, Futronix or any of their respective affiliates, at a price per share which would be no less than the equivalent of the mid-point of the range of the initial public offering price per share of Common Stock shown on the cover page of this Prospectus.

  Additionally, simultaneously with the Closing of this Offering and pursuant to the Merger Agreement, Mr. Bruno will enter into option agreements with Mr. Monahan and Joan Scott, who will be the Director of Finance of the Company, pursuant to which Mr. Bruno individually will grant options to Mr. Monahan and Ms. Scott to purchase from him 165,851 and 27,642 shares of Common Stock, respectively, out of the 1,020,317 shares of Common Stock to be issued to Mr. Bruno pursuant to the Merger Agreement. Such options will be provided in exchange for options to purchase Wire & Cable common stock previously granted by Mr. Bruno to Mr. Monahan in 1993 and to Ms. Scott in 1994. Further, pursuant to the Merger Agreement, Mr. Monahan will receive the Value Appreciation Bonus. See "Management--Options Granted by Officer," "Management--Value Appreciation Bonus for Officer" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

ANTICIPATED BENEFITS OF THE MERGER

  The Merger will result in the combination of the distribution capabilities and inventories of Futronix and Wire & Cable, which the Company believes are complementary, and will establish one of the largest national master distributors of specialty wire and cable in the United States. In general, the distribution centers of the companies serve geographically and economically distinct markets, resulting in minimal customer overlap. Because both Futronix and Wire & Cable operate as master distributors, no significant start-up costs or major capital investments will be necessary for the Company to establish itself as a leading national master distributor. Anticipated benefits of the Merger include the following:

  Increased Market Share. The Company anticipates that its order volume will increase as a result of its ability to provide a greater level of service. Improved service levels are expected to result from an expanded distribution network and increased inventory, both of which will improve the Company's ability to fill customers' orders.

  Greater Customer Penetration. With the addition of distribution centers in numerous geographically distinct markets, sales representatives previously responsible for large territories will be able to focus more specifically on smaller geographic and market areas. The Company believes that this will result in greater account penetration and enhanced customer service.

  Cost Savings. The combination of the businesses of Futronix and Wire & Cable will result in the consolidation of certain functions creating cost savings. For example, certain duplicative administrative functions will be eliminated and the Chicago area facilities of Futronix and Wire & Cable will be consolidated. In addition, the Company's expanded national distribution network is expected to result in reduced shipping costs associated with the sale of wire and cable.

  Economies of Scale. The combination of the businesses of Futronix and Wire & Cable will provide the Company with increased ability to achieve economies of scale, including increased purchasing power and better inventory management, which the Company believes will contribute to increased efficiency and improved profitability.

  Knowledgeable and Experienced Personnel. The Merger brings together a knowledgeable team of industry executives and sales managers with many years of experience in the sale and distribution of specialty wire and cable and firmly established customer and supplier relationships. The Merger also creates a combined sales force in which the branch sales managers have an average of over 15 years of experience in the specialty wire and cable industry.

  Increased Diversification of Customer Base and Markets. Historically, Futronix and Wire & Cable have served distinct geographic markets and have offered products which, to a great extent, are used in dissimilar applications. The Merger will permit the Company to offer a broader product line to a wider range of customers and geographic markets, thereby increasing the diversity of its business.

                                USE OF PROCEEDS

  The net proceeds to the Company from this Offering are expected to be approximately $23.1 million ($26.6 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and expenses of this Offering.

  The Company estimates that it will use approximately $16.2 million of the net proceeds to repay outstanding indebtedness and, over the next six months, approximately $4.0 million of the net proceeds to purchase additional inventory. The Company expects to use the remaining net proceeds for other working capital and general corporate purposes. A portion of the net proceeds also may be used for acquisitions, although the Company has not entered into any definitive agreements or letters of intent with respect to any such transactions and is not in any negotiations with respect to any written or oral agreements or understandings regarding such transactions.

  Of the $16.2 million of the net proceeds to be used to repay indebtedness, approximately $15.0 million will be used to repay the principal, plus accrued interest, if any, under the revolving credit lines of Futronix and Wire & Cable described below, and approximately $1.2 million will be used to repay the 7% subordinated promissory notes of Futronix dated October 5, 1994 (the "Futronix Subordinated Notes"). The Futronix Subordinated Notes mature in 2002 and require four equal annual payments of principal, beginning in 1999, with quarterly payments of interest at the rate of 7% per year. The Company intends to borrow $648,267 under its revolving credit lines to fund the payment, seven days after the Closing of this Offering, of the cash portion of the Value Appreciation Bonus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Management--Value Appreciation Bonus for Officer."

  The agreement governing the revolving credit line of Futronix (the "Futronix Revolving Credit Line") permits Futronix to borrow an amount limited to a borrowing base, as defined, up to a maximum of $15.0 million. As of July 31, 1996, the borrowing base formula permitted borrowing by Futronix of approximately $15.0 million and the principal amount outstanding was $11.9 million. Amounts outstanding under the Futronix Revolving Credit Line bear interest at the lender's prime rate (8.25% at July 31, 1996) or the LIBOR rate plus 2.5% (7.94% at July 31, 1996), as selected from time to time by Futronix, and become due on June 30, 1997.

  The agreement governing the revolving credit line of Wire & Cable (the "W&C Revolving Credit Line," and together with the Futronix Revolving Credit Line, the "Revolving Credit Lines") permits Wire & Cable to borrow an amount limited to a borrowing base, as defined, up to a maximum of $4.5 million. As of July 31, 1996, the borrowing base formula permitted borrowing by Wire & Cable of approximately $4.5 million and the principal amount outstanding was $3.1 million. Amounts outstanding under the W&C Revolving Credit Line bear interest at the lender's prime rate (8.75% at July 31, 1996) or the LIBOR rate plus 2.5% (7.94% at July 31, 1996), as selected from time to time by Wire & Cable, and become due on May 5, 1997. Messrs. Bruno and Monahan currently guarantee the W&C Revolving Credit Line. Upon the repayment of the W&C Revolving Credit Line with a portion of the net proceeds from this Offering, such guarantees will no longer be in effect.

  The Company intends to obtain a new revolving credit line having terms substantially similar to the Revolving Credit Lines now held by Futronix and Wire & Cable and to have such new credit line in place contemporaneously with or shortly after the Closing of this Offering.

  Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of this Offering in short-term, investment grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to finance operations and the expansion of its business. Any future determination to pay cash dividends will be at the discretion of the board of directors of the Company and will be dependent upon the Company's financial condition, operating results, capital requirements and such other factors as the board of directors of the Company deems relevant. Further, the terms of the Revolving Credit Lines of each of Futronix and Wire & Cable include, and the terms of the revolving credit line that the Company intends to obtain contemporaneously with or shortly after the Closing of this Offering may include, restrictions on the ability of the Company to pay dividends. See "Risk Factors--Absence of Dividends."

                                CAPITALIZATION

  The following table sets forth as of June 30, 1996 the unaudited pro forma capitalization of the Company (i) reflecting the combination of Futronix and Wire & Cable using the "pooling of interests" method of accounting as if Futronix and Wire & Cable were one company on June 30, 1996 and (ii) as adjusted to reflect the issuance and sale of the 1,950,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $13.00 per share) and the application of the net proceeds therefrom to repay indebtedness, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds." This table should be read in conjunction with "Selected Unaudited Pro Forma Combined Financial Data," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the related unaudited pro forma combined financial statements of the Company, and the notes thereto, and the audited financial statements of each of Futronix and Wire & Cable, and the notes thereto, appearing elsewhere in this Prospectus.

                                                            JUNE 30, 1996
                                                       ------------------------
                                                       PRO FORMA(1) AS ADJUSTED
                                                       ------------ -----------
                                                            (IN THOUSANDS)
Debt:
  Futronix Revolving Credit Line......................   $11,900       $  --
  W&C Revolving Credit Line...........................     3,066          --
  Futronix Subordinated Notes.........................     1,243          --
  Company Subordinated Notes..........................     2,200        2,200
  Capital lease obligations...........................        18           18
                                                         -------      -------
    Total debt........................................    18,427        2,218
                                                         -------      -------
Stockholders' equity:
  Series preferred stock, non-dividend paying, $.01
   par value, $1.00 redemption value; 1,000,000 shares
   authorized.........................................       --           --
  Convertible preferred stock, non-dividend paying,
   $.01 par value, $2.04 redemption value; 490,990
   shares authorized; 490,990 shares issued and
   outstanding........................................     1,000        1,000
  Common Stock, $.01 par value; 15,000,000 shares
   authorized; 1,884,750 issued and outstanding;
   3,834,750 shares as adjusted(2)....................        19           38
  Additional paid-in capital..........................     2,389       25,445
  Retained earnings...................................     2,505        2,505
                                                         -------      -------
    Total stockholders' equity........................     5,913       28,988
                                                         -------      -------
      Total capitalization............................   $24,340      $31,206
                                                         =======      =======

- ----------
(1) Pursuant to the Merger Agreement, reflects the exchange of 2,200,000 shares of nonconvertible preferred stock of Futronix for $2,200,000 principal amount of Company Subordinated Notes. Also reflects the non-recurring compensation expense to be incurred by the Company seven days after the Closing of this Offering, including the issuance of 60,813 shares of Common Stock, in connection with the Value Appreciation Bonus. See "Description of Capital Stock," "The Merger" and "Management--Value Appreciation Bonus for Officer."
(2) Excludes 54,254 shares of Common Stock reserved for issuance upon the exercise of options to be issued under the Equity Compensation Plan following the Closing of this Offering at an exercise price equivalent to the initial public offering price per share. Also excludes 334,204 shares of Common Stock reserved for issuance upon the exercise of the Warrants.

                                   DILUTION

  As of June 30, 1996, the net tangible book value of the Company on a pro forma basis giving effect to the consummation of the Merger was $5.9 million or $2.18 per share of Common Stock. "Net tangible book value" per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities, divided by the number of shares of Common Stock outstanding. As of June 30, 1996, the net tangible book value of the Company, on a pro forma basis giving effect to the consummation of the Merger and as adjusted for the sale of the 1,950,000 shares offered hereby and application of the net proceeds therefrom of $23.1 million (based on an assumed initial public offering price of $13.00 per share and after deducting underwriting discounts and commissions and other estimated offering expenses), would have been approximately $6.22 per share. This represents an immediate increase of $4.04 per share to existing stockholders and an immediate dilution of $6.78 per share to new investors. See "The Merger." The following table illustrates this per share dilution:

Assumed initial public offering price per share.....................       $13.00
  Net tangible book value per share before this Offering(1)......... $2.18
  Increase per share attributable to new investors..................  4.04
                                                                     -----
Net tangible book value per share after this Offering...............         6.22
                                                                           ------
Dilution per share to new investors.................................       $ 6.78
                                                                           ======

  The following table summarizes on a pro forma basis as of June 30, 1996 giving effect to the consummation of the Merger the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company (based on an assumed initial public offering price of $13.00 per share):

                                 SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                 ----------------- -------------------   PRICE
                                  NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                 --------- ------- ----------- ------- ---------
Existing stockholders........... 2,709,944   58.2% $ 2,623,588    9.4%   $ .97
New investors................... 1,950,000   41.8   25,350,000   90.6    13.00
                                 ---------  -----  -----------  -----
  Total......................... 4,659,944  100.0% $27,973,588  100.0%
                                 =========  =====  ===========  =====

- ----------
(1) Pursuant to the Merger Agreement, includes: (i) 1,823,937 shares of Common Stock to be issued in the Merger simultaneously with the Closing of this Offering; (ii) 60,813 shares of Common Stock to be issued in connection with the Value Appreciation Bonus seven days after the Closing of this Offering; (iii) 490,990 shares of Common Stock issuable upon conversion of the Convertible Preferred Stock; and (iv) 334,204 shares of Common Stock reserved for issuance upon the exercise of the Warrants. Excludes 54,254 shares of Common Stock reserved for issuance upon the exercise of options to be issued under the Equity Compensation Plan following the Closing of this Offering at an exercise price equivalent to the initial public offering price per share. To the extent that these options are exercised, there may be further dilution to new investors. See "The Merger," "Management--Value Appreciation Bonus for Officer" and "Description of Capital Stock."

             SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

  The Company is a holding company organized in 1996 in connection with the merger of Futronix and Wire & Cable. The Merger will become effective simultaneously with the Closing of this Offering.

  The selected unaudited pro forma combined financial data of the Company presented below reflect the combination of the businesses of Futronix and Wire & Cable using the "pooling of interests" method of accounting as if Futronix and Wire & Cable have always operated as one company. The unaudited pro forma combined income statement and balance sheet data of the Company for and as of the years ended December 31, 1993, 1994 and 1995 have been derived from the audited financial statements of each of Futronix and Wire & Cable. The unaudited pro forma combined income statement and balance sheet data of the Company for and as of the six months ended June 30, 1995 and 1996 have been derived from the unaudited financial statements of each of Futronix and Wire & Cable, which, in the opinion of management of Futronix and Wire & Cable, respectively, reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the results for such periods.

  The selected unaudited pro forma combined financial data do not give effect to any cost savings that may result from the Merger, costs incurred to operate as a public company or transaction costs (estimated to be approximately $150,000) relating to the Merger. During the periods presented, Futronix and Wire & Cable were not under common control or management and, as a result, the selected unaudited pro forma combined financial data are not necessarily indicative of or comparable to the financial position or operating results that would have occurred had the Merger occurred as of or at the beginning of the periods presented or that will occur following the Merger. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the related unaudited pro forma combined financial statements of the Company, and the notes thereto, and the audited financial statements of each of Futronix and Wire & Cable, and the notes thereto, appearing elsewhere in this Prospectus.

                                                            SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,        JUNE 30,
                                 -------------------------  ------------------
                                  1993     1994     1995      1995      1996
                                 -------  -------  -------  --------  --------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Sales........................... $13,897  $26,193  $53,791  $ 22,256  $ 35,159
Cost of products sold...........   9,395   18,329   40,352    16,213    27,427
                                 -------  -------  -------  --------  --------
Gross profit....................   4,502    7,863   13,439     6,043     7,732
Operating expenses(1)...........   3,855    6,084   10,351     4,759     6,312
                                 -------  -------  -------  --------  --------
Income from operations..........     647    1,780    3,088     1,284     1,420
Other expense(2)................    (123)    (498)  (1,032)     (428)     (674)
                                 -------  -------  -------  --------  --------
Income before income taxes......     524    1,282    2,056       856       746
Income taxes(3).................     199      476      792       332       290
                                 -------  -------  -------  --------  --------
Net income...................... $   325  $   806  $ 1,264  $    524  $    456
                                 =======  =======  =======  ========  ========
As adjusted(4):
 Net income.....................                   $ 1,904            $    855
 Net income per common share....                   $   .41            $    .19
 Weighted average common shares
  outstanding(5)................                     4,598               4,598
                                      DECEMBER 31,              JUNE 30,
                                 -------------------------  ------------------
                                  1993     1994     1995      1995      1996
                                 -------  -------  -------  --------  --------
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Inventory....................... $ 3,755  $ 8,713  $17,436  $ 15,872  $ 23,226
Working capital(6)..............   1,254    5,398    6,974     5,460     7,133
Total assets(6).................   7,011   14,959   28,313    24,177    36,403
Total debt(7)...................   3,328    6,606   13,197    13,987    18,427
Stockholders' equity(6).........   1,725    3,323    5,558     3,826     5,913

- ----------
(1) No adjustment has been made to reflect the non-recurring compensation expense of $1,438,836, or $892,078 after tax (assuming an initial public offering price of $13.00 per share) to be incurred by the Company, seven days after the sale of the Common Stock offered hereby, in connection with the Value Appreciation Bonus. See "Management--Value Appreciation Bonus for Officer."
(2) Adjusted to reflect the interest that would have been incurred on the $2.2 million principal amount of the Company Subordinated Notes to be issued, pursuant to the Merger Agreement, in exchange for 2.2 million shares of nonconvertible preferred stock of Futronix.
(3) Prior to this Offering, Wire & Cable was an S corporation for federal and state income tax purposes. Prior to 1994, Futronix also was an S corporation for federal and state income tax purposes. Reflects a provision for income taxes at an assumed effective combined federal and state income tax rate of 38% for all periods in which Futronix or Wire & Cable were S corporations.
(4) Adjusted to reflect the sale of 1,950,000 shares of Common Stock in this Offering and the application of the net proceeds therefrom to repay $16.2 million of indebtedness. Such amounts have not been adjusted to reflect application of $4.0 million of the net proceeds of this Offering intended to be used over the next six months to expand the Company's inventory. See "Use of Proceeds."
(5) Includes: (i) the 1,950,000 shares of Common Stock offered hereby; (ii) 1,823,937 shares of Common Stock to be issued in the Merger simultaneously with the Closing of this Offering; (iii) an aggregate of 334,204 shares of Common Stock reserved for issuance upon the exercise of Warrants; and (iv) an aggregate of 490,990 shares of Common Stock reserved for issuance upon the conversion of the Convertible Preferred Stock. Does not include (i) an aggregate of 54,254 shares of Common Stock reserved for issuance upon the exercise of options to be issued following the Closing of this Offering pursuant to the Equity Compensation Plan or (ii) 60,813 shares of Common Stock to be issued in connection with the Value Appreciation Bonus. See "The Merger" and "Management--Value Appreciation Bonus for Officer."
(6) Adjusted to reflect the non-recurring compensation expense of $1,438,836, or $892,078 after tax (assuming an initial public offering price of $13.00 per share) to be incurred by the Company, seven days after the Closing of this Offering, in connection with the Value Appreciation Bonus. See "Management--Value Appreciation Bonus for Officer."
(7) Adjusted to reflect the exchange, pursuant to the Merger Agreement, of 2.2 million shares of nonconvertible preferred stock of Futronix for $2.2 million principal amount of the Company Subordinated Notes to be issued by the Company.

                            SELECTED FINANCIAL DATA

  The following selected financial data of Futronix as of and for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and the selected financial data of Wire & Cable as of and for the years ended December 31, 1993, 1994 and 1995 have been derived from the audited financial statements of each of Futronix and Wire & Cable, respectively. The selected financial data of Wire & Cable as of and for the years ended December 31, 1991 and 1992 have been derived from the unaudited financial statements of Wire & Cable. The selected financial data of each of Futronix and Wire & Cable as of and for the six months ended June 30, 1995 and 1996 have been derived from the unaudited financial statements of each of Futronix and Wire & Cable, which, in the opinion of the management of Futronix and Wire & Cable, respectively, reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the results for such periods. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited financial statements of each of Futronix and Wire & Cable, and the notes thereto, appearing elsewhere in this Prospectus.

STATEMENT OF INCOME                                                SIX MONTHS ENDED
DATA:                             YEAR ENDED DECEMBER 31,              JUNE 30,
- -------------------       ---------------------------------------- -----------------
                          1991(2)   1992    1993    1994    1995     1995     1996
                          -------  ------- ------- ------- ------- -------- --------
                                               (IN THOUSANDS)
FUTRONIX
Sales...................  $   332  $ 1,844 $ 2,874 $ 5,951 $29,280 $  9,937 $ 22,581
Gross profit............      141    1,084   1,562   2,927   7,806    3,121    4,878
Income (loss) from oper-
 ations.................      (96)     100     240     702   1,698      572      780
Income (loss) before in-
 come taxes.............      (99)      70     171     522   1,008      313      325
Net income (loss).......      (99)      70     171     301     614      188      195
Pro forma net income
 (loss)(1)..............      (61)      43     106     335     614      188      195
WIRE & CABLE
Sales...................  $ 9,464  $ 8,020 $11,023 $20,242 $24,511 $ 12,319 $ 12,578
Gross profit............    1,909    2,025   2,940   4,937   5,633    2,922    2,854
Income from operations..      246      245     407   1,077   1,391      712      640
Income before income
 taxes..................      170      399     353     913   1,203      620      499
Net income..............      170      399     353     913   1,203      620      499
Pro forma net income
 (3)....................      105      247     219     566     746      384      309
BALANCE SHEET DATA:                    DECEMBER 31,                    JUNE 30,
- -------------------       ---------------------------------------- -----------------
                           1991     1992    1993    1994    1995     1995     1996
                          -------  ------- ------- ------- ------- -------- --------
                                               (IN THOUSANDS)
FUTRONIX
Inventory...............  $   605  $ 1,055 $ 2,056 $ 5,941 $14,005 $ 12,531 $ 18,232
Working capital.........      577      554     172   4,047   5,120    3,746    5,183
Total assets............    1,016    1,763   2,732   8,298  21,120   16,803   26,672
Total debt..............      100      678   1,950   2,643   8,893    9,493   13,143
Mandatorily redeemable
 preferred stock........      --       --      --    2,200   2,200    2,200    2,200
Stockholders' equity....      873      943     414   1,692   3,306    1,880    3,550
WIRE & CABLE
Inventory...............  $ 1,066  $ 1,215 $ 1,700 $ 2,772 $ 3,431 $  3,341 $  4,993
Working capital.........    1,031    1,009   1,184   1,453   1,956    1,815    2,051
Total assets............    2,818    2,602   3,732   6,114   6,646    6,828    9,185
Total debt..............      392      483   1,378   1,763   2,104    2,294    3,084
Stockholder's equity....    1,289    1,251   1,413   1,733   2,353    2,047    2,465

- ----------
(1) Adjusted to reflect the income taxes that would have been payable if Futronix was a C corporation (rather than an S corporation) for federal and state income tax purposes at an assumed combined effective federal and state income tax rate of 38%.
(2) Includes historical income statement data for Futronix from its inception on September 3, 1991 through December 31, 1991.
(3) Adjusted to reflect income taxes that would have been payable if Wire & Cable was a C corporation (rather than an S corporation) for federal and state income tax purposes at an assumed combined effective federal and state income tax rate of 38%.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company is a national master distributor of specialty wire and cable that sells to electrical distributors primarily located in the United States. The Company was organized in 1996 as a holding company in connection with the Merger of Futronix and Wire & Cable. The Merger will become effective simultaneously with the Closing of this Offering and will be accounted for under the "pooling of interests" method of accounting as discussed in Note 1 to the Notes to Unaudited Pro Forma Combined Financial Statements. The following discussion describes the financial condition and results of operations of each of Futronix and Wire & Cable. Brief descriptive financial information for the Company also is provided.

  From January 1, 1993 through June 30, 1996, Futronix opened six distribution centers in markets it previously did not serve and added 89 employees, including 35 sales personnel. The opening of new distribution centers has been an important source of sales growth for Futronix. It has been the strategy of Futronix to open and fully staff facilities that are larger than necessary to support initial sales because Futronix has believed that such actions would facilitate future market penetration and sales growth. In addition, beginning in 1995, Futronix began incurring expansion-related costs that contributed to a decline in income before income taxes as a percentage of sales. In certain reporting periods, the full costs relating to the start-up of distribution facilities were incurred even though such facilities were not operational for the entire period. As a result, facility-related expenses, such as rent and utilities, combined with payroll expenses of Futronix, increased $2.8 million, or 228%, in 1995, as compared to 1994, and $1.0 million, or 62%, in the first six months of 1996, as compared to the first six months of 1995. It has been the experience of Futronix that after a new distribution center has become fully operational in its market, the resulting increase in revenues and profitability has offset the additional associated costs.

  From January 1, 1993 through June 30, 1996, Wire & Cable opened three distribution centers in markets that it previously did not serve and relocated two distribution centers to larger facilities. The opening and relocation of distribution centers has been an important source of sales growth for Wire & Cable. The opening and relocation of these facilities did not result in a significant increase in facility-related or payroll expenses as a percentage of net sales. Wire & Cable has utilized a strategy of expanding into new markets by opening smaller distribution centers with a lower level of inventory and operating expenses, and expanding operations in line with sales growth.

  The Company believes that the depth, breadth and balance of its inventory directly corresponds with its ability to serve effectively the specialty wire and cable marketplace. In addition, the Company believes that appropriate levels of inventory may improve profitability by, among other things, (i) minimizing the need to purchase products from outside sources to fill customer orders and (ii) reducing transportation and shipping costs associated with the sale of wire and cable by having available the required products at the most geographically desirable location for the customer. Since 1993, Futronix has operated with a similar strategy. Futronix increased its level of inventory $17.1 million, from $1.1 million as of December 31, 1992, to $18.2 million as of June 30, 1996. Futronix believes that the increase in its inventory has enabled it to meet more effectively the requirements of its customers, contributing to its revenue growth since 1993. Wire & Cable increased its level of inventory $3.8 million, from $1.2 million as of December 31, 1992, to $5.0 million as of June 30, 1996. Wire & Cable has invested less aggressively in inventory than Futronix, because Wire & Cable generally has employed a strategy of operating in secondary metropolitan markets using internally generated capital to fund growth. The Company expects that the majority of the inventory purchased with the proceeds from this Offering will be allocated to increase inventory at the distribution centers of Wire & Cable.

  Futronix was organized in 1991 primarily for the purpose of distributing electrical apparatus. In late 1994, Futronix began distributing specialty wire and cable, which accounted for approximately 50%,

86% and 91% of Futronix's revenues in 1994, 1995 and the first six months of 1996, respectively. Gross margins (gross profit as a percentage of net sales) for specialty wire and cable generally are lower than those for electrical apparatus. Therefore, as the revenue mix of Futronix has shifted to include a greater proportion of specialty wire and cable, Futronix has experienced a decline in gross margins.

  Approximately one-third of the specialty wire and cable inventory maintained by the Company has significant copper content. In late 1995, the price of raw copper began a period of volatility during which copper prices fluctuated between a high of $1.40 per pound on November 21, 1995 and a low of $.87 per pound on July 16, 1996. Although the experience of Futronix and Wire & Cable has been that changes in copper prices can be passed through to their customers, both companies have been, and the Company will be, exposed to fluctuations in copper prices to the extent that inventory is maintained. Futronix estimates that changes in copper prices reduced gross margins by approximately two percentage points in the first six months of 1996. Wire & Cable estimates that changes in copper prices reduced gross margins by approximately one percentage point in the first six months of 1996.

  Prior to 1994, Futronix was an S corporation for federal and state income tax purposes. Wire & Cable is and has been an S corporation for federal and state income tax purposes. On January 1, 1994, Futronix became a C corporation for federal and state income tax purposes and has been taxed as such since that time. Futronix, as an S corporation, was taxed at a de minimis rate for state franchise taxes in 1993. Wire & Cable, as an S corporation, was taxed at a de minimis rate for state franchise taxes in 1993, 1994, 1995 and the six months ended June 30, 1996. Currently, the federal tax rate for C corporations ranges from 15% to a maximum rate of 35% for income over $10 million. As a result, a change in form will affect the earnings and cash flows of the Company by increasing the level of federal and state income tax. The pro forma net income in the accompanying Unaudited Pro Forma Combined Financial Statements of the Company included elsewhere in this Prospectus reflects results as if both Futronix and Wire & Cable had always been C corporations.

RESULTS OF OPERATIONS

  Futronix. The following table sets forth selected income statement data of Futronix expressed as a percentage of net sales for the periods indicated:

                                          YEAR ENDED        SIX MONTHS ENDED
                                         DECEMBER 31,           JUNE 30,
                                       -------------------  ------------------
                                       1993   1994   1995     1995      1996
                                       -----  -----  -----  --------  --------
Net sales............................. 100.0% 100.0% 100.0%    100.0%    100.0%
Gross profit..........................  54.4   49.2   26.7      31.4      21.6
Operating expenses....................  46.0   37.4   20.9      25.6      18.1
Income from operations................   8.3   11.8    5.8       5.8       3.5
Interest expense......................   2.4    2.5    2.4       2.6       2.0
Pro forma net income..................   3.7    5.6    2.1       1.9       0.9

  Wire & Cable. The following table sets forth selected income statement data of Wire & Cable expressed as a percentage of net sales for the periods indicated:

                                          YEAR ENDED        SIX MONTHS ENDED
                                         DECEMBER 31,           JUNE 30,
                                       -------------------  ------------------
                                       1993   1994   1995     1995      1996
                                       -----  -----  -----  --------  --------
Net sales............................. 100.0% 100.0% 100.0%    100.0%    100.0%
Gross profit..........................  26.7   24.4   23.0      23.7      22.7
Operating expenses....................  23.0   19.1   17.3      17.9      17.6
Income from operations................   3.7    5.3    5.7       5.8       5.1
Interest expense......................   0.7    0.8    0.8       0.7       0.9
Pro forma net income..................   2.0    2.8    3.0       3.1       2.5

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

  NET SALES. The Company's net sales increased $12.9 million, or 58%, to $35.2 million for the six months ended June 30, 1996, from $22.3 million for the six months ended June 30, 1995.

  Futronix. Net sales increased $12.7 million, or 127%, to $22.6 million for the six months ended June 30, 1996, from $9.9 million for the six months ended June 30, 1995. $12.3 million, or 98%, of the increase resulted from additional wire and cable sales. The remaining 2% of the increase resulted from an increase in electrical apparatus sales. Of the total net sales increase, $11.3 million was attributable to a full six months of operations in 1996 at the Charlotte, Tampa and Exton (PA) distribution centers and the Dallas sales office, all of which were opened during the first six months of 1995. Net sales at these locations increased $6.9 million, or 157%, to $11.3 million for the six months ended June 30, 1996, from $4.4 million for the six months ended June 30, 1995. Such increase was the result of a larger inventory, expanded lines of inventory and added sales support.

  Wire & Cable. Net sales increased $259,000, or 2%, to $12.6 million for the six months ended June 30, 1996, from $12.3 million for the six months ended June 30, 1995. Sales growth moderated from prior periods primarily due to planned inventory reductions at the end of 1995 in anticipation of the move of Wire & Cable's Atlanta distribution center to a larger facility.

  GROSS PROFIT. The Company's gross profit increased $1.7 million, or 27%, to $7.7 million for the six months ended June 30, 1996, from $6.0 million for the six months ended June 30, 1995.

  Futronix. Gross profit increased $1.8 million, or 56%, to $4.9 million for the six months ended June 30, 1996, from $3.1 million for the six months ended June 30, 1995. Gross profit as a percentage of net sales decreased to 22% for the six months ended June 30, 1996 from 31% for the six months ended June 30, 1995. This decrease was attributable to a shift in sales mix as sales of wire and cable, which has a higher cost as a percentage of sales than that of electrical apparatus, have grown faster than sales of electrical apparatus. Wire and cable sales comprised approximately 91% of Futronix's revenues for the six months ended June 30, 1996, compared to approximately 82% for the six months ended June 30, 1995. In addition, gross profit as a percentage of net sales was affected negatively by downward fluctuations in the price of copper.

  Wire & Cable. Gross profit decreased $68,500, or 2%, to $2.85 million for the six months ended June 30, 1996, from $2.92 million for the six months ended June 30, 1995. Gross profit as a percentage of net sales decreased to 23% for the six months ended June 30, 1996 from 24% for the six months ended June 30, 1995. This decrease primarily resulted from downward fluctuations in the price of copper.

  OPERATING EXPENSES. The Company's operating expenses increased $1.6 million, or 33%, to $6.3 million for the six months ended June 30, 1996, from $4.8 million for the six months ended June 30, 1995.

  Futronix. Operating expenses increased $1.6 million, or 61%, to $4.1 million for the six months ended June 30, 1996, from $2.5 million for the six months ended June 30, 1995. Operating expenses increased because a greater number of distribution centers were operating during the six months ended June 30, 1996 than were operating during the six months ended June 30, 1995. Such expenses decreased as a percentage of net sales to 18% for the six months ended June 30, 1996 from 26% for the six months ended June 30, 1995 because many of these expenses were fixed.

  Wire & Cable. Operating expenses were stable at $2.2 million for the six months ended June 30, 1996 and 1995. Such expenses decreased as a percentage of net sales to 17.6% for the six months ended June 30, 1996 from 17.9% for the six months ended June 30, 1995 because some of these expenses were fixed.

  INCOME FROM OPERATIONS. The Company's income from operations increased $135,900, or 11%, to $1.4 million for the six months ended June 30, 1996, from $1.3 million for the six months ended June 30, 1995.

  Futronix. Income from operations increased $207,700, or 36%, to $779,900 for the six months ended June 30, 1996, from $572,200 for the six months ended June 30, 1995 due to the factors described above.

  Wire & Cable. Income from operations decreased $71,800, or 10%, to $640,300 for the six months ended June 30, 1996, from $712,100 for the six months ended June 30, 1995 due to the factors described above.

  INTEREST EXPENSE. The Company's interest expense increased $219,800, or 63%, to $566,700 for the six months ended June 30, 1996, from $346,900 for the six months ended June 30, 1995.

  Futronix. Interest expense increased $196,200, or 76%, to $455,300 for the six months ended June 30, 1996, from $259,100 for the six months ended June 30, 1995. This increase was attributable to the increase in indebtedness incurred to finance additional inventory.

  Wire & Cable. Interest expense increased $23,600, or 27%, to $111,400 for the six months ended June 30, 1996, from $87,800 for the six months ended June 30, 1995. This increase was attributable to the increase in indebtedness to finance additional working capital, primarily for inventory.

  PRO FORMA NET INCOME. The Company's pro forma net income decreased $68,100, or 14%, to $504,100 for the six months ended June 30, 1996, from $572,200 for the six months ended June 30, 1995.

  Futronix. Net income increased $6,800, or 4%, to $194,800 for the six months ended June 30, 1996, from $188,000 for the six months ended June 30, 1995. Futronix's combined effective federal and state income tax rate was 40% for the six months ended June 30, 1996 and 1995.

  Wire & Cable. Pro forma net income decreased $74,900, or 19%, to $309,300 for the six months ended June 30, 1996, from $384,200 for the six months ended June 30, 1995.

  Pro forma net income has been adjusted to reflect income taxes that would have been payable by Wire & Cable if it was a C corporation instead of an S corporation for federal and state income tax purposes during the six months ended June 30, 1996 and 1995 at an assumed combined effective federal and state income tax rate of 38%.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  NET SALES. The Company's net sales increased $27.6 million, or 105%, to $53.8 million for 1995, from $26.2 million for 1994.

  Futronix. Net sales increased $23.3 million, or 392%, to $29.3 million for 1995, from $6.0 million for 1994. $22.3 million, or 96%, of the increase resulted from additional wire and cable sales. The remaining 4% of the increase resulted from an increase in electrical apparatus sales. Of the total net sales increase, $6.6 million resulted from increased sales from the Houston distribution center and $16.7 million resulted from sales from the sales office and distribution centers that were opened in Dallas, Charlotte, Tampa and Exton (PA) during 1995.

  Wire & Cable. Net sales increased $4.3 million, or 21%, to $24.5 million for 1995, from $20.2 million for 1994. This increase resulted from $785,000 in sales from a new distribution center opened in the Denver area and $1.1 million in sales from a new distribution center relocated from New Jersey to Salem (NH), which had a more favorable business climate. The remaining increase of $2.4 million was attributable to increased sales at existing distribution centers.

  GROSS PROFIT. The Company's gross profit increased $5.6 million, or 71%, to $13.4 million for 1995, from $7.9 million for 1994.

  Futronix. Gross profit increased $4.9 million, or 167%, to $7.8 million for 1995, from $2.9 million for 1994. Gross profit as a percentage of net sales decreased to 27% for 1995 from 49% for 1994. This decrease was attributable to a shift in sales mix as sales of wire and cable, which has a higher cost as a percentage of sales than that of electrical apparatus, have grown faster than sales of electrical apparatus. Wire and cable sales comprised approximately 86% of Futronix's revenues for 1995, compared to approximately 50% for 1994.

  Wire & Cable. Gross profit increased $696,700, or 14%, to $5.6 million for 1995, from $4.9 million for 1994. Gross profit as a percentage of net sales decreased to 23% for 1995 from 24% for 1994. This decrease was attributable to Wire & Cable's strategy to become more competitive in its pricing in order to gain market share.

  OPERATING EXPENSES. The Company's operating expenses increased $4.3 million, or 70%, to $10.4 million for 1995, from $6.1 million for 1994.

  Futronix. Operating expenses increased $3.9 million, or 175%, to $6.1 million for 1995, from $2.2 million for 1994. This increase primarily resulted from the opening of a sales office and three additional distribution centers. Such expenses decreased as a percentage of net sales to 21% for 1995 from 37% for 1994 because many of these expenses were fixed.

  Wire & Cable. Operating expenses increased $383,400, or 10%, to $4.2 million for 1995, from $3.9 million for 1994. Such expenses decreased as a percentage of net sales to 17% for 1995 from 19% for 1994 because many of these expenses were fixed.

  INCOME FROM OPERATIONS. The Company's income from operations increased $1.3 million, or 73%, to $3.1 million for 1995, from $1.8 million for 1994.

  Futronix. Income from operations increased $995,300, or 142%, to $1.7 million for 1995, from $702,400 for 1994 due to the factors described above.

  Wire & Cable. Income from operations increased $313,300, or 29%, to $1.4 million for 1995, from $1.1 million for 1994 due to the factors described above.

  INTEREST EXPENSE. The Company's interest expense increased $555,500, or 173%, to $877,500 for 1995, from $322,000 for 1994.

  Futronix. Interest expense increased $540,000, or 360%, to $690,100 for 1995, from $150,100 for 1994. This increase was attributable to the increase in indebtedness incurred to finance inventory for the three additional distribution centers.

  Wire & Cable. Interest expense increased $15,500, or 9%, to $187,400 for 1995, from $171,900 for 1994. This increase was attributable to the increase in indebtedness incurred for general corporate purposes.

  PRO FORMA NET INCOME. The Company's pro forma net income increased $458,400, or 51%, to $1.4 million for 1995, from $901,600 for 1994.

  Futronix. Net income increased $279,000, or 83%, to $614,200 for 1995, from pro forma net income of $335,200 for 1994. Futronix's combined effective federal and state income tax rate for 1995 was 39%, compared to 42.3% for 1994.

  Wire & Cable. Pro forma net income increased $179,300, or 32%, to $745,700 for 1995, from $566,400 for 1994.

  Pro forma net income has been adjusted to reflect income taxes that would have been payable by Wire & Cable if it was a C corporation instead of an S corporation for federal and state income tax purposes during both 1995 and 1994 at an assumed combined effective federal and state income tax rate of 38%, and the elimination of $34,000 in deferred tax adjustments related to Futronix's change in status from an S corporation to a C corporation commencing January 1, 1994.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  NET SALES. The Company's net sales increased $12.3 million, or 88%, to $26.2 million for 1994, from $13.9 million for 1993.

  Futronix. Net sales increased $3.1 million, or 107%, to $6.0 million for 1994, from $2.9 million for 1993. This increase was attributable to the relocation of the Houston distribution center to a larger facility that provided additional capacity to increase inventory and commence wire and cable sales.

  Wire & Cable. Net sales increased $9.2 million, or 84%, to $20.2 million for 1994, from $11.0 million for 1993. This increase resulted from $3.2 million in sales from a new distribution center opened in Livermore (CA) and $6.0 million from increased sales at existing distribution centers resulting from increased availability of inventory and additions to its sales force.

  GROSS PROFIT. The Company's gross profit increased $3.4 million, or 75%, to $7.9 million for 1994, from $4.5 million for 1993.

  Futronix. Gross profit increased $1.3 million, or 87%, to $2.9 million for 1994, from $1.6 million for 1993. Gross profit as a percentage of net sales decreased to 49% for 1994 from 54% for 1993. This decrease was attributable to the commencement of wire and cable sales in late 1994, which has a higher cost as a percentage of sales than that of electrical apparatus. Wire and cable sales comprised approximately 50% of Futronix's revenues for 1994.

  Wire & Cable. Gross profit increased $2.0 million, or 68%, to $4.9 million for 1994, from $2.9 million for 1993. Gross profit as a percentage of net sales decreased to 24% for 1994 from 27% for 1993. This decrease was attributable to Wire & Cable's strategy to become more competitive in its pricing in order to gain market share.

  OPERATING EXPENSES. The Company's operating expenses increased $2.2 million, or 58%, to $6.1 million for 1994, from $3.9 million for 1993.

  Futronix. Operating expenses increased $901,600, or 68%, to $2.2 million for 1994, from $1.3 million for 1993. This increase primarily resulted from the relocation of the Houston distribution center to a larger facility and the related increase in sales and warehouse personnel required to support the new facility. Such expenses decreased as a percentage of net sales to 37% for 1994 from 46% for 1993 because many of these expenses were fixed.

  Wire & Cable. Operating expenses increased $1.4 million, or 52%, to $3.9 million for 1994, from $2.5 million for 1993. This increase primarily resulted from higher sales personnel costs, start-up costs associated with opening and relocating distribution centers and additional warehousing expenses. Such expenses decreased as a percentage of net sales to 19% for 1994 from 23% for 1993 because some of these expenses were fixed.

  INCOME FROM OPERATIONS. The Company's income from operations increased $1.1 million, or 175%, to $1.8 million for 1994, from $647,000 for 1993.

  Futronix. Income from operations increased $462,600, or 193%, to $702,400 for 1994, from $239,800 for 1993 due to the factors described above.

  Wire & Cable. Income from operations increased $670,100, or 165%, to $1.1 million for 1994, from $407,200 for 1993 due to the factors described above.

  INTEREST EXPENSE. The Company's interest expense increased $181,100, or 129%, to $322,000 for 1994, from $140,900 for 1993.

  Futronix. Interest expense increased $81,000, or 117%, to $150,100 for 1994, from $69,100 for 1993. This increase was attributable to the increase in indebtedness incurred to finance inventory and capital expenditures for equipment and improvements for a larger distribution center in Houston.

  Wire & Cable. Interest expense increased $100,200, or 140%, to $171,900 for 1994, from $71,700 for 1993. This increase was attributable to the increase in indebtedness incurred for general corporate purposes.

  PRO FORMA NET INCOME. The Company's pro forma net income increased $576,800, or 178%, to $901,600 for 1994, from $324,800 for 1993.

  Futronix. Pro forma net income increased $229,400, or 217%, to $335,200 for 1994, from $105,800 for 1993. Futronix's combined effective federal and state income tax rate for 1994 was 42.3%.

  Wire & Cable. Pro forma net income increased $347,500, or 159%, to $566,400 for 1994, from $218,900 for 1993.

  Pro forma net income has been adjusted to reflect income taxes that would have been payable by each of Futronix and Wire & Cable if Futronix and Wire & Cable were C corporations instead of S corporations for federal and state income tax purposes during 1993 and if Wire and Cable was a C corporation instead of an S corporation for federal and state income tax purposes during 1994. The assumed combined effective federal and state income tax rate during these periods was 38%. Futronix's income taxes for 1994 reflect the elimination of $34,000 in deferred tax adjustments related to its change in status from an S corporation to a C corporation commencing January 1, 1994.

LIQUIDITY AND CAPITAL RESOURCES

  Both Futronix and Wire & Cable have required capital primarily to fund working capital to support sales growth and, to a lesser extent, to fund capital expenditures. The primary sources of financing for Futronix have been the Futronix Revolving Credit Line, the issuance of the Futronix Subordinated Notes in 1994 and the sale of equity-related securities of Futronix in 1995 and 1994. The primary sources of financing for Wire & Cable have been the W&C Revolving Credit Line and cash flow from operations. Approximately $15.0 million of the net proceeds from this Offering will be used to repay all of the amounts currently outstanding under the Revolving Credit Lines. In addition, $1.2 million of the net proceeds from this Offering will be used to retire the Futronix Subordinated Notes. The Company believes that the net proceeds from this Offering, income from expanded operations as a result of the Merger and the ability to borrow under the Revolving Credit Lines, or the new revolving credit line which the Company intends to obtain contemporaneously with or shortly after the Closing of this Offering, will be sufficient to fund the Company's cash requirements for the foreseeable future.

  Cash used by Futronix in operating activities was $3.8 million and $6.2 million for the six months ended June 30, 1996 and the year ended December 31, 1995, respectively. In order to achieve higher sales, Futronix opened distribution centers in Chicago, Dallas and Sparks (NV) and a sales office in Baton Rouge during the six months ended June 30, 1996, and it opened distribution centers in Charlotte, Tampa and Exton (PA) and a sales office in Dallas during the year ended December 31, 1995. These new facilities required additional working capital which resulted in increases in accounts receivable for the six months ended June 30, 1996 and the year ended December 31, 1995 of $939,900 and $3.9 million, respectively, and increases in inventory for the six months ended June 30, 1996 and the year ended December 31, 1995 of $4.2 million and $8.1 million, respectively. These increases in working capital were partially offset by increases in accounts payable for the six months ended June 30, 1996 and the year ended December 31, 1995 of $1.2 million and $4.6 million, respectively.

  Cash used by Wire & Cable in operating activities was $544,300 for the six months ended June 30, 1996. Cash provided by operating activities was $457,700 for the year ended December 31, 1995. Wire and Cable's cash requirements were affected for the six months ended June 30, 1996 and the year ended December 31, 1995 by the need for increased working capital to achieve higher levels of sales. Accounts receivable increased by $817,900 for the six months ended June 30, 1996 as a result of increased sales. Receivables decreased by $296,300 for the year ended December 31, 1995 primarily because of a cash discount program instituted by Wire & Cable for its customers in the beginning of 1995 which resulted in faster payments. Inventory increased by $1.6 million for the six months ended June 30, 1996 and by $658,400 for the year ended December 31, 1995 as a result of Wire & Cable's strategic decision to increase inventory levels at certain distribution centers, which inventory increase was partially offset by the planned inventory reductions at the Atlanta distribution center at the end of 1995 in anticipation of the move of Wire & Cable's Atlanta distribution center to a larger facility. The increase in working capital for the six months ended June 30, 1996 was offset by an increase in accounts payable of $1.6 million, which increase was directly related to the increase in inventory levels. Accounts payable decreased by $382,300 for the year ended December 31, 1995 because Wire & Cable received available cash discounts offered by suppliers and as a result of the planned inventory reductions at the Atlanta distribution center.

  Futronix's cash used in investing activities related primarily to capital expenditures incurred as a result of opening additional distribution centers. Capital expenditures related to such expansion typically included the purchase of office furniture and equipment, forklift trucks and wire cutting machinery in amounts that were not material to Futronix's financial position. Capital expenditures were $369,200, $829,700, $1.0 million and $33,700 for the six months ended June 30, 1996, and for the years ended December 31, 1995, 1994 and 1993, respectively.

  Wire & Cable's cash used in investing activities related to furniture and equipment, routine replacements and upgrades of furniture and office and warehouse equipment. Capital expenditures were $87,400, $252,800, $143,200 and $103,200 for the six months ended June 30, 1996, and for the years ended December 31, 1995, 1994 and 1993, respectively.

  Futronix currently maintains the Futronix Revolving Credit Line which permits borrowing equal to a defined borrowing base up to a maximum of $15.0 million. The amount outstanding under the Futronix Revolving Credit Line as of June 30, 1996 was $11.9 million. Availability of advances under the Futronix Revolving Credit Line expires on June 30, 1997. The Futronix Revolving Credit Line primarily has been used to finance operations, expand inventory and finance investing activities related to the acquisition of machinery and equipment for the opening of additional sales offices and distribution centers.

  Wire & Cable currently maintains the W&C Revolving Credit Line which permits borrowing equal to a defined borrowing base up to a maximum of $4.5 million. The amount outstanding under the W&C Revolving Credit Line as of June 30, 1996 was $3.1 million. Availability of advances under the W&C Revolving Credit Line expires on May 5, 1997. The W&C Revolving Credit Line primarily has been used to finance working capital, including additional inventory.

  Upon the closing of this Offering, the Revolving Credit Lines, after the repayment of all of the outstanding amounts thereunder from a portion of the net proceeds from this Offering, will have aggregate availability of approximately $19.5 million.

  The Company intends to finance the payment to Paul R. Monahan, seven days after the Closing of this Offering, of the cash portion of the Value Appreciation Bonus ($648,267) through available borrowings under one of the Revolving Credit Lines. Because such amount and the aggregate value of the Common Stock portion of the Value Appreciation Bonus paid to Mr. Monahan will be expensed by the Company and will be fully deductible for federal and state income tax purposes, the Company believes the effect of paying the cash portion of the Value Appreciation Bonus on the Company's working capital will not be significant.

                                   BUSINESS

GENERAL

  The Company is a leading national master distributor of specialty wire and cable, serving more than 1,000 electrical distributors throughout the United States. The Company seeks to serve as an efficient single source of supply and as the distributor of choice for electrical distributors by maintaining for immediate delivery large quantities of over 10,000 specialty wire and cable products purchased from more than 50 manufacturers worldwide, as well as limited quantities of complementary products. The Company's products typically are used in specific, often highly-sophisticated applications such as telecommunications systems, factory automation, "intelligent" buildings and computer systems. The Company believes that the products it sells are used primarily within the telecommunications, electronics, process and manufacturing industries and that a substantial portion of those products are used for MRO applications. The Company generally does not sell commodity wire and cable, such as that used in commercial and residential construction.

  In recent years, the Company has experienced rapid growth which it attributes to the growth of the estimated $2.4 billion specialty wire and cable market as well as several internal factors, including: (i) the opening of seven distribution centers since January 1, 1995 (for a current total of 12), creating a national distribution system; (ii) a significant increase in the breadth and depth of the Company's inventory, providing greater opportunity to secure a customer's order; (iii) the Company's ability to service consistently the demands of its customers on a just-in-time basis; and
(iv) an increase in the number of sales personnel employed by the Company, many of whom have substantial experience in the specialty wire and cable industry. In addition, the Company believes that it has benefitted from its operating philosophy of selling exclusively to electrical distributors and not directly to end-users, such as construction contractors and installers.

  The Company has assembled a knowledgeable team of industry executives and sales managers, each of whom has many years of experience in the sale and distribution of specialty wire and cable and firmly established customer and supplier relationships. Terrence M. Hunt, the Company's President, founded Futronix and co-founded in 1975 HWC Distribution Corp., a master distributor of specialty wire and cable that completed its initial public offering in 1987 and was sold to ALLTEL Corporation for $143 million in 1989. Mr. Hunt and many of the Company's current employees were instrumental in HWC Distribution Corp.'s growth from its inception to its sale. Theodore J. Bruno, who will be the Vice Chairman of the Company, founded Wire & Cable and has over 25 years of experience in the specialty wire and cable industry. Paul R. Monahan, who will be the Company's Chief Financial Officer, served as Wire & Cable's chief operating officer and, together with Mr. Bruno, developed Wire & Cable into a national master distributor of specialty wire and cable. In addition, the branch sales managers of the Company's distribution centers have an average of over 15 years of experience in the specialty wire and cable industry. The senior executives and branch sales managers of the Company will own approximately 39% of the outstanding shares of Common Stock (on a fully diluted basis) upon consummation of this Offering.

INDUSTRY

  Total revenues generated in 1995 from the sale of specialty wire and cable, the market in which the Company participates, is estimated by the Company to be approximately $2.4 billion. This represents 20% of the total revenues generated in the overall wire and cable industry, which are estimated by industry sources to be approximately $12 billion.

  Specialty wire and cable generally is distinguished from commodity wire and cable by its end uses. Specialty wire and cable principally is used in specific, often highly-sophisticated applications such as data transmission, telecommunications systems, factory automation, "intelligent" buildings, computer systems, multimedia communications, process monitoring and control, and security and fire monitoring and control. The Company believes that the use of many of these applications is expanding, thereby resulting in increased demand for specialty wire and cable. Commodity wire and cable generally is used in less-specialized applications such as commercial and residential construction.

  Specialty wire and cable is manufactured by hundreds of manufacturers worldwide and historically has been sold by manufacturers directly to electrical distributors through several methods of distribution, such as direct sales and through independent, non-exclusive manufacturers' representatives. Electrical distributors, which sell specialty wire and cable to electrical contractors and other end-users, generally seek to avoid maintaining significant levels of specialty wire and cable inventory because of the difficulty of predicting the precise product requirements (type, length, gauge, etc.) of their wire and cable customers. Therefore, electrical distributors generally attempt to purchase specialty wire and cable directly from manufacturers only on an as-needed basis in response to specific customer orders. However, in order to achieve efficient and cost-effective production planning and economies of scale, manufacturers of specialty wire and cable typically impose upon electrical distributors long lead times and purchase order minimums, making it difficult and costly for electrical distributors to properly service their specialty wire and cable customers.

  An alternative channel of distribution for specialty wire and cable has developed whereby "master distributors" serve as a replacement for manufacturers' representatives and other less efficient distribution methods. The principal activities undertaken by master distributors are to purchase and inventory large quantities of specialty wire and cable on a regular basis from many different manufacturers and market and sell such products to electrical distributors (or, the case of certain master distributors other than the Company, directly to end-users) on an as-needed, just-in-time basis. By undertaking these activities, master distributors of specialty wire and cable seek to better meet the needs of electrical distributors and manufacturers.

  The Company believes that master distributors permit electrical distributors to respond more consistently on a same-day shipment basis to their customers' specialty wire and cable orders, fill relatively small orders of specialty wire and cable and reduce the amount of specialty wire and cable in their inventory. The Company also believes that master distributors allow manufacturers of specialty wire and cable to improve the efficiency and cost-effectiveness of their production planning, achieve better economies of scale and reduce the marketing and sales effort required by manufacturers to sell their products.

  The Company believes the benefits described above provided by master distributors have supported a shift towards master distributors as the distribution method of choice for manufacturers of specialty wire and cable and electrical distributors. The Company also believes that there are currently only two national master distributors of specialty wire and cable in addition to the Company and that master distributors operate in a highly fragmented market.

BUSINESS STRATEGY

  The Company's objective is to become the leading national master distributor of specialty wire and cable through strategic expansion and a focus on high quality, value-added customer service. Specifically, the Company seeks to: (i) penetrate additional markets through the expansion of its network of distribution centers; (ii) market its national distribution capabilities to electrical distributors which have national operations; (iii) expand product offerings and increase the levels of inventory at its existing distribution centers; (iv) utilize profitability-based incentive compensation for its sales force; and (v) integrate and exploit its information technology to provide its customers with immediate access to product and other key information.

  Expand Distribution Network. The Company has established a national distribution network by opening seven additional distribution facilities (for a current total of 12) since January 1, 1995. The Company has identified specific markets in the United States which it believes can offer attractive expansion opportunities for new specialty wire and cable distribution centers and intends to pursue expansion over time into these markets. The Company will also consider other expansion opportunities for its distribution network, including acquisitions of regional master distributors and/or the establishment of distribution centers in international markets. There can be no assurance, however, that the Company will be able to establish new distribution facilities or acquire new businesses, or that any facilities established or businesses acquired will be successfully integrated into the Company's operations.

  Target National Distributors. The Company intends to market its recently established national distribution capabilities to electrical distributors which have national operations. The Company believes these distributors prefer suppliers that can provide access to a larger and broader selection of inventory, physical proximity to each of the local markets they serve, and nationwide sales and customer service support. By emphasizing its ability to provide service on a national basis, the Company believes it will capture a larger share of national electrical distributor accounts.

  Expand Product Offerings. The Company intends to use a portion of the net proceeds from this Offering to expand its product offerings and increase the levels of inventory at its distribution centers. With a broader and deeper inventory, the Company believes it will be able to secure more orders and respond more effectively to customers' requirements for just-in-time delivery. The Company also believes that expanding the size and breadth of its inventory establishes a level of service that is not easily duplicated by many of the smaller regional master distributors against which the Company competes.

  Utilize Profitability-Based Incentive Compensation. The Company maintains a policy of linking the compensation incentives of its sales force directly to profitability, rather than sales. The Company believes that this policy encourages its sales force to focus on selling higher margin products, while minimizing discretionary discounting of product prices.

  Integrate and Exploit Information Technology. The Company seeks to provide almost instantaneous product availability information to purchasers of specialty wire and cable through the use of highly-trained, experienced technical sales personnel and advanced information systems. The Company is adopting in all of its distribution centers an advanced, custom-designed information system (currently used by Futronix) which provides real-time information with respect to inventory levels, purchasing and shipping status as well as other key pricing and product availability data. In addition, the Company will establish a "web" site on the Internet (http://www.futronix.com) to promote the Company's product offerings and provide on-line technical product information. By combining these information systems with the considerable technical knowledge and experience of its sales force via national telephone hotlines, the Company believes it better services its existing customers and is well-positioned to secure orders from new customers.

PRODUCTS

  The Company stocks over 10,000 inventory items, most of which are specialized electronic and industrial wire and cable products. Specialty wire and cable is maintained in inventory by the Company in a variety of gauge sizes, numbers of conductors or pairs, shielding options, jacketing compounds, insulation materials and color codes or combinations. Most of the numerous configurations of specialty wire and cable that are sold by the Company are used for a specific type of application in a specific industry.

  The types of specialty wire and cable sold by the Company include:

     Electronic cables and cords           Industrial cable
     Data communication cable              Control and tray cable
     Telecommunication cable               Armored cable (steel & aluminum)
     Fiber optic cable                     Instrumentation cable
     High temperature cable                Automotive and aviation cable
     Broadcast and audio cable             Mining cable
     Sound, security and fire alarm cable  Power cable (5KV and 15KV)
     Robotic and welding cable             Portable cords

  Specialty wire and cable offered by the Company are typically products that most electrical distributors do not inventory in depth or breadth. The Company buys specialty wire and cable in large factory-run lots and typically sells smaller cut-to-length quantities to its customers on an as-needed basis for pre-sold end-user orders for which prompt shipment is required. The Company's large inventory of specialty wire and cable contains many different items that electrical distributors typically could not obtain from a single manufacturer. Additionally, electrical distributors generally do not inventory the same products as the Company because they cannot predict which of the thousands of different types of wire combinations their end-users might need for a project. By carrying a diverse and sizeable inventory at its 12 distribution centers nationally, the Company seeks to be an "extension" of its customers' inventories.

  The primary industries that use the Company's products are telecommunications, electronics, manufacturing, steel, pulp and paper, petrochemical, environmental (wastewater treatment), automotive, textile, aviation and shipbuilding. Within such industries, the Company's products are used for a variety of applications, including data and power transmission, instrumentation and control, telecommunications, computers, networking, multimedia, broadcast, sound, video and security and fire alarm systems.

  The Company also maintains a large inventory of and sells hard-to-find electrical apparatus (non-wire) products. Examples of electrical apparatus include electrical fittings, connectors and conduit pipe. The Company has exploited a specific market for electrical apparatus by purchasing excess electrical apparatus from electrical distributors and end-users and reselling it on an as-needed basis to its customers. The Company purchases new and unused excess electrical apparatus that represent overstocked or slower moving inventory items or excess inventory from projects that were canceled or completed, which, in some cases, may result in the Company holding incomplete, obsolete or discontinued electrical apparatus items. The Company generally purchases and resells only excess electrical apparatus manufactured by the leading industrial electrical apparatus manufacturers.

INFORMATION SYSTEMS

  The Company will adopt the advanced custom-designed information system currently used by Futronix and intends to network its 12 distribution centers and sales offices into this system. This system will be able to provide real-time monitoring of inventory levels and shipping status at all of the Company's distribution centers, enabling the Company to respond quickly and efficiently to customer demands. The Company has made substantial investments in the development of this system, which integrates sales, inventory control, purchasing, financial control and internal communications. This system contributes to the Company's ability to increase sales productivity by enabling the sales force to provide customers with personalized service by drawing on information contained in the system's database, and allows non-technically trained personnel to provide technical product information while marketing the Company's products. The Company is committed to the continued utilization of advanced software applications with respect to information technology and believes that its information systems can support significant growth without requiring significant capital expenditures. See "Risk Factors-- Dependence on Systems."

  The Company also uses information systems technology in other ways, including Electronic Data Interchange ("EDI") software that permits customers to place orders and receive invoices electronically to reduce their transaction costs. Additionally, the Company will establish a "web" site on the Internet (http://www.futronix.com) to promote the Company's product offerings and provide technical product information.

MARKETING, CUSTOMERS AND DISTRIBUTION

  The Company markets its products through 43 inside and 12 field sales employees who report to the Company's 12 branch sales managers. The inside sales force operates from the Company's 12 distribution centers, maintains contact with specific distributors and sells the Company's products by telephone, facsimile and EDI. Each member of the Company's field sales force has assigned geographical territories, makes sales and technical support calls to electrical distributors and provides product specification services to end-users. The Company's sales force includes experienced and highly-trained employees who provide a level of customer service that the Company believes will permit it to become the leading master distributor of specialty wire and cable. The sales force receives ongoing product, technical and systems training to support this goal.

  The Company maintains toll-free marketing numbers. All calls to these national toll-free telephone hotlines automatically are routed to the nearest regional distribution center where they are received by a member of the Company's inside sales force. The sales person receiving the call is then able to respond to a customer's inquiry on a real-time basis by utilizing the Company's information system. Information channeled through the system permits the Company to track market changes on a daily basis. The Company believes that having immediate access through its information system to information such as product availability (including exact footage in inventory), product pricing, current replacement cost and shipping information significantly enhances its ability to secure a customer's order.

  The Company generally is able to meet on a just-in-time basis the order requirements of electrical distributors that may otherwise be subject to purchase order minimums and long lead times when ordering directly from a manufacturer. The Company imposes no purchase order minimums and inventories a greater variety and depth of wire and cable products than any one manufacturer can produce or supply to the electrical distribution market. A distributor can often use the Company as a single source of supply in purchasing a variety of products for a particular project and, in contrast to most manufacturers, the Company will ship small orders on a rush basis. The Company maintains a policy of selling only to electrical distributors, electrical and electronic wholesalers and wire and cable representatives and not directly to end-users, such as contractors or installers. The Company believes that this policy fosters customer goodwill because the Company does not compete directly with the distributors it serves.

  During 1995, the Company recorded sales to more than 1,000 different customers and the average sales price of an order filled by the Company was less than $900. One customer, Graybar Electric Company, a national chain of electrical distributors, accounted for approximately 12% of sales in 1995. This percentage represents aggregate sales to more than 225 individual electrical distribution outlets within the chain, each of which independently places orders with the Company. See "Risk Factors--Dependence on Significant Supplier and Customers."

  The Company ships approximately 90% of its orders from its distribution centers located in Atlanta, Baton Rouge, Charlotte, Chicago, Dallas, Denver, Exton (PA), Houston, Livermore (CA), Salem (NH), Sparks (NV) and Tampa. The remaining 10% of its orders is shipped directly from manufacturers' sites to customers. The Company's out-of-town orders are shipped by common carrier and many of its local deliveries are handled through national and local delivery services. Shipment of most orders generally occurs on a same-day basis.

COMPETITION

  The specialty wire and cable business is highly competitive and fragmented. The Company competes mainly on the basis of price, product availability, customer service, technical knowledge and delivery time. To compete successfully, the Company believes that it will need to continue to distribute a broad range of technologically advanced products, provide competitive pricing and prompt delivery of products, deliver responsive customer service, establish and maintain strong relationships with suppliers, and attract and retain highly qualified personnel. The Company competes with wire and cable manufacturers (certain of which are suppliers of the Company), two national master distributors and regional and other master distributors (both domestic and foreign) that may have greater financial, technical and marketing resources and distribution capabilities than those of the Company. Foreign competition in the Company's markets has not been a significant factor. See "Risk Factors--Competition."

SOURCES OF SUPPLY

  The Company purchases more than 10,000 wire and cable products from approximately 50 vendors worldwide. The Company is one of the nation's largest distributors of Belden Wire and Cable Company ("Belden") products. For 1995, Belden products accounted for approximately 42% of the Company's purchases of specialty wire and cable products. Belden is the Company's largest supplier and the loss of this vendor would have a material adverse effect on the Company's business. The Company has a non-exclusive domestic distributor agreement with Belden for the supply of Belden product throughout the Company's distribution network that will remain in effect unless terminated by either party. The agreement is terminable by Belden upon the occurrence of certain events and may be terminated by either party upon 30 days' notice. The Company has not encountered any material shortages or delays in delivery of its products from its suppliers. See "Risk Factors--Dependence on Significant Supplier and Customers."

  The Company selectively purchases excess electrical apparatus (non-wire items) from distributors and end-users for resale. The Company does not purchase electrical apparatus directly from manufacturers. While the availability of excess apparatus for purchase is not predictable, the Company believes that opportunities for future purchases will remain available.

PROPERTY

  The Company's distribution centers, all of which are leased, are described in the table below. The Houston and Atlanta facilities also contain the executive offices of the Company. As a result of the Merger, the Company is consolidating two distribution centers in the metropolitan Chicago area. The lease term for the consolidating facility ends on September 30, 1996, coinciding with the Company's schedule for the consolidation.

                                                                 FACILITY     EXPIRATION OF
 DISTRIBUTION CENTER                               BUILDING AREA  OPENED          LEASE
 -------------------                               ------------- ---------    -------------
                                                   (SQUARE FEET)
Atlanta, Georgia.................................      26,000    Jan. 1996(1)     2003
Baton Rouge, Louisiana...........................      11,100    Jun. 1993        1999
Charlotte, North Carolina........................      34,000    Apr. 1995        1998
Chicago, Illinois................................      16,000    Feb. 1996(2)     1999
Dallas, Texas....................................      30,400    Feb. 1996        1999
Denver, Colorado.................................       5,000    Aug. 1995        1998
Exton, Pennsylvania..............................      25,000     May 1995        1998
Houston, Texas...................................     151,000    Feb. 1994(3)     2003
Livermore, California............................      13,824    Feb. 1996        2001
Salem, New Hampshire.............................       5,000    Jan. 1994        1997
Sparks, Nevada...................................      25,000    Apr. 1996        1997
Tampa, Florida...................................      30,000    Jan. 1995        1999

- ----------
(1) A distribution center has been operated in the Atlanta area since 1982.
(2) A distribution center has been operated in the Chicago area since 1990.
(3) A distribution center has been operated in the Houston area since 1991.

  The Company also leases approximately 1,000 square feet of office space in Portland, Oregon for the operation of a sales office. The Company believes that all of its facilities are in good condition and are suitable for the purposes for which they are being used.

EMPLOYEES

  As of July 31, 1996, the Company employed 167 people, including 12 branch sales managers, 55 sales personnel, 17 sales support personnel, 53 warehouse personnel, 9 purchasing personnel and 21 corporate administration and senior management personnel. None of the Company's employees are represented by unions.

LITIGATION

  There are currently no material legal proceedings pending against the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth information with respect to the Company's executive officers and directors as of the Closing of this Offering, and their ages as of July 31, 1996:

             NAME              AGE                    POSITIONS
             ----              ---                    ---------
      Barbara M. Henagan....   37  Chairman of the Board and Director
      Theodore J. Bruno....... 49  Vice Chairman, Treasurer and Director
      Terrence M. Hunt........ 48  President, Chief Operating Officer and Director
      Paul R. Monahan......... 38  Chief Financial Officer and Secretary
      Bradford Mills.......... 69  Director

  In addition, the Company is currently evaluating other director candidates and anticipates that two additional independent, non-management directors will be added to the board of directors upon the Closing of this Offering or as soon thereafter as practicable. The Company's independent, non-management directors will represent a majority on each of the Company's three-member Audit Committee and Compensation Committee, which the board of directors will establish upon the election of such directors.

  Each director holds office until the next annual meeting of stockholders of the Company and until his or her successor has been elected and qualified. Officers of the Company are elected by the board of directors and serve at the discretion of the board. See "--Employment Agreements."

  Barbara M. Henagan has been Chairman of the board of directors of the Company since August 1996. Ms. Henagan has served as Chairman of the board of directors of Futronix since 1994. She has been a Senior Managing Director since 1992 and a Managing Director from 1990 to 1992 of Bradford Ventures, Ltd., a private investment firm. Ms. Henagan is also a director of Central Sprinkler Corporation. Ms. Henagan formerly was a director of HWC Distribution Corp. Ms. Henagan is the daughter of Bradford Mills.

  Theodore J. Bruno is a director of the Company and will be Vice Chairman and Treasurer as of the Closing of this Offering. He founded Wire & Cable and has been its Chief Executive Officer since 1982.

  Terrence M. Hunt is the President, Chief Operating Officer and a director of the Company as of the Closing of this Offering. He founded Futronix and has been the President and a director of Futronix since 1991. Mr. Hunt co-founded HWC Distribution Corp. and, from 1975 to 1991, was its President.

  Paul R. Monahan will be Chief Financial Officer and Secretary of the Company as of the Closing of this Offering. Mr. Monahan has been the Chief Operating Officer of Wire & Cable since February 1992. From 1986 to 1992, Mr. Monahan was a divisional Vice President of Atex, Inc., a subsidiary of Eastman Kodak Company.

  Bradford Mills is a director of the Company. He has served as a director of Futronix since 1994. Mr. Mills is a partner of Bradford Associates, a private investment firm. Mr. Mills formerly was the Chairman of the board of directors of HWC Distribution Corp.

OTHER KEY EMPLOYEES

  Joan Scott, 45, is a certified public accountant and will be Director of Finance of the Company as of the Closing of this Offering. She has been the Chief Financial Officer of Wire & Cable since May 1994. From 1991 to May 1994, Ms. Scott was the sole proprietor of Groover & Associates, a certified public accounting firm.

  Jim P. Psencik, 48, is a certified public accountant and is the Controller of the Company. He has been the Controller of Futronix since 1991. From 1982 to 1991, Mr. Psencik was a partner in Franks Branum & Co., a certified public accounting firm. From 1977 to 1982, he was Controller of HWC Distribution Corp.

COMPENSATION OF DIRECTORS

  Directors who are employees of the Company receive no compensation for serving on the board of directors. Non-employee directors of the Company will receive $1,000 for each meeting of the board of directors attended in person or participated in telephonically, as well as reimbursement for their expenses for attending meetings. Non-employee directors also will receive $1,000 for each committee meeting attended, as well as reimbursement for their expenses for attending meetings. In addition, directors who are employees of the Company will be eligible to receive stock options and other grants or awards of securities and non-employee directors will be eligible to receive grants of non-qualified stock options under the Company's Equity Compensation Plan. See "--Equity Compensation Plan."

EXECUTIVE COMPENSATION

  The Company has not conducted any operations since its date of inception on August 5, 1996. The Company anticipates that during 1996 its most highly compensated executive officers will be Messrs. Hunt, Bruno and Monahan (the "Named Executive Officers"), each of whom will enter into an employment agreement with the Company simultaneously with the Closing of this Offering. See "--Employment Agreements." Cash compensation paid during 1995 to such Named Executive Officers by the parties to the Merger was as follows: Terrence
M. Hunt--$36,872 (including $872 in matching contributions made by Futronix under its 401(k) Profit Sharing Plan); Theodore J. Bruno--$222,411 (including $15,530 in matching and discretionary contributions made by Wire & Cable under its 401(k) Profit Sharing Plan and $6,688 in premiums paid by Wire & Cable for term life insurance); and Paul R. Monahan--$207,123 (including $17,755 in matching and discretionary contributions made by Wire & Cable under its 401(k) Profit Sharing Plan and $568 in premiums paid by Wire & Cable for term life insurance). See "--Value Appreciation Bonus for Officer" and "--Options Granted by Officer."

  The Named Executive Officers did not receive from Futronix or Wire & Cable, or exercise, any stock options or stock appreciation rights during the year ended December 31, 1995 or during the six months ended June 30, 1996.

EMPLOYMENT AGREEMENTS

  Messrs. Hunt, Bruno and Monahan each will enter into an employment agreement with the Company as of the Closing of this Offering. The term of each agreement is from the date of the Closing of this Offering to December 31, 1999, with automatic one-year extensions unless 90 days' prior notice of non-renewal is given by either party or the agreement is otherwise terminated in accordance with its provisions. Each agreement provides for an annual base salary of $150,000, which salary may be increased on an annual basis as determined by the board of directors of the Company, and certain fringe benefits. Subject to certain limitations (as described below), each agreement also provides for an annual bonus to be paid to Messrs. Hunt, Bruno and Monahan from January 1, 1997 to December 31, 1999, which bonus shall equal 2.34% for Messrs. Hunt and Bruno and .79% for Mr. Monahan of the Company's consolidated pre-tax annual income (determined without taking into account bonuses paid to such officers or other management-level employees of the Company or its subsidiary).

  For the year ended December 31, 1996, Messrs. Hunt, Bruno and Monahan are each guaranteed a bonus of the prorated amount of each person's annualized 1996 salary (currently estimated to be approximately $30,000, $30,000 and $30,000 respectively) (each a "1996 Guaranteed Bonus"), and for the year ending December 31, 1997, Messrs. Hunt and Bruno are each guaranteed a bonus of at least $150,000 and Mr. Monahan is guaranteed a bonus of at least $50,000 (each, a "1997 Guaranteed Bonus"). With respect to 1998 and 1999, the Company will only be required to pay bonuses pursuant to the agreements if the Company shall have achieved at least 80% of the

Company's budgeted consolidated pre-tax annual income for the applicable year as approved by the board of directors of the Company. Pursuant to their respective employment agreements, each of Messrs. Hunt, Bruno and Monahan may request, from time to time in 1996 or 1997, an advance on his aggregate 1996 Guaranteed Bonus and 1997 Guaranteed Bonus. Approval of payment of each such advance will be made by the Compensation Committee of the board of directors of the Company, the majority of the members of which will be independent, non-management directors. Such approval, if granted, will be made on such terms and conditions as the Compensation Committee of the board of directors of the Company determines in its sole discretion. In the event any of Messrs. Bruno, Hunt or Monahan receives an advance and such person ceases to be employed by the Company as a result of termination for cause or his resignation, such person will be required to return to the Company the unearned portion of any such advance, in accordance with the terms of his Employment Agreement. Mr. Bruno currently intends to request an aggregate advance or advances from his 1996 Guaranteed Bonus and 1997 Guaranteed Bonus of up to $150,000.

  In the event of termination without cause, Messrs. Hunt, Bruno and Monahan each are entitled to a lump sum payment equal to his salary for the remainder of the employment term plus a pro rata bonus for the remainder of the employment term based upon the bonus amount paid in the year immediately preceding such termination. In addition, each agreement provides for the continuation of health benefits for Messrs. Hunt, Bruno and Monahan until the earlier of 18 months after termination without cause or the date upon which health benefits are obtained from another source. In the event of termination with cause or resignation, Messrs. Hunt, Bruno and Monahan are each entitled to receive all accrued and unpaid salary and fringe benefits through the date of such termination or resignation.

BONUS PLAN DESCRIPTION

  Effective as of the Closing of this Offering, the Company will adopt a bonus plan (the "Bonus Plan") for the executive officers and certain significant employees of the Company. The terms of the Bonus Plan will provide that Terrence M. Hunt, Theodore J. Bruno, Paul R. Monahan, Joan Scott and Jim P. Psencik shall be paid a bonus equal to 2.34%, 2.34%, .79%, .39% and .39%, respectively, of the Company's consolidated pre-tax annual income (determined without taking into account bonuses paid to such officers, significant employees or other management-level employees of the Company or its subsidiary). The participation of Messrs. Hunt, Bruno and Monahan in the Bonus Plan will be provided for in their employment agreements with the Company. See "--Employment Agreements." For the year ending December 31, 1997, Mr. Psencik and Ms. Scott each will be guaranteed a minimum bonus of $25,000.

VALUE APPRECIATION BONUS FOR OFFICER

  Pursuant to his existing employment agreement with Wire & Cable, Paul R. Monahan, the Company's Chief Financial Officer, is entitled to receive a value appreciation bonus upon the occurrence of certain events, including the sale or merger of Wire & Cable, in the amount of 10% of the sale price or value assigned for purposes of the sale or merger. In exchange for Mr. Monahan's agreement to relinquish all rights to such bonus, the Company has agreed to pay Mr. Monahan, upon his completion of seven days of employment with the Company, a bonus of 60,813 shares of Common Stock and cash equal to 82% of such number of shares multiplied by the value of a share of Common Stock at the time such bonus is paid as determined for reporting such bonus for federal income tax purposes (the "Value Appreciation Bonus"). The cash portion of the Value Appreciation Bonus is intended to equal the estimated amount of federal and state income taxes for which Mr. Monahan will be responsible in connection with the Value Appreciation Bonus (both the stock and cash portions), assuming an effective tax rate of 45%. Mr. Monahan shall not forfeit the Value Appreciation Bonus in the event that he is unable to serve the Company for such seven-day period as a result of his death, disability or termination without cause.

OPTIONS GRANTED BY OFFICER

  Pursuant to their respective option agreements, Mr. Monahan and Ms. Scott were granted options to acquire shares of Wire & Cable's outstanding common stock from Mr. Bruno. Pursuant to the Merger Agreement, Mr. Monahan and Ms. Scott have agreed to relinquish their respective rights to such options of Wire & Cable common stock in exchange for options to purchase an equivalent number of shares of Common Stock based on the exchange ratio reflected in "The Merger--Security Ownership Following the Offering." Therefore, pursuant to the Merger Agreement, Mr. Bruno will grant options to
(i) Mr. Monahan to purchase up to 165,851 shares of Common Stock, exercisable in whole or in part on or before February 26, 2013, at an exercise price of $.08 per share of Common Stock and (ii) Ms. Scott to purchase up to 27,642 shares of Common Stock, exercisable in whole or in part on or before May 1, 2014, at an exercise price of $.38 per share of Common Stock.

EQUITY COMPENSATION PLAN

  The Company intends to adopt the Equity Compensation Plan to be effective upon the Closing of this Offering. The Equity Compensation Plan will provide for grants of stock options ("Options") to purchase shares of Common Stock of the Company, including Options intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and so-called "non-qualified stock options" not intended to qualify as ISOs ("NQSOs"), restricted stock, stock appreciation rights, performance awards and other stock-based incentive awards (collectively,"Awards") to employees, consultants and directors of the Company or its subsidiaries. The Equity Compensation Plan will authorize a maximum of an aggregate of 250,000 shares of Common Stock with respect to which Awards may be granted. During any calendar year, no participant may receive Awards under the Equity Compensation Plan for more than 5,000 shares of Common Stock.

  The Equity Compensation Plan will be administered by a committee (the "Committee") of the board of directors consisting of not fewer than two persons appointed by the board of directors from among its members, each of whom shall qualify as a "non-employee director" as defined in Rule 16b-3 under the Securities Act of 1934, as amended (the "Exchange Act"), and an "outside director" as defined by Section 162(m) of the Code. Awards may be made to any employee, consultant or director of the Company or its subsidiaries. Consultants to the Company are not eligible to receive ISOs and non-employee directors of the Company are eligible only to receive NQSOs under the Equity Compensation Plan. Following the Closing of this Offering, the Company intends to grant options to employees of the Company or its subsidiary to purchase 54,254 shares of Common Stock at an exercise price equivalent to the initial public offering price per share. None of such options will be granted to Named Executive Officers.

  The option price of any ISO granted under the Equity Compensation Plan may not be less than the fair market value of the underlying shares of Common Stock on the date of grant, except that the option price of an ISO granted to an employee who owns more than 10% of the Company Stock may not be less than 110% of the fair market value of the underlying shares of Common Stock on the date of grant. The aggregate fair market value (determined at the time of the grant of the Award) of shares of Common Stock subject to ISOs which are exercisable by one person for the first time during a particular calendar year shall not exceed $100,000. The option price of a NQSO may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant. The Committee shall determine the term of each Option; provided, however, that the exercise period may not exceed ten years from the date of grant, and the exercise period of an ISO granted to an employee who owns more than 10% of the Common Stock may not exceed five years from the date of grant. At the discretion of the Committee, a participant may pay the option price: (i) in cash; (ii) by the tender of shares of Common Stock; (iii) by a combination of the foregoing; or (iv) by issuing a promissory note payable to the Company. The Committee may also allow a participant to simultaneously exercise the Option and sell the shares of Common Stock acquired thereby and use the proceeds from the sale as payment for the purchase of such Common Stock.

  In the event the Company is a party to a merger or consolidation, or undergoes any reorganization or liquidation, the board of directors of the Company shall have the power to cause the substitution of new Awards for, or the assumption by another corporation of, any unexpired Awards outstanding under the Equity Compensation Plan. In addition, in the event of a reclassification, stock split, combination of shares (including a spin-off), stock dividend or other similar change in capitalization, the Committee shall conclusively determine the appropriate adjustment in the option prices of outstanding Options, in the number and kind of shares or other securities as to which outstanding Awards shall be exercisable and in the aggregate number of shares with respect to which Awards may be granted. In the event of a "change of control" of the Company, all Awards that have not expired and which are then held by a participant shall become fully vested. A "change of control" is defined as: (i) the acquisition by a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, of shares of the Company having 50% or more of the total number of votes that may be cast for the election of directors of the Company; (ii) stockholder approval of a transaction for the acquisition of the Company, or the acquisition of substantially all of its assets by another entity, or for a merger, reorganization, consolidation or other business combination; or (iii) the election during any period of 24 months or less of 50% or more of the directors of the Company that were not in office immediately prior to such period.

401(K) PROFIT SHARING PLAN

  The Company intends to adopt a 401(k) Profit Sharing Plan, or combine the existing 401(k) Profit Sharing Plans of Futronix and Wire & Cable, which plan generally will be available to all full-time employees of the Company and its subsidiary and will provide for discretionary contributions by the Company to such employees.

                             CERTAIN TRANSACTIONS

TRANSACTIONS RELATING TO SECURITY OWNERSHIP OF THE COMPANY AS A RESULT OF THE MERGER

  See "The Merger" for a description of the formation of the Company and information relating to the Merger.

  During 1995, certain persons who will become officers, directors and 5% stockholders of the Company as a result of the Merger acquired shares of convertible preferred stock of Futronix, (the "Futronix Convertible Preferred Stock"), for a purchase price of $1.00 per share as follows: (i) Terrence M. Hunt--464,333 shares (all of which are held by THMJH Family Trust, a trust for which Mr. Hunt is the sole trustee); (ii) Overseas Equity Investor Partners-- 227,658 shares; (iii) Bradford Venture Partners, L.P.--210,192 shares; (iv) Bradford Mills, a director of the Company--30,608 shares (represents shares held by two trusts of which Mr. Mills is the beneficiary); and (v) Barbara M. Henagan, Chairman of the board of directors of the Company--17,450 shares (includes shares held by two trusts for which Ms. Henagan is the sole trustee). Pursuant to the Merger Agreement, all of such shares of Futronix Convertible Preferred Stock will be exchanged for the following number of shares of Convertible Preferred Stock simultaneously with the Closing of this
Offering: (i) Mr. Hunt--227,983 shares (all of which are held by THMJH Family Trust, a trust for which Mr. Hunt is the sole trustee); (ii) Overseas Equity Investor Partners--111,778 shares; (iii) Bradford Venture Partners, L.P.-- 103,202 shares; (iv) Mr. Mills--15,028 shares (represents shares held by two trusts of which Mr. Mills is the beneficiary); and (v) Ms. Henagan--8,568 shares (includes shares held by two trusts for which Ms. Henagan is the sole trustee).

  Mr. Mills and Ms. Henagan are partners of Bradford Associates, a partnership that is the sole general partner of Bradford Venture Partners, L.P. Ms. Henagan is co-chairman of the board of directors of Overseas Equity Investor Partners and Bradford Associates is a partner of Overseas Equity Investor Partners. Pursuant to agreements with Overseas Equity Investor Partners, Bradford Associates is entitled to receive a portion of the net cumulative gains realized by each of these entities from the sale of investments held in their respective portfolios. The proceeds of any such sales will be considered a gain for purposes of determining the existence of net gains for distribution to Bradford Associates. In addition, Bradford Associates has a one percent partnership interest in Overseas Equity Investor Partners. In its capacity as general partner of Bradford Venture Partners, L.P., Bradford Associates is entitled to receive a portion of the net profits received by Bradford Venture Partners, L.P. from capital gains transactions. In addition, Bradford Associates has a one percent partnership interest in Bradford Venture Partners, L.P.

  Pursuant to the Merger Agreement, the following persons will exchange shares of common stock of Futronix for shares of Common Stock as follows: (i) Mr. Hunt--382,106 (240,585 of which are held by THMJH Family Trust); (ii) Overseas Equity Investor Partners--169,023; (iii) Bradford Venture Partners, L.P.-- 154,652; (iv) Mr. Mills--22,725 (represents shares held by two trusts of which Mr. Mills is the beneficiary); and (v) Ms. Henagan--12,955 (includes shares held by two trusts for which Ms. Henagan is the sole trustee).

  Pursuant to the Merger Agreement, the following persons will exchange warrants to purchase shares of common stock of Futronix for Warrants to purchase Common Stock, which Warrants will have an exercise price of $0.01 per share, as follows: (i) Mr. Hunt--135,167; (ii) Overseas Equity Investor Partners--89,591; (iii) Bradford Venture Partners, L.P.--78,999; (iv) Mr. Mills--11,373 (represents warrants held by two trusts of which Mr. Mills is the beneficiary); and (v) Ms. Henagan--6,484 (includes warrants held by two trusts for which Ms. Henagan is the sole trustee).

  Pursuant to the Merger Agreement, the following persons will exchange shares of nonconvertible preferred stock of Futronix for Company Subordinated Notes in principal amounts as follows: (i) Overseas Equity Investor Partners-- $934,995; (ii) Bradford Venture Partners, L.P.--$841,706;

(iii) Mr. Mills--$125,714 (represents amounts held by two trusts of which Mr. Mills is the beneficiary); and (iv) Ms. Henagan--$71,658 (includes amounts held by two trusts for which Ms. Henagan is the sole trustee).

  Pursuant to the Merger Agreement, the Company will repay $1,243,193 in aggregate principal amount of the Futronix Subordinated Notes with a portion of the net proceeds from this Offering. The following persons are holders of Futronix Subordinated Notes in principal amounts as follows: (i) Mr. Hunt-- $417,247; (ii) Overseas Equity Investor Partners--$351,027; (iii) Bradford Venture Partners, L.P.--$327,823; (iv) Mr. Mills--$47,194 (represents amounts held by two trusts of which Mr. Mills is the beneficiary); and (v) Ms. Henagan--$26,904 (includes amounts held by two trusts for which Ms. Henagan is the sole trustee).

  Pursuant to the Merger Agreement, Theodore J. Bruno will become the Vice Chairman, Treasurer and a director of the Company and will exchange 1,000 shares of common stock of Wire & Cable for 1,020,317 shares of Common Stock. Mr. Bruno will grant options to Paul R. Monahan, who will become the Chief Financial Officer of the Company, and to Joan Scott, who will become the Director of Finance of the Company, to purchase 165,851 and 27,642 shares of Common Stock, respectively, from the 1,020,317 shares of Common Stock he will receive pursuant to the Merger Agreement. Further, pursuant to the Merger Agreement, Mr. Monahan will receive the Value Appreciation Bonus after serving as the Chief Financial Officer of the Company for seven days after Closing of this Offering. See "Management--Value Appreciation Bonus for Officer." Additionally, Messrs. Bruno and Monahan will be released from their personal guarantees of the W&C Revolving Credit Line upon its repayment from a portion of the net proceeds from this Offering. See "Use of Proceeds."

OFFICER NOTE

  Pursuant to the terms of the Merger Agreement, simultaneously with the Closing of this Offering, Mr. Bruno will issue a note to the Company in a principal amount equal to (i) the amount by which distributions made to Mr. Bruno by Wire & Cable from January 1, 1996 until the Closing of this Offering on account of Mr. Bruno's potential tax liabilities for federal and state income taxes with respect to income imputed to Mr. Bruno under the Subchapter S provisions of the Code exceed Mr. Bruno's actual federal and state tax liabilities and (ii) any amount by which the aggregate of other distributions to Mr. Bruno exceeds 25% of the net income of Wire & Cable from January 1, 1996 until the Closing of this Offering. It is currently estimated that the note will have a principal balance of $125,000 upon issuance. Such note will have a term of three years and bear interest at the rate of 7% per annum.

OTHER TRANSACTIONS

  Wire & Cable sells products to Industrial Distributors, Inc. ("IDI"), a company of which Mr. Bruno's daughters are the sole stockholders. IDI supplies wire not of the kind generally supplied by Wire & Cable to medical customers and other speciality customers. Wire & Cable sells products to IDI at prevailing market prices. Wire & Cable made $25,000, $59,820, $79,817 and $110,146 in sales to IDI for the years ended December 31, 1993, 1994 and 1995 and for the current fiscal year, respectively.

  The Company's executive offices and distribution center in Houston, Texas are leased from a trust of which Mr. Hunt is the trustee. The Company's base annual rental for the property is based on the Company's sales for the preceding calendar year and is calculated each December 31 for the following year's rent. The base annual rent is $156,072 when annual sales are equal to or less than $9 million, $180,000 when annual sales are greater than $9 million, $210,000 when annual sales are greater than $15 million, $240,000 when annual sales are greater than $20 million and $300,000 when annual sales are greater than $25 million. The Company is currently at a sales level requiring it to pay an annual rent of $300,000, the maximum annual rent permitted under the lease. The Company paid rent of

$180,000 and $156,072 under the lease for the years ended 1995 and 1994, respectively. In addition to the base amount of rent, the Company is responsible for all expenses related to the operation of the property including maintenance, utilities, taxes and insurance. The term of the lease expires on December 31, 2003, and the Company has an option to renew the lease for an additional five-year term. The Company believes that the terms of the lease, including the annual rent, are on terms no less favorable than those that could be obtained from an unrelated third party.

  All future transactions between the Company and its officers, directors and principal stockholders or their affiliates will be on terms no less favorable to the Company than may be obtained from unrelated third parties, and any such transactions will be approved by a majority of the disinterested directors of the Company.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock after giving effect to the Merger and this Offering, by: (i) each person known to own beneficially 5% or more of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer; and (iv) all executive officers and directors as a group. Each of such stockholders has sole voting and investment power as to shares shown, unless otherwise noted.

                                                  SHARES BENEFICIALLY OWNED
                                                      AFTER OFFERING(1)
                                                  -----------------------------
                                                     NUMBER         PERCENT
                                                  --------------- -------------
Theodore J. Bruno(2).............................       1,020,317        26.6%
Bradford Mills(3)................................         759,557        17.9%
Terrence M. Hunt(4)..............................         745,255        17.8%
Barbara M. Henagan(5)............................         738,437        17.4%
Overseas Equity Investor Partners(6).............         365,392         9.1%
Bradford Venture Partners, L.P.(7)...............         336,852         8.4%
Paul R. Monahan(8)...............................         226,664         5.7%
All executive officers and directors as a group
 (5 persons).....................................       2,613,948        54.6%

- ----------
(1) Includes shares of Common Stock issuable upon the conversion of Convertible Preferred Stock and shares of Common Stock issuable upon the exercise of Warrants to be issued in the Merger.
(2) The address of the stockholder is 5060 Avalon Ridge Parkway, Norcross, Georgia 30071. Pursuant to the Merger Agreement, Mr. Bruno is permitted to sell, prior to the sale of the Common Stock offered hereby, up to 1% of the outstanding shares of Wire & Cable common stock held by him (up to 10 of the 1,000 shares of the outstanding Wire & Cable common stock, or up to 10,203 of the 1,020,317 shares of Common Stock to be issued to Mr. Bruno pursuant to the Merger Agreement). Such sale, if it were to occur, will be made to a currently unidentified person or entity who will not, at the time of such sale or after giving effect to such sale, be an affiliate of the Company, Wire & Cable, Futronix or any of their respective affiliates, at a price per share which would be no less than the equivalent of the mid-point of the range of the initial public offering price per share of Common Stock shown on the cover page of this Prospectus.
(3) The address of the stockholder is 44 Nassau Street, Suite 365, Princeton, New Jersey 08542. Includes 365,392 shares owned of record by Overseas Equity Investor Partners, 336,852 shares owned of record by Bradford Venture Partners, L.P., 8,187 shares owned of record by BVP Special Situations, L.P. and 49,126 shares owned of record by two trusts of which Mr. Mills is the beneficiary. Mr. Mills is a partner of Bradford Associates, which is the sole general partner of Bradford Venture Partners, L.P. and a general partner of Overseas Equity Investor Partners and BVP Special Situations, L.P., and Mr. Mills may be deemed to share voting and investment power with respect to such shares. Mr. Mills disclaims beneficial ownership of the shares owned of record by Overseas Equity Investor Partners, Bradford Venture Partners, L.P. and BVP Special Situations, L.P.
(4) The address of the stockholder is 12614 Hempstead Highway, Houston, Texas 77092.
(5) The address of the stockholder is 1212 Avenue of the Americas, New York, New York 10036. Includes 365,392 shares owned of record by Overseas Equity Investor Partners, 336,852 shares owned of record by Bradford Venture Partners, L.P., 8,187 shares owned of record by BVP Special Situations, L.P. and 8,352 shares owned of record by two trusts for which Ms. Henagan is the sole trustee. Ms. Henagan is a partner of Bradford Associates, which is the sole general partner of Bradford Venture Partners, L.P. and a general partner of Overseas Equity Investor Partners and BVP Special Situations, L.P., and Ms. Henagan may be deemed to share voting and investment power with respect to such shares. Ms. Henagan disclaims beneficial ownership of the shares owned of record by Overseas Equity Investor Partners, Bradford Venture Partners, L.P. and BVP Special Situations, L.P.
(6) The address of the stockholder is Clarendon House, Church Street, Hamilton 5-31, Bermuda.
(7) The address of the stockholder is 44 Nassau Street, Suite 365, Princeton, New Jersey 08542.
(8) The address of the stockholder is 5060 Avalon Ridge Parkway, Norcross, Georgia 30071. Includes 60,813 shares of Common Stock to be issued to Mr. Monahan seven days after the Closing of this Offering in connection with the Value Appreciation Bonus and 165,851 shares issuable to Mr. Monahan upon the exercise of an option to purchase shares of Common Stock to be granted to him by Mr. Bruno pursuant to the Merger.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $0.01 per share, 490,990 shares of Convertible Preferred Stock, par value $0.01 per share, and 1,000,000 shares of Series Preferred Stock, par value $0.01 per share. The Convertible Preferred Stock and the Series Preferred Stock are referred to herein collectively as the "Preferred Stock." Immediately after the sale of the 1,950,000 shares of Common Stock offered hereby, there will be issued and outstanding 3,834,750 shares of Common Stock, 490,990 shares of Convertible Preferred Stock and no shares of Series Preferred Stock.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders and do not have cumulative voting rights. The election of directors is determined by a plurality of the votes cast. Except as otherwise required by law and as may be required by the terms of the Preferred Stock, all other matters are determined by a majority of the votes cast. The holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for the payment thereof, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after preferred distributions, if any, to the holders of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The shares of Common Stock that will be outstanding upon the consummation of the Merger and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Series Preferred Stock which the Company may designate and issue in the future. See "Risk Factors--Anti-Takeover Provisions" and "--Preferred Stock."

PREFERRED STOCK

  At the Closing of this Offering, there will be outstanding 490,990 shares of Convertible Preferred Stock and no shares of Series Preferred Stock. Except as otherwise required by law and with respect to certain matters described below, the holders of Convertible Preferred Stock are not entitled to vote on any matter on which the stockholders of the Company shall be entitled to vote. Holders of Convertible Preferred Stock are entitled to vote as a separate class on any amendment to the Certificate of Incorporation that would increase or decrease the authorized number of shares of Convertible Preferred Stock, increase or decrease the par value of the Convertible Preferred Stock or otherwise amend any provision so as to affect the Convertible Preferred Stock adversely. The holders of Convertible Preferred Stock are not entitled to dividends or other distributions. Upon the liquidation, dissolution or winding up of the Company, holders of Convertible Preferred Stock are entitled to receive from the assets of the Company available for distribution payment in cash of $2.04 per share of Convertible Preferred Stock before any amount shall be paid or set aside for, or any distribution of assets shall be made to, the holders of Common Stock or other stock of the Company ranking junior to the Convertible Preferred Stock with respect to liquidations. The holders of Convertible Preferred Stock are not entitled to receive any further amount upon any such liquidation, dissolution or winding up. Each holder of Convertible Preferred Stock is entitled to convert any or all shares of Convertible Preferred Stock held by such holder into the same number of shares of Common Stock, subject to adjustments in certain circumstances, including in the event of certain stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of the Company. The Convertible Preferred Stock has mandatory redemption provisions which require the redemption of specified percentages of outstanding Convertible Preferred Stock beginning with 25% on December 30, 2000, and continuing on each successive anniversary thereof until 100% of the Convertible Preferred Stock shall be redeemed on December 31, 2003. The Convertible Preferred Stock also is redeemable at the Company's option in whole or in part at any time or from time to time prior to December 30, 2000. Holders of Convertible Preferred Stock have no preemptive rights to subscribe for or purchase any securities of the Company. The holders of the Convertible Preferred Stock have certain demand and piggyback registration rights with respect to the registration of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock. See "--Registration Rights."

  The Company also has authorized 1,000,000 shares of Series Preferred Stock which the board of directors has discretion to issue in such series and with such preferences and rights as it may designate without the approval of the holders of Common Stock. Such preferences and rights may be superior to those of the holders of Common Stock. For example, the holders of Series Preferred Stock may be given a preference in payment upon liquidation of the Company, or for the payment or accumulation of dividends before any distributions are made to the holders of Common Stock. As of the date of this Prospectus, no Series Preferred Stock has been designated or issued by the Company, and the Company has no plans, agreements or understandings for the issuance of Series Preferred Stock. For a description of the possible anti-takeover effects of the Series Preferred Stock, see "Risk Factors--Anti-Takeover Provisions" and "--Certain Anti-Takeover Provisions."

WARRANTS

  Upon the consummation of the Merger simultaneously with the Closing of this Offering, the Company will issue 334,204 Warrants to certain stockholders of Futronix in exchange for warrants to purchase common stock of Futronix. Upon the consummation of the Merger, the Warrants will be exercisable at an exercise price of $0.01 per share, subject to adjustments in certain circumstances including in the event of certain stock dividends, subdivisions or combinations, reclassifications, mergers, consolidations or sales of the assets of the Company, and will expire at the close of business on October 5, 2004. The holders of such Warrants have certain demand and piggyback registration rights with respect to the registration of the shares of Common Stock issuable upon exercise of the Warrants. See "--Registration Rights."

LIMITATION ON LIABILITY

  The Certificate of Incorporation limits or eliminates the liability of the Company's directors or officers to the Company or its stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, as amended (the "DGCL"). The DGCL provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (i) for any breach of such person's duty of loyalty; (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law; and (iv) for any transaction resulting in receipt by such person of an improper personal benefit.

  The Company intends to apply for directors' and officers' liability insurance to provide directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts to be effective contemporaneously with the Closing of this Offering. At present, there is no pending litigation or proceeding, and the Company is not aware of any threatened litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted under the DGCL or the bylaws of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's bylaws provide that vacancies on the board of directors may be filled only by a vote of the majority of the directors then in office, though less than a quorum, or by a sole remaining director. Additionally, special meetings of stockholders of the Company may be called only by the chairman of the board, a majority of the board of directors, the president, or, subject to the rights of any holders of Preferred Stock, at the written request of stockholders owning a majority of the amount of the entire capital stock of the Company outstanding and entitled to vote. The limitations on the filling of vacancies on the board of directors and the calling of special meetings by stockholders could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, control of the Company.

  The ability of the board of directors to establish the rights of, and to issue, substantial amounts of Series Preferred Stock without the need for stockholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as the board of directors may determine in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any Series Preferred Stock that may be issued in the future. The issuance of Series Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. The Company has no present plans to issue any shares of Series Preferred Stock. See "Risk Factors--Anti-Takeover Provisions," "--Common Stock" and "-- Preferred Stock."

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

  Section 203 of the DGCL prohibits certain business combinations between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. For purposes of Section 203, business combinations are defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. Section 203 prohibits any such business combination for a period of three years commencing on the date the interested stockholder becomes an interested stockholder, unless: (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. See "Risk Factors--Anti-Takeover Provisions."

REGISTRATION RIGHTS

  Pursuant to the Merger Agreement, an aggregate of (i) 193,493 shares of Common Stock of the 1,020,317 shares of Common Stock to be issued to Mr. Bruno in the Merger (which 193,493 shares of Common Stock will be transferable to Mr. Monahan and Ms. Scott upon the exercise of options to be granted by Mr. Bruno to them pursuant to the Merger Agreement) and (ii) 60,813 shares of Common Stock to be issued to Mr. Monahan seven days after the Closing of this Offering in connection with the Value Appreciation Bonus will be registered for resale by the Company following the Closing of this Offering. Absent such registration, such shares, when transferred from Mr. Bruno to Mr. Monahan and Ms. Scott upon exercise of the options, or upon issuance in connection with the Value Appreciation Bonus, as the case may be, and unlike the shares of Common Stock to be issued to Mr. Bruno or former stockholders of Futronix, would be "restricted securities" as defined under Rule 144 under the Securities Act and would be subject to a two-year holding period and other limitations prior to resale under Rule 144. As a result, to provide for equitable treatment of all stockholders of the Company who will be entitled to receive shares of Common Stock in connection with the Merger, the Company has agreed to register all of such 254,306 shares for resale. Such registration is intended to become effective prior to 180 days after the date of Closing of this Offering. However, as is the case with all shares of Common Stock issued in the Merger, pursuant to agreements with the representatives of the Underwriters, resales of such 254,306 shares may not occur prior to 180 days after the date of the Closing of this Offering. Further, Mr. Monahan and Ms. Scott have agreed to sell only that number of such 254,306 shares during any three-month period as they would each be permitted to sell under the volume limitations of Rule 144.

  Additionally, holders of 1,800,124 shares of Common Stock to be issued in the Merger (which shares will be held by affiliates of the Company and include shares represented by the options held by Mr. Monahan and Ms. Scott and the shares to be issued to Mr. Monahan pursuant to the Value Appreciation Bonus) and the holders of 825,194 shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock and the exercise of the Warrants issued pursuant to the Merger Agreement (collectively, the "Registrable Securities") will be entitled to certain demand and piggyback registration rights with respect to such shares of Common Stock. Demand registration rights may be exercised only one time each by each of Bradford Venture Partners, L.P., Overseas Equity Investor Partners, Terrence M. Hunt and Theodore J. Bruno (each, a "Significant Stockholder"). In the event that demand registration rights are exercised, the Company will be required to proceed with such registration only if the aggregate fair market value of the Registrable Securities requested to be registered by such Significant Stockholder, as well as the Registrable Securities to be registered for other securityholders in such registration (including the Company's shares, if any), exceeds $5 million. To the extent that the managing underwriter, if any, advises the Company that the number of Registrable Securities requested to be registered exceeds the number of shares that can be sold at a price reasonably related to the fair market value of the Common Stock, the Company shall reduce the number of Registrable Securities to be offered in such demand registration by first, registering on a pro rata basis the Registrable Securities requested to be included in such demand registration by securityholders, and second, to the extent permitted, registering shares on its own behalf.

  In the event that piggyback registration rights are exercised, and to the extent that the managing underwriter, if any, advises the Company that the number of Registrable Securities to be included in such registration exceeds the number of shares that can be sold at a price reasonably related to the fair market value of the Common Stock, the Company shall reduce the number of Registrable Securities to be offered in such piggyback registration by (i) in the case of a primary registration, first registering the shares it proposes to sell on its behalf and second, to the extent permitted, registering on a pro rata basis, the Registrable Securities requested to be included in such piggyback registration by securityholders and (ii) in the case of a secondary registration, first register the Registrable Securities requested to be included by the securityholders initiating such registration, and second, to the extent permitted, registering on a pro rata basis the Registrable Securities of all other securityholders requested to be included in such registration.

  The Company is not required to effect any demand registration within six months after effectiveness of a demand registration or a registration in which securityholders were given piggyback registration rights. Such registration rights may not be exercised prior to the expiration of 180 days after the date of Closing of this Offering. See "Risk Factors--Shares Eligible for Future Sale" and "--Registration Rights."

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this Offering, there has not been any public market for the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, following this Offering could adversely affect the market price of the Common Stock and adversely affect the Company's ability to raise capital at a time and on terms favorable to the Company. See "Risk Factors--Shares Eligible for Future Sale and Registration Rights."

  Following the Offering, the 1,950,000 shares of Common Stock offered hereby will be freely tradeable without restriction or further registration under the Securities Act, except by persons deemed to be "affiliates" of the Company or acting as "underwriters" as those terms are defined in the Securities Act, whose sales will be subject to the resale limitations of Rule 144. In general, under Rule 144 as currently in effect, a person (including any affiliate of the Company) who has beneficially owned, for at least two years, shares of Common Stock that have not been registered under the Securities Act, or any person who is an affiliate of the Company, if such shares have been registered, is entitled to sell within any three-month period such number of shares of Common Stock that does not exceed the greater of: (i) 1% of the then outstanding shares of Common Stock (approximately 38,348 shares after giving effect to this Offering), or (ii) the average weekly reported trading volume during the four calendar weeks preceding filing of notice of such sales. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of certain public information with respect to the Company. Finally, a person who is not an affiliate at any time during the ninety days preceding a sale, and who has beneficially owned restricted shares for at least three years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements of Rule 144.

  Simultaneously with the registration of the shares offered hereby, the 1,823,937 shares of Common Stock to be issued in the Merger (the "Merger Shares") will be registered in accordance with the Securities Act. Of the Merger Shares, the resale of the 803,620 shares to be issued to Futronix stockholders is restricted for a period of 180 days after the Closing of this Offering by the Merger Agreement and by agreements with the representatives of the Underwriters. Of such shares, approximately 23,813 will be held by non-affiliates of the Company and will be freely tradeable at the end of such 180-day period without restriction. The remaining approximately 779,807 of the Merger Shares will be issued to affiliates of the Company and will be eligible for sale in the public market at the end of such 180-day period, subject to the volume limitations and other requirements of Rule 144. Holders of such shares have certain demand and piggyback registration rights described in "Description of Capital Stock--Registration Rights."

  The remainder of the Merger Shares (1,020,317 shares) will be issued to Theodore J. Bruno, the sole stockholder of Wire & Cable who will be the Vice Chairman of the Company. Mr. Bruno has agreed not to offer to sell, grant any option to purchase or otherwise dispose of shares of Common Stock for a period of 180 days after the date of the sale of the Common Stock offered hereby without the prior written consent of the representatives of the Underwriters, except as described below.

  Of the 1,020,317 shares of Common Stock to be issued in the Merger to Mr. Bruno, pursuant to the Merger Agreement, Mr. Bruno will be permitted to grant to Mr. Monahan and Ms. Scott options to purchase from him an aggregate of 193,494 shares of Common Stock. See "Management--Options Granted by Officer." Also, pursuant to the Merger Agreement, Mr. Monahan is entitled to receive up to 60,813 shares of the Common Stock seven days after Closing of this Offering in connection with the Value Appreciation Bonus. See "Management--Value Appreciation Bonus for Officer." Mr. Monahan and Ms. Scott have agreed not to sell, offer to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock held by them for a period of 180 days after the date of the sale of the Common Stock offered hereby without the prior written consent of the representatives of the Underwriters. All of the 1,020,317 shares issued to Mr. Bruno in the Merger (including shares received by Mr. Monahan and Ms. Scott following exercise of the options granted by Mr. Bruno) and the 60,813 shares which Mr. Monahan is entitled to receive in connection with the Value Appreciation Bonus are eligible for demand and piggyback registration as described in "Description of Capital Stock-- Registration Rights." Further, Mr. Monahan and Ms. Scott have agreed to sell during any three-month period, following expiration of their respective 180-day lock-up period, only such number of shares as they would be permitted to sell as affiliates pursuant to Rule 144. See "Description of Capital Stock-- Registration Rights" and "The Merger--Security Ownership Following the Merger."

  In addition, following the Closing of this Offering, the Company will issue options to purchase 54,254 shares of Common Stock under the Company's Equity Compensation Plan. An additional 195,746 shares will be reserved for issuance under the Equity Compensation Plan. The Company intends to register the shares of Common Stock issuable and reserved for issuance under the Equity Compensation Plan as soon as practicable following the date of this Prospectus. Otherwise, the Company has agreed not to offer to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of the sale of the Common Stock offered hereby without the prior written consent of the representatives of the Underwriters.

  The Merger Agreement restricts for a period of 180 days the ability of certain stockholders of Futronix to sell 490,990 shares of Common Stock issuable upon the conversion of Convertible Preferred Stock and 334,204 shares of Common Stock issuable upon the exercise of Warrants to be issued to such holders in the Merger. Such additional 825,194 shares of Common Stock will be "restricted securities," as defined by Rule 144, and will be tradeable upon issuance in accordance with the holding period and resale restrictions of Rule 144 following such 180-day period. Such stockholders have certain demand and piggyback registration rights described in "Description of Capital Stock-- Registration Rights."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") between Schroder Wertheim & Co. Incorporated and Oppenheimer & Co., Inc., the representatives (the "Representatives") of the several underwriters (the "Underwriters"), the Company, Futronix Acquisition Company, Futronix and Wire & Cable, the Underwriters named below through the Representatives, have severally agreed to purchase from the Company the aggregate number of shares of Common Stock set forth opposite their respective names at the initial public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

UNDERWRITERS                                                            SHARES
- ------------                                                           ---------
Schroder Wertheim & Co. Incorporated..................................
Oppenheimer & Co., Inc................................................





















  Total............................................................... 1,950,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the shares of Common Stock offered hereby, if any such shares are purchased. The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public initially at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in
excess of $    per share. The Underwriters may allow, and such dealers may
reallow, a discount not in excess of $    per share to certain other dealers.
The initial public offering price and the concession and discount to dealers may be changed by the Representatives after this Offering.

  The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of the Underwriting Agreement, to purchase up to an additional 292,500 shares of Common Stock, at the initial public offering price less underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise the option only to cover over-allotments, if any, in connection with the sale of shares of Common Stock in this Offering. To the extent that the Underwriters exercise this option, each Underwriter will be committed, subject to certain conditions, to purchase approximately the same percentage thereof that the numbers of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares being offered hereby and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. If purchased, the Underwriters will offer such additional shares on the same terms as those offered hereby.

  The Company, with certain limited exceptions described below, each of the directors and officers of the Company, with the exception of Theodore J. Bruno to the extent described in the next sentence, and certain stockholders of the Company have agreed not to offer to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock held by them for a period of 180 days after the date of the Closing of this Offering without the prior written consent of the Representatives. Mr. Bruno will be permitted to grant options to Paul R. Monahan and Joan Scott to purchase from him an aggregate of 193,493 shares of Common Stock. See "Management--Options Granted by Officer." Mr. Monahan and Ms. Scott also have agreed not to offer to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock issuable to them upon the exercise of such options for a period of 180 days after the date of the Closing of this Offering of the Common Stock offered hereby without the prior written consent of the Representatives. The Company will be permitted to issue to employees of the Company 54,254 options to purchase shares of Common Stock under the Company's Equity Compensation Plan and to register the shares of Common Stock issuable and reserved for issuance under the Equity Compensation Plan as soon as practicable following the date of this Prospectus. In addition, the Company will be permitted to issue to Mr. Monahan 60,813 shares of Common Stock in connection with the Value Appreciation Bonus. See "Management--Value Appreciation Bonus for Officer."

  The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

  The Underwriters have agreed to reserve up to 97,500 shares of the Common Stock offered hereby for sale to certain employees of the Company and certain other individuals at the initial public offering price set forth on the cover page of this Prospectus. Such persons must purchase such shares as soon as this Offering commences and any shares not so purchased will be immediately reoffered by the Underwriters to the public.

  Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be the historical performance of each of Futronix and Wire & Cable, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

                                    EXPERTS

  The balance sheet of the Company as of August 29, 1996 included in this Prospectus has been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Futronix included in this Prospectus as of and for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Futronix included in this Prospectus as of and for the years ended December 31, 1993 and 1994 have been audited by Weinstein Spira & Company, P.C., independent public accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Wire & Cable included in this Prospectus as of and for the years ended December 31, 1993, 1994 and 1995 have been audited by Gross, Collins & Cress, P.C., independent public accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Thomas J. Sharbaugh, a partner of Morgan, Lewis & Bockius LLP, is a trustee of a trust which is a stockholder of the Company. Certain legal matters in connection with this Offering will be passed upon for the Underwriters by Dorsey & Whitney LLP, New York, New York.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock being offered pursuant to this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

                          REPORTS TO SECURITY HOLDERS

  The Company intends to distribute to its stockholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                             FUTRONIX SYSTEMS CORP.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
FUTRONIX SYSTEMS CORP. PRO FORMA COMBINED (UNAUDITED):
  Introduction to Unaudited Pro Forma Combined Financial Statements.......  F-2
  Pro Forma Combined Balance Sheet as of June 30, 1996 (Unaudited)........  F-3
  Pro Forma Combined Statement of Income for the Year Ended
   December 31, 1993 (Unaudited)..........................................  F-4
  Pro Forma Combined Statement of Income for the Year Ended
   December 31, 1994 (Unaudited)..........................................  F-5
  Pro Forma Combined Statement of Income for the Year Ended
   December 31, 1995 (Unaudited)..........................................  F-6
  Pro Forma Combined Statement of Income for the Six Months Ended
   June 30, 1995 (Unaudited)..............................................  F-7
  Pro Forma Combined Statement of Income for the Six Months Ended
   June 30, 1996 (Unaudited)..............................................  F-8
  Notes to Unaudited Pro Forma Combined Financial Statements..............  F-9
FUTRONIX SYSTEMS CORP.:
  Report of Deloitte & Touche LLP......................................... F-11
  Consolidated Balance Sheet as of August 29, 1996........................ F-12
  Notes to Consolidated Balance Sheet..................................... F-13
FUTRONIX CORPORATION:
  Report of Deloitte & Touche LLP......................................... F-14
  Report of Weinstein Spira & Company, P.C................................ F-15
  Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996
   (Unaudited)............................................................ F-16
  Statements of Income for the Years Ended December 31, 1993, 1994 and
   1995 and for the Six Months Ended June 30, 1995 and 1996 (Unaudited)... F-17
  Statements of Changes in Shareholders' Equity for the Years Ended
   December 31, 1993, 1994 and 1995 and for the Six Months Ended June 30,
   1996 (Unaudited)....................................................... F-18
  Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and
   1995 and for the Six Months Ended June 30, 1995 and 1996 (Unaudited)... F-19
  Notes to Financial Statements........................................... F-20
WIRE & CABLE SPECIALTIES CORPORATION:
  Report of Gross, Collins & Cress, P.C................................... F-27
  Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996
   (Unaudited)............................................................ F-28
  Statements of Income for the Years Ended December 31, 1993, 1994 and
   1995 and for the Six Months Ended June 30, 1995 and 1996 (Unaudited)... F-29
  Statements of Changes in Shareholder's Equity for the Years Ended
   December 31, 1993, 1994 and 1995 and for the Six Months Ended June 30,
   1996 (Unaudited)....................................................... F-30
  Statements of Cash Flows for the Years Ended December 31, 1993, 1994 and
   1995 and for the Six Months Ended June 30, 1995 and 1996 (Unaudited)... F-31
  Notes to Financial Statements........................................... F-32

                            FUTRONIX SYSTEMS CORP.

       INTRODUCTION TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined balance sheet as of June 30, 1996 and the unaudited pro forma combined statements of income for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1995 and 1996 (the "Unaudited Pro Forma Combined Financial Statements") reflect the merger (the "Merger") of Futronix Corporation ("Futronix") and Wire & Cable Specialties Corporation ("Wire & Cable") with and into Futronix Acquisition Company, a wholly-owned subsidiary of Futronix Systems Corp. (the "Company"), using the "pooling of interests" method of accounting as if Futronix and Wire & Cable have always operated as one company. The unaudited pro forma combined balance sheet of the Company reflects the combination of the historical balance sheets of Futronix and Wire & Cable as of June 30, 1996, adjusted for a bonus payment due seven days after the closing of the initial public offering of common stock of the Company to an executive officer of the Company and the conversion of mandatorily redeemable preferred stock into 7% subordinated notes. The unaudited pro forma combined statements of income of the Company reflect the combination of the historical operating results of Futronix and Wire & Cable for the periods indicated above, adjusted for the interest expense which would have been incurred on the 7% subordinated notes as if they were outstanding for the periods for which the nonconvertible preferred stock of Futronix was outstanding and the estimated income tax expense that Futronix and Wire & Cable would have incurred if they each had been a C corporation instead of an S corporation for all periods presented. No amounts are included in the Unaudited Pro Forma Combined Financial Statements for the Company because it had no operations prior to the Merger.

  The Unaudited Pro Forma Combined Financial Statements are not necessarily indicative of the results of operations or financial position that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the related historical financial statements and notes thereto of each of Futronix and Wire & Cable included in this Prospectus.

                             FUTRONIX SYSTEMS CORP.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                                 JUNE 30, 1996
                          ----------------------------------------------------------------
                                 HISTORICAL                 COMPANY PRO FORMA
                          ------------------------ ---------------------------------------
                           FUTRONIX   WIRE & CABLE    TOTAL    ADJUSTMENTS      COMBINED
                          ----------- ------------ ----------- -----------     -----------
ASSETS
CURRENT ASSETS:
 Cash and cash
   equivalents..........  $   388,004  $    3,391  $   391,395 $   --          $   391,395
 Receivables:
  Trade.................    5,885,187   3,485,656    9,370,843     --            9,370,843
  Other.................      124,306     190,594      314,900     --              314,900
  Federal income tax
    receivable..........       74,262      --           74,262     546,758 (2)     621,020
 Inventory..............   18,232,490   4,993,060   23,225,550     --           23,225,550
 Prepaid expenses.......       89,149      --           89,149     --               89,149
 Deferred federal income
   taxes................       15,000      --           15,000     --               15,000
 Other current assets...      --           92,185       92,185     --               92,185
                          -----------  ----------  ----------- -----------     -----------
     Total current
       assets...........   24,808,398   8,764,886   33,573,284     546,758      34,120,042
                          -----------  ----------  ----------- -----------     -----------
PROPERTY AND EQUIPMENT:
 Furniture and office
   equipment............    1,045,138     260,997    1,306,135     --            1,306,135
 Machinery and
   equipment............      730,204     724,781    1,454,985     --            1,454,985
 Vehicles...............      --           80,561       80,561     --               80,561
 Leasehold
   improvements.........      677,580      --          677,580     --              677,580
  Less accumulated
    depreciation........    (594,158)   (683,189)  (1,277,347)     --          (1,277,347)
                          -----------  ----------  ----------- -----------     -----------
                            1,858,764     383,150    2,241,914     --            2,241,914
                          -----------  ----------  ----------- -----------     -----------
OTHER ASSETS:
 Organization costs--
   net..................        4,693      --            4,693     --                4,693
 Other assets...........      --           36,666       36,666     --               36,666
                          -----------  ----------  ----------- -----------     -----------
                                4,693      36,666       41,359     --               41,359
                          -----------  ----------  ----------- -----------     -----------
 TOTAL ASSETS...........  $26,671,855  $9,184,702  $35,856,557 $   546,758     $36,403,315
                          ===========  ==========  =========== ===========     ===========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Notes payable-line of
   credit...............  $11,900,000  $3,066,000  $14,966,000 $   --          $14,966,000
 Accounts payable:
  Trade.................    7,150,704   3,406,388   10,557,092     --           10,557,092
 Current portion of
   long-term debt.......      --           11,520       11,520     --               11,520
 Accrued expenses.......      574,389     210,297      784,686     648,267 (2)   1,432,953
 Reserve for shareholder
   distribution for
   taxes................      --           19,500       19,500     --               19,500
                          -----------  ----------  ----------- -----------     -----------
     Total current
       liabilities......   19,625,093   6,713,705   26,338,798     648,267      26,987,065
                          -----------  ----------  ----------- -----------     -----------
LONG-TERM DEBT..........    1,243,193       6,231    1,249,424   2,200,000 (2)   3,449,424
                          -----------  ----------  ----------- -----------     -----------
DEFERRED FEDERAL INCOME
  TAXES.................       54,000      --           54,000     --               54,000
                          -----------  ----------  ----------- -----------     -----------
MANDATORILY REDEEMABLE
  PREFERRED STOCK.......    2,200,000      --        2,200,000  (2,200,000)(2)     --
                          -----------  ----------  ----------- -----------     -----------
STOCKHOLDERS' EQUITY:
 Capital Stock:
  Common stock..........       16,367       1,000       17,367       1,481 (2)      18,848
  Convertible preferred
    stock...............    1,000,000      --        1,000,000                   1,000,000
 Additional paid-in
   capital..............    1,509,415      90,000    1,599,415     789,088 (2)   2,388,503
 Retained earnings......    1,023,787   2,373,766    3,397,553    (892,078)(2)   2,505,475
                          -----------  ----------  ----------- -----------     -----------
     Total stockholders'
       equity...........    3,549,569   2,464,766    6,014,335    (101,509)      5,912,826
                          -----------  ----------  ----------- -----------     -----------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY..  $26,671,855  $9,184,702  $35,856,557 $   546,758     $36,403,315
                          ===========  ==========  =========== ===========     ===========

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                             FUTRONIX SYSTEMS CORP.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                         YEAR ENDED DECEMBER 31, 1993
                          ------------------------------------------------------------
                                HISTORICAL                COMPANY PRO FORMA
                          ----------------------- ------------------------------------
                                                       ADJUSTMENTS
                                                  ------------------------
                                                  S CORPORATION   INTEREST
                           FUTRONIX  WIRE & CABLE INCOME TAXES    EXPENSE   COMBINED
                          ---------- ------------ -------------   -------- -----------
Sales...................  $2,873,772 $11,023,490   $   --          $ --    $13,897,262
                          ---------- -----------   ----------      -----   -----------
Operating costs and
 expenses:
 Costs of products
   sold.................   1,311,331   8,083,533       --            --      9,394,864
 Operating expenses.....   1,322,632   2,532,750       --            --      3,855,382
                          ---------- -----------   ----------      -----   -----------
     Total operating
       costs and
       expenses.........   2,633,963  10,616,283       --            --     13,250,246
                          ---------- -----------   ----------      -----   -----------
Income from operations..     239,809     407,207       --            --        647,016
                          ---------- -----------   ----------      -----   -----------
Other expenses:
 Interest expense:
  Related parties.......      --          --           --            --        --
  Other.................    (69,138)    (71,719)       --            --      (140,857)
 Other..................      --          17,655       --            --         17,655
                          ---------- -----------   ----------      -----   -----------
     Total other
       expenses.........    (69,138)    (54,064)       --            --      (123,202)
                          ---------- -----------   ----------      -----   -----------
Income before income
 taxes..................     170,671     353,143       --            --        523,814
Income taxes............      --          --          199,049(3)     --        199,049
                          ---------- -----------   ----------      -----   -----------
Net income..............  $  170,671 $   353,143   $(199,049)      $ --    $   324,765
                          ========== ===========   ==========      =====   ===========
Earnings per common
 share..................                                                   $       .18
                                                                           ===========
Weighted average shares
 outstanding............                                                     1,822,786
                                                                           ===========

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                             FUTRONIX SYSTEMS CORP.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                          YEAR ENDED DECEMBER 31, 1994
                          ------------------------------------------------------------------
                                HISTORICAL                 COMPANY PRO FORMA
                          ----------------------- ------------------------------------------
                                                        ADJUSTMENTS
                                                  --------------------------
                                                  S CORPORATION    INTEREST
                           FUTRONIX  WIRE & CABLE INCOME TAXES     EXPENSE        COMBINED
                          ---------- ------------ -------------   ----------     -----------
Sales...................  $5,950,633 $20,241,965   $   --         $   --         $26,192,598
                          ---------- -----------   ----------     ----------     -----------
Operating costs and
  expenses:
 Costs of products
   sold.................   3,023,935  15,305,308       --             --          18,329,243
 Operating expenses.....   2,224,253   3,859,369       --             --           6,083,622
                          ---------- -----------   ----------     ----------     -----------
     Total operating
       costs and
       expenses.........   5,248,188  19,164,677       --             --          24,412,865
                          ---------- -----------   ----------     ----------     -----------
Income from operations..     702,445   1,077,288       --             --           1,779,733
                          ---------- -----------   ----------     ----------     -----------
Other expenses:
 Interest expense:
  Related parties.......    (20,504)      --           --           (154,000)(3)   (174,504)
  Other.................   (129,581)   (171,909)       --             --           (301,490)
 Other..................    (30,285)       8,148       --             --            (22,137)
                          ---------- -----------   ----------     ----------     -----------
     Total other
       expenses.........   (180,370)   (163,761)       --           (154,000)      (498,131)
                          ---------- -----------   ----------     ----------     -----------
Income before income
  taxes.................     522,075     913,527       --           (154,000)      1,281,602
Income taxes............     220,904      --          313,140(3)     (58,520)        475,524
                          ---------- -----------   ----------     ----------     -----------
Net income..............  $  301,171 $   913,527   $ (313,140)    $  (95,480)    $   806,078
                          ========== ===========   ==========     ==========     ===========
Earnings per common
  share.................                                                         $       .40
                                                                                 ===========
Weighted average shares
  outstanding...........                                                           2,021,728
                                                                                 ===========

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                             FUTRONIX SYSTEMS CORP.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                          YEAR ENDED DECEMBER 31, 1995
                          ------------------------------------------------------------------
                                 HISTORICAL                 COMPANY PRO FORMA
                          ------------------------ -----------------------------------------
                           FUTRONIX   WIRE & CABLE       ADJUSTMENTS              COMBINED
                          ----------- ------------ --------------------------    -----------
                                                   S CORPORATION    INTEREST
                                                   INCOME TAXES     EXPENSE
                                                   -------------   ----------
Sales...................  $29,279,781 $24,511,091   $   --         $   --        $53,790,872
                          ----------- -----------   ----------     ----------    -----------
Operating costs and
  expenses:
 Costs of products
   sold.................   21,474,056  18,877,741       --             --         40,351,797
 Operating expenses.....    6,108,005   4,242,762       --             --         10,350,767
                          ----------- -----------   ----------     ----------    -----------
     Total operating
       costs and
       expenses.........   27,582,061  23,120,503       --             --         50,702,564
                          ----------- -----------   ----------     ----------    -----------
Income from operations..    1,697,720   1,390,588       --             --          3,088,308
                          ----------- -----------   ----------     ----------    -----------
Other expenses:
 Interest expense:
  Related parties.......     (87,024)      --           --          (154,000)(3)   (241,024)
  Other.................    (603,047)   (187,382)       --             --          (790,429)
 Other..................      --            (513)       --             --              (513)
                          ----------- -----------   ----------     ----------    -----------
     Total other
       expenses.........    (690,071)   (187,895)       --          (154,000)    (1,031,966)
                          ----------- -----------   ----------     ----------    -----------
Income before income
  taxes.................    1,007,649   1,202,693       --          (154,000)      2,056,342
Income taxes............      393,404      --          457,023(3)    (58,520)        791,907
                          ----------- -----------   ----------     ----------    -----------
Net income..............  $   614,245 $ 1,202,693   $(457,023)     $ (95,480)    $ 1,264,435
                          =========== ===========   ==========     ==========    ===========
Earnings per common
  share.................                                                         $       .48
                                                                                 ===========
Weighted average shares
  outstanding...........                                                           2,647,946
                                                                                 ===========

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                             FUTRONIX SYSTEMS CORP.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                        SIX MONTHS ENDED JUNE 30, 1995
                          ---------------------------------------------------------------
                                HISTORICAL                COMPANY PRO FORMA
                          ---------------------- ----------------------------------------
                                                       ADJUSTMENTS
                                                 -------------------------
                                                 S CORPORATION   INTEREST
                           FUTRONIX  WIRE &CABLE INCOME TAXES     EXPENSE      COMBINED
                          ---------- ----------- -------------   ---------    -----------
Sales...................  $9,936,997 $12,319,134  $   --         $  --        $22,256,131
                          ---------- -----------  ----------     ---------    -----------
Operating costs and
  expenses:
 Costs of products
   sold.................   6,816,228   9,396,814      --            --         16,213,042
 Operating expenses.....   2,548,608   2,210,250      --            --          4,758,858
                          ---------- -----------  ----------     ---------    -----------
     Total operating
       costs and
       expenses.........   9,364,836  11,607,064      --            --         20,971,900
                          ---------- -----------  ----------     ---------    -----------
Income from operations..     572,161     712,070      --            --          1,284,231
                          ---------- -----------  ----------     ---------    -----------
Other expenses:
 Interest expense:
  Related parties.......    (43,512)     --           --          (77,000)(3)   (120,512)
  Other.................   (215,550)    (87,813)      --            --          (303,363)
 Other..................      --         (4,503)      --            --            (4,503)
                          ---------- -----------  ----------     ---------    -----------
     Total other
       expenses.........   (259,062)    (92,316)      --          (77,000)      (428,378)
                          ---------- -----------  ----------     ---------    -----------
Income before income
  taxes.................     313,099     619,754      --          (77,000)        855,853
Income taxes............     125,176     --          235,507(3)   (29,260)        331,423
                          ---------- -----------  ----------     ---------    -----------
Net income..............  $  187,923 $   619,754  $(235,507)     $(47,740)    $   524,430
                          ========== ===========  ==========     =========    ===========
Earnings per common
  share.................                                                      $       .20
                                                                              ===========
Weighted average shares
  outstanding...........                                                        2,647,946
                                                                              ===========

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                             FUTRONIX SYSTEMS CORP.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                                         SIX MONTHS ENDED JUNE 30, 1996
                          -----------------------------------------------------------------
                                 HISTORICAL                 COMPANY PRO FORMA
                          ------------------------ ----------------------------------------
                                                         ADJUSTMENTS
                                                   -------------------------
                                                   S CORPORATION   INTEREST
                           FUTRONIX   WIRE & CABLE INCOME TAXES     EXPENSE      COMBINED
                          ----------- ------------ -------------   ---------    -----------
Sales...................  $22,580,795 $12,578,175   $   --         $  --        $35,158,970
                          ----------- -----------   ----------     ---------    -----------
Operating costs and
  expenses:
 Costs of products
   sold.................   17,702,663   9,724,321       --            --         27,426,984
 Operating expenses.....    4,098,211   2,213,598       --            --          6,311,809
                          ----------- -----------   ----------     ---------    -----------
     Total operating
       costs and
       expenses.........   21,800,874  11,937,919       --            --         33,738,793
                          ----------- -----------   ----------     ---------    -----------
Income from operations..      779,921     640,256       --            --          1,420,177
                          ----------- -----------   ----------     ---------    -----------
Other expenses:
 Interest expense:
  Related parties.......     (43,512)      --           --          (77,000)(3)   (120,512)
  Other.................    (411,795)   (111,380)       --            --          (523,175)
 Other..................      --         (30,045)       --            --           (30,045)
                          ----------- -----------   ----------     ---------    -----------
     Total other
       expenses.........    (455,307)   (141,425)       --          (77,000)      (673,732)
                          ----------- -----------   ----------     ---------    -----------
Income before income
  taxes.................      324,614     498,831       --          (77,000)        746,445
Income taxes............      129,846      --          189,556(3)   (29,260)        290,142
                          ----------- -----------   ----------     ---------    -----------
Net income..............  $   194,768 $   498,831   $(189,556)     $(47,740)    $   456,303
                          =========== ===========   ==========     =========    ===========
Earnings per common
  share.................                                                        $       .17
                                                                                ===========
Weighted average shares
  outstanding...........                                                          2,647,946
                                                                                ===========

        See Notes to Unaudited Pro Forma Combined Financial Statements.

                            FUTRONIX SYSTEMS CORP.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying Unaudited Pro Forma Combined Financial Statements reflect the merger (the "Merger") of Futronix Corporation ("Futronix") and Wire & Cable Specialties Corporation ("Wire & Cable") with and into Futronix Acquisition Company, a wholly-owned subsidiary of Futronix Systems Corp. (the "Company").

  The Merger is a business combination which will be accounted for by the Company using the "pooling of interests" method of accounting. Accordingly:
(i) assets and liabilities are recorded at their book value as they existed on the books of Futronix and Wire & Cable at the time of the Merger (i.e., goodwill is not recorded); (ii) stock issued to effect the Merger is recorded on the books of the Company at its par value; (iii) retained earnings is recorded on the books of the Company as it existed on the books of each of Futronix and Wire & Cable at the time of the Merger; and (iv) any adjustment necessary to make the entry balance is made through the additional paid-in capital accounts. The Unaudited Pro Forma Combined Statements of Income reflect the Merger as if the companies have always been combined. The Unaudited Pro Forma Combined Balance Sheet reflects the Merger as if it had occurred on June 30, 1996. The Unaudited Pro Forma Combined Financial Statements reflect adjustments described in Notes 2 and 3 below.

  The Unaudited Pro Forma Combined Financial Statements are presented for illustrative purposes only and do not give effect to any cost savings that may result from the Merger. Additionally, the Unaudited Pro Forma Combined Financial Statements do not include any transaction costs related to the Merger (which are estimated to be approximately $150,000). Differences in accounting policies do not have a material effect on either the pro forma financial position or pro forma results of operations and have not been reflected in the Unaudited Pro Forma Combined Financial Statements.

  The Unaudited Pro Forma Combined Financial Statements are not necessarily indicative of the results of operations or financial position that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future. These Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the related historical financial statements and notes thereto of each of Futronix and Wire & Cable included in this Prospectus. No amounts are included in the Unaudited Pro Forma Combined Financial Statements for the Company because it had no operations prior to the Merger.

2. PRO FORMA ADJUSTMENTS--BALANCE SHEET

  The pro forma adjustments to the Unaudited Pro Forma Combined Balance Sheet reflect the issuance of the Company common shares pursuant to the Merger, the conversion of 2,200,000 shares of mandatorily redeemable preferred stock to $2,200,000 aggregate principal amount of 7% subordinated notes, and a bonus payment due seven days after the closing of the Merger to an executive officer of the Company and its related income tax effect. See "Management--Value Appreciation Bonus for Officer."

3. PRO FORMA ADJUSTMENTS--STATEMENTS OF INCOME

  The pro forma adjustments to the Unaudited Pro Forma Combined Statements of Income reflect the estimated income taxes (federal and state) that would have been paid by Wire & Cable and Futronix if they had been taxable entities for all periods presented at an assumed combined rate of 38%. Wire & Cable was an S corporation for federal and state income purposes for all periods presented. Futronix was an S corporation for the year ended December 31, 1993. S corporations do

                            FUTRONIX SYSTEMS CORP.

not pay income taxes themselves. Instead, similar to partnerships, their income is taxed directly to the stockholders of the S corporation. The pro forma adjustments also include the interest expense (and related income tax effect) which would have been incurred during each period assuming that the conversion of $2,200,000 of mandatorily redeemable preferred stock into 7% subordinated notes had occurred at the beginning of each period presented. The pro forma adjustments do not include the non-recurring bonus payment of $1,438,836 ($892,078 after income taxes) mentioned in Note 2 above.

4. PRO FORMA EARNINGS PER COMMON SHARE

  Earnings per common share are based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods based on the exchange ratios listed under "The Merger--Security Ownership Following the Merger." Common stock equivalents include common stock options issued in April 1996, an aggregate of 490,990 shares of common stock reserved for issuance upon the conversion of convertible preferred stock to be issued pursuant to the Merger Agreement and an aggregate of 334,204 shares of common stock reserved for issuance upon the exercise of warrants to be issued pursuant to the Merger Agreement. In addition, in accordance with Staff Accounting Bulletin No. 83 of the Securities and Exchange Commission, all stock, stock options and stock warrants issued since September 5, 1995 (one year before filing of a registration statement for an initial public offering) have been considered outstanding for all periods. The weighted average number of shares used to compute earnings per common share was:

                                                              WIRE &   PRO FORMA
                                                   FUTRONIX    CABLE   COMBINED
                                                   --------- --------- ---------
   Year ended December 31:
     1993.........................................   802,469 1,020,317 1,822,786
     1994......................................... 1,001,411 1,020,317 2,021,728
     1995......................................... 1,627,629 1,020,317 2,647,946
   Six months ended June 30:
     1995......................................... 1,627,629 1,020,317 2,647,946
     1996......................................... 1,627,629 1,020,317 2,647,946

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Futronix Systems Corp.
Houston, Texas

  We have audited the accompanying consolidated balance sheet of Futronix Systems Corp. as of August 29, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statement referred to above presents fairly, in all material respects, the financial position of Futronix Systems Corp. as of August 29, 1996 in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Houston, Texas
August 29, 1996

                             FUTRONIX SYSTEMS CORP.

                           CONSOLIDATED BALANCE SHEET

                                                                AUGUST 29, 1996
                                                                ---------------
ASSETS
 Cash..........................................................     $1,000
                                                                    ======
LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts Payable--Futronix Corporation........................      1,000
                                                                    ------
STOCKHOLDERS' EQUITY
 Common stock, $.01 par value, 15,000,000 shares authorized,
   none issued.................................................       --
 Convertible preferred stock, $.01 par value, 1,000,000 shares
   authorized, none issued.....................................       --
 Series preferred stock, $.01 par value, 1,000,000 shares
   authorized, none issued.....................................       --
                                                                    ------
     Total stockholders' equity................................       --
                                                                    ------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................     $1,000
                                                                    ======

                            FUTRONIX SYSTEMS CORP.

                      NOTES TO CONSOLIDATED BALANCE SHEET

1. ORGANIZATION

  Futronix Systems Corp. (the "Company"), a Delaware corporation, was organized on August 5, 1996 in connection with the merger (the "Merger") of Futronix Corporation ("Futronix"), a Texas corporation, and Wire & Cable Specialties Corporation ("Wire & Cable"), a Georgia corporation, with and into Futronix Acquisition Company ("Acquisition"), a Texas corporation and wholly-owned subsidiary of the Company . The Merger will be treated as a "pooling of interests" for financial reporting purposes and will become effective simultaneously with the closing of the initial public offering of 1,950,000 shares of Common Stock of the Company (the "Offering"), at which time the name of Acquisition will be changed to "Futronix Corporation." All of the Company's business will be conducted through Futronix Corporation.

  In the Merger and simultaneously with the closing of the Offering, all of the stockholders of Futronix and Theodore J. Bruno, the sole stockholder of Wire & Cable, will exchange all of the securities they hold of Futronix and Wire & Cable, respectively, for securities of the Company. Holders of 1,243,985 shares of Class A Common Stock, par value $.01 per share, of Futronix, 344,250 shares of Class B Common Stock, par value $.01 per share, of Futronix and 48,500 shares of Class C Common Stock, par value $.01 per share, of Futronix will exchange such shares for 803,620 shares of Common Stock of the Company. Theodore J. Bruno will exchange 1,000 shares of Common Stock, par value $1.00 per share, of Wire & Cable for 1,020,317 shares of Common Stock of the Company. Holders of 1,000,000 shares of Convertible Preferred Stock, par value $1.00 per share, of Futronix, will exchange such shares for 490,990 shares of Convertible Preferred Stock of the Company. Holders of 2,200,000 shares of Nonconvertible Preferred Stock, par value $1.00 per share, of Futronix will exchange such shares for the right to receive a 7% Subordinated Note of the Company in the principal amount of $1.00 per share of Nonconvertible Preferred Stock of Futronix (the "Company Subordinated Notes"). The Company Subordinated Notes will be issued by the Company in an aggregate principal amount of $2,200,000, payable in four equal annual installments on December 30 of 2000 through 2003, with interest payable at an annual rate of 7%. Holders of 680,673 warrants to purchase capital stock of Futronix will exchange such warrants for 334,204 Warrants of the Company. In addition, pursuant to the Merger, after serving as the Company's Chief Financial Officer for seven days following the closing of the Offering, Mr. Monahan will receive a value appreciation bonus of 60,813 shares of Common Stock of the Company and cash equal to 82% of such number of shares multiplied by the value of a share of Common Stock at the time such bonus is paid as determined for reporting such bonus for federal income tax purposes. See "Management--Value Appreciation Bonus for Officer."

2. SIGNIFICANT ACCOUNTING POLICIES

  The consolidated balance sheet includes the accounts of Acquisition, the Company's wholly-owned subsidiary. All intercompany balances have been eliminated in consolidation.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Futronix Corporation
Houston, Texas

  We have audited the accompanying balance sheet of Futronix Corporation as of December 31, 1995, and the related statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of Futronix Corporation as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Deloitte & Touche LLP

Houston, Texas
April 26, 1996

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
 Futronix Corporation
Houston, Texas

  We have audited the accompanying balance sheet of Futronix Corporation (dba Futronix Cable Depot) as of December 31, 1994, and the related statements of earnings, changes in shareholders' equity and cash flows for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Futronix Corporation (dba Futronix Cable Depot) as of December 31, 1994, and the results of its operations and cash flows for the years ended December 31, 1994 and 1993, in conformity with generally accepted accounting principles.

Weinstein Spira & Company, P.C.

Houston, Texas
April 14, 1995

                              FUTRONIX CORPORATION

                                 BALANCE SHEETS


                                                   DECEMBER 31,
                                              ----------------------  JUNE 30,
                                                 1994       1995        1996
                                              ---------- ----------- -----------
                                                                      UNAUDITED
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents..................  $  114,017 $   236,023 $   388,004
 Receivables:
  Trade-less allowance for doubtful
    accounts of $10,000 and $30,000 in 1994
    and 1995 and $70,000 in 1996,
    respectively............................   1,026,299   4,945,296   5,885,187
  Other.....................................      30,241     127,664     124,306
  Federal income tax receivable.............      --         --           74,262
 Inventory..................................   5,941,481  14,005,376  18,232,490
 Prepaid expenses...........................      61,903     106,788      89,149
 Deferred federal income tax................       8,500      15,000      15,000
                                              ---------- ----------- -----------
     Total current assets...................   7,182,441  19,436,147  24,808,398
                                              ---------- ----------- -----------
PROPERTY AND EQUIPMENT:
 Furniture and office equipment.............     403,306     917,929   1,045,138
 Machinery and equipment....................     251,684     496,089     730,204
 Leasehold improvements.....................     611,001     669,691     677,580
                                              ---------- ----------- -----------
                                               1,265,991   2,083,709   2,452,922
 Less accumulated depreciation..............     160,989     406,658     594,158
                                              ---------- ----------- -----------
                                               1,105,002   1,677,051   1,858,764
                                              ---------- ----------- -----------
OTHER ASSETS................................      10,257       6,462       4,693
                                              ---------- ----------- -----------
TOTAL.......................................  $8,297,700 $21,119,660 $26,671,855
                                              ========== =========== ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Note payable...............................  $1,400,000 $ 7,650,000 $11,900,000
 Accounts payable:
  Trade.....................................   1,304,727   5,943,740   7,150,704
  Due to related party......................      53,210     --          --
 Accrued expenses...........................     330,791     603,598     574,389
 Federal income taxes payable...............      46,723     118,828     --
                                              ---------- ----------- -----------
     Total current liabilities..............   3,135,451  14,316,166  19,625,093
LONG-TERM DEBT-SHAREHOLDERS.................   1,243,193   1,243,193   1,243,193
DEFERRED FEDERAL INCOME TAXES...............      27,000      54,000      54,000
                                              ---------- ----------- -----------
                                               4,405,644  15,613,359  20,922,286
                                              ---------- ----------- -----------
MANDATORILY REDEEMABLE PREFERRED STOCK, non-
  dividend paying, $1 par value, $1
  redemption value, 2,500,000 shares
  authorized, 2,200,000 shares issued and
  outstanding...............................   2,200,000   2,200,000   2,200,000
                                              ---------- ----------- -----------
SHAREHOLDERS' EQUITY:
 Capital stock:
  Class A common stock, $.01 par value,
    5,000,000 shares authorized, 1,243,985
    shares issued and outstanding...........      12,440      12,440      12,440
  Class B common stock, $.01 par value,
    1,300,000 shares authorized, 344,250
    shares issued and outstanding...........       3,442       3,442       3,442
  Class C common stock, $.01 par value,
    1,000,000 shares authorized, 48,500
    shares issued and outstanding...........      --         --              485
  Convertible preferred stock, non-dividend
    paying, $1 par value, $1 redemption
    value, 1,200,000 shares authorized,
    1,000,000 shares outstanding............      --       1,000,000   1,000,000
  Series preferred stock, $1 par value,
    3,000,000 shares authorized, none
    issued..................................      --         --          --
 Additional paid-in capital.................   1,461,400   1,461,400   1,509,415
 Retained earnings..........................     214,774     829,019   1,023,787
                                              ---------- ----------- -----------
     Total shareholders' equity.............   1,692,056   3,306,301   3,549,569
                                              ---------- ----------- -----------
TOTAL.......................................  $8,297,700 $21,119,660 $26,671,855
                                              ========== =========== ===========

                       See notes to financial statements.

                              FUTRONIX CORPORATION

                              STATEMENTS OF INCOME

                                                               SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,             JUNE 30,
                          --------------------------------- ----------------------
                             1993       1994       1995        1995       1996
                          ---------- ---------- ----------- ---------- -----------
                                                                  UNAUDITED
SALES...................  $2,873,772 $5,950,633 $29,279,781 $9,936,997 $22,580,795
                          ---------- ---------- ----------- ---------- -----------
OPERATING COSTS AND
 EXPENSES:
 Cost of products sold..   1,311,331  3,023,935  21,474,056  6,816,228  17,702,663
 Operating expenses:
  Lease payments to
    related party.......     156,072    156,072     180,000     90,000     150,000
  Other operating
    expenses............   1,166,560  2,068,181   5,928,005  2,458,608   3,948,211
                          ---------- ---------- ----------- ---------- -----------
     Total operating
       costs and
       expenses.........   2,633,963  5,248,188  27,582,061  9,364,836  21,800,874
                          ---------- ---------- ----------- ---------- -----------
INCOME FROM OPERATIONS..     239,809    702,445   1,697,720    572,161     779,921
                          ---------- ---------- ----------- ---------- -----------
OTHER EXPENSE:
 Interest expense:
  Related parties.......          --   (20,504)    (87,024)   (43,512)    (43,512)
  Other.................    (69,138)  (129,581)   (603,047)  (215,550)   (411,795)
 Loss on sale of
   assets...............          --   (30,285)          --         --          --
                          ---------- ---------- ----------- ---------- -----------
     Total other
       expense..........    (69,138)  (180,370)   (690,071)  (259,062)   (455,307)
                          ---------- ---------- ----------- ---------- -----------
INCOME BEFORE INCOME
  TAXES.................     170,671    522,075   1,007,649    313,099     324,614
INCOME TAXES............          --    220,904     393,404    125,176     129,846
                          ---------- ---------- ----------- ---------- -----------
NET INCOME..............  $  170,671 $  301,171 $   614,245 $  187,923 $   194,768
                          ========== ========== =========== ========== ===========
PRO FORMA NET INCOME
  (ADJUSTED ONLY FOR
  INCOME TAXES OF S
  CORPORATION)..........  $  105,816 $  335,171 $   614,245 $  187,923 $   194,768
                          ========== ========== =========== ========== ===========
PRO FORMA EARNINGS PER
  COMMON SHARE..........  $      .06 $      .16 $       .19 $      .06 $       .06
                          ========== ========== =========== ========== ===========

                       See notes to financial statements.

                             FUTRONIX CORPORATION

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                         CLASS A           CLASS B        CLASS C        CONVERTIBLE
                       COMMON STOCK      COMMON STOCK  COMMON STOCK    PREFERRED STOCK    ADDITIONAL  RETAINED      TOTAL
                   -------------------- -------------- ------------- --------------------  PAID-IN    EARNINGS  SHAREHOLDERS'
                    SHARES     AMOUNT   SHARES  AMOUNT SHARES AMOUNT  SHARES     AMOUNT    CAPITAL   (DEFICIT)     EQUITY
                   --------- ---------- ------- ------ ------ ------ --------- ---------- ---------- ---------- -------------
BALANCE, JANUARY
 1, 1993.........    500,000 $  500,000                                                   $  471,848 $ (28,916)  $  942,932
 Net income......                                                                                       170,671     170,671
 Distributions...                                                                          (471,848)  (228,152)   (700,000)
                   --------- ---------- ------- ------ ------  ----  --------- ---------- ---------- ----------  ----------
BALANCE, DECEMBER
 31, 1993........    500,000    500,000                                                                (86,397)     413,603
 Recapitalization
  of Class A
  common stock...   (39,265)  (495,393) 127,500 $1,275                                       494,118
 Issuance of
  Class A common
  stock..........    783,250      7,833                                                      775,417                783,250
 Issuance of
  Class B common
  stock..........                       216,750  2,167                                       214,583                216,750
 Issuance of
  Class A and
  Class B common
  stock purchase
  warrants.......                                                                              6,807                  6,807
 Costs related to
  issuance of
  common stock...                                                                           (29,525)               (29,525)
 Net income......                                                                                       301,171     301,171
                   --------- ---------- ------- ------ ------  ----  --------- ---------- ---------- ----------  ----------
BALANCE, DECEMBER
 31, 1994........  1,243,985     12,440 344,250  3,442                                     1,461,400    214,774   1,692,056
 Issuance of
  Convertible
  Preferred
  Stock..........                                                    1,000,000 $1,000,000                         1,000,000
 Net income......                                                                                       614,245     614,245
                   --------- ---------- ------- ------ ------  ----  --------- ---------- ---------- ----------  ----------
BALANCE, DECEMBER
 31, 1995........  1,243,985     12,440 344,250  3,442               1,000,000  1,000,000  1,461,400    829,019   3,306,301
 Issuance of
  Class C common
  stock..........                                      48,500  $485                           48,015                 48,500
 Net income
  (unaudited)....                                                                                       194,768     194,768
                   --------- ---------- ------- ------ ------  ----  --------- ---------- ---------- ----------  ----------
BALANCE, JUNE 30,
 1996
 (unaudited).....  1,243,985 $   12,440 344,250 $3,442 48,500  $485  1,000,000 $1,000,000 $1,509,415 $1,023,787  $3,549,569
                   ========= ========== ======= ====== ======  ====  ========= ========== ========== ==========  ==========

                      See notes to financial statements.

                              FUTRONIX CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                     SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                 JUNE 30,
                          -------------------------------------- -------------------------
                              1993         1994         1995         1995         1996
                          ------------ ------------ ------------ ------------ ------------
                                                                         UNAUDITED
CASH FLOWS FROM
  OPERATING ACTIVITIES
 Net income.............  $    170,671 $    301,171 $    614,245 $    187,923 $    194,768
 Adjustments to
   reconcile net income
   to net cash used in
   operating activities:
  Depreciation and
    amortization........        65,172      121,648      256,750      132,499      189,269
  Bad debt expense......        31,925        7,651       20,000       26,350       40,000
  Loss on sale of
    assets..............                     30,285
  Deferred federal
    income tax..........                     18,500       20,500
  Effect of changes in:
   Receivables..........      (17,053)    (789,444)  (4,028,654)  (2,438,624)    (976,533)
   Inventory............   (1,000,742)  (3,885,356)  (8,063,895)  (6,589,270)  (4,227,114)
   Prepaid expenses.....       (9,253)     (31,748)     (44,885)        7,435       17,639
   Accounts payable.....        42,638    1,187,599    4,639,013    3,417,879    1,206,964
   Accrued expenses.....        68,770      201,556      272,807      147,897     (29,209)
   Federal income tax...                     46,723       72,105     (26,217)    (193,090)
                          ------------ ------------ ------------ ------------ ------------
NET CASH USED IN
  OPERATING ACTIVITIES..  $  (647,872) $(2,791,415) $(6,242,014) $(5,134,128) $(3,777,306)
                          ============ ============ ============ ============ ============
CASH FLOWS FROM
  INVESTING ACTIVITIES:
 Acquisition of property
   and equipment........      (33,702)  (1,031,431)    (829,718)    (594,589)    (369,213)
 Organizational costs...       (8,344)
 Proceeds from related
   party receivable.....                    124,290
 Proceeds from sale of
   assets...............                      6,000        4,714
                          ------------ ------------ ------------ ------------ ------------
NET CASH USED IN
  INVESTING ACTIVITIES..      (42,046)    (901,141)    (825,004)    (594,589)    (369,213)
                          ------------ ------------ ------------ ------------ ------------
CASH FLOWS FROM
  FINANCING ACTIVITIES:
 Net borrowings
   (payments) under line
   of credit agreement..     1,272,000    (550,000)    6,250,000    6,850,000    4,250,000
 Net advances from
   (payments to)
   shareholder..........       114,808     (69,089)     (60,976)     (60,976)
 Proceeds from issuance
   of long-term debt....                  1,243,193
 Proceeds from issuance
   of mandatorily
   redeemable preferred
   stock................                  2,200,000
 Proceeds from issuance
   of convertible
   preferred stock......                               1,000,000
 Proceeds from sale of
   common stock--net....                    970,475                                 48,500
 Proceeds from sale of
   stock warrants.......                      6,807
 Distributions made to
   shareholder..........     (700,000)
                          ------------ ------------ ------------ ------------ ------------
NET CASH PROVIDED BY
  FINANCING ACTIVITIES..       686,808    3,801,386    7,189,024    6,789,024    4,298,500
                          ------------ ------------ ------------ ------------ ------------
NET INCREASE (DECREASE)
  IN CASH AND CASH
  EQUIVALENTS...........       (3,110)      108,830      122,006    1,060,307      151,981
CASH AND CASH
  EQUIVALENTS, BEGINNING
  OF PERIOD.............         8,297        5,187      114,017      114,017      236,023
                          ------------ ------------ ------------ ------------ ------------
CASH AND CASH
  EQUIVALENTS, END OF
  PERIOD................  $      5,187 $    114,017 $    236,023 $  1,174,324 $    388,004
                          ============ ============ ============ ============ ============
NONCASH INVESTING AND
  FINANCING ACTIVITIES--
  Proceeds in the form
  of a related party
  receivable, from sale
  of leasehold
  improvements..........  $    124,290
                          ============

                       See notes to financial statements.

                             FUTRONIX CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

  Futronix Corporation ("Futronix") operates as an independent wholesale distributor of specialty wire and cable and new electrical surplus material that are sold exclusively to electrical wholesalers and other specialty distributors in the United States, Canada and Mexico. As of December 31, 1995, warehouse facilities were located in Houston, Texas; Charlotte, North Carolina; Exton, Pennsylvania; and Tampa, Florida, with the main offices in Houston.

2. ACCOUNTING POLICIES

  Futronix maintains its accounts on the accrual basis of accounting in accordance with generally accepted accounting principles. Accounting principles followed by Futronix and the methods of applying those principles which materially affect the determination of financial position, the results of operations and cash flows are summarized below:

  UNAUDITED FINANCIAL STATEMENTS--The accompanying consolidated financial statements and information as of June 30, 1996 and for the six months ended June 30, 1995 and 1996 are unaudited, and include all adjustments (consisting of only normal recurring adjustments), that are necessary, in the opinion of management, for a fair presentation.

  INCOME RECOGNITION--Sales are recognized at the date of merchandise shipment, and accounts receivable are recorded at that time. Earnings are charged with a provision for doubtful accounts based on a current review of collectibility of accounts. Accounts deemed uncollectible are applied against the allowance for doubtful accounts.

  INVENTORY--Inventory consists of specialty wire and cable and electrical parts and equipment held for sale in the ordinary course of business. This merchandise is valued at the lower of average cost or market.

  PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Depreciation is computed at rates considered sufficient to amortize the cost of the assets over their estimated useful lives, using the straight-line method of accounting. Depreciation is based on the following estimated useful lives:

            Furniture and fixtures      7 years
            Machinery and equipment   3-7 years
            Leasehold improvements   3-15 years

  FEDERAL INCOME TAX--Effective January 1, 1994, Futronix became subject to federal income taxes under the C corporation provisions of the Internal Revenue Code. Under these provisions, Futronix computes federal income tax based on rates prevailing at year end.

  Income taxes are provided for all taxable income included in the determination of earnings, regardless of when such income is reported for income tax purposes.

  Futronix provides deferred income taxes for the expected future tax consequences of temporary differences between the tax bases and financial reporting bases of assets and liabilities.

  In 1993, Futronix was taxed under the S Corporation provisions of the Internal Revenue Code. Under those provisions, Futronix did not pay federal corporate income taxes on its taxable income.

                             FUTRONIX CORPORATION

Instead, the shareholder was liable for individual federal income taxes on Futronix's taxable income and received the benefit of any taxable losses.

  Financial Instruments--Futronix's financial instruments consist of cash and cash equivalents, receivables, payables and debt. As of December 31, 1995, the estimated fair value of such financial instruments has been based on quoted market prices and the borrowing rates available for debt with similar terms.

  Organization Costs--Organization costs are recorded at cost and are being amortized on a straight-line basis over sixty months.

  Cash and Cash Equivalents--For purposes of the statements of cash flows, Futronix considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Earnings Per Common Share--Earnings per common share are based on the weighted average number of common stock and common stock equivalents outstanding during the period. Common stock equivalents include common stock options, common stock warrants and convertible preferred stock. In addition, in accordance with Staff Accounting Bulletin No. 83 of the Securities and Exchange Commission all stock, stock options and stock warrants issued since September 5, 1995 (one year before filing of a registration statement for an initial public offering) have been considered outstanding for all periods. The weighted average number of shares used to compute earnings per common share was:

   Year ended December 31:
     1993............................................................. 1,634,389
     1994............................................................. 2,039,576
     1995............................................................. 3,314,994
   Six months ended June 30:
     1995............................................................. 3,314,994
     1996............................................................. 3,314,994

3. NOTES PAYABLE

  Short-term debt at December 31, 1994 and 1995, was as follows:

                                                            1994       1995
                                                         ---------- ----------
   Note payable to a bank under a $12,000,000 revolving
    line-of-credit, secured by accounts receivable,
    inventory, equipment, general intangibles, and life
    insurance proceeds, with interest at the prime rate
    plus 1/2%, due December 9, 1996....................  $1,400,000 $7,650,000
                                                         ========== ==========

                             FUTRONIX CORPORATION

  Long-term debt at December 31, 1994 and 1995, was as follows:

                                                           1994       1995
                                                        ---------- ----------
   Subordinated notes payable to shareholders, due in
    four annual installments, commencing on October 1,
    1999 through 2002, plus quarterly interest at 7%,
    beginning January 1995............................. $1,243,193 $1,243,193
                                                        ========== ==========

  Future payments on long-term debt are as follows:

   Year Ending December 31:
     1999............................................................ $  310,798
     2000............................................................    310,798
   Later years.......................................................    621,597
                                                                      ----------
                                                                      $1,243,193
                                                                      ==========

  The revolving line-of-credit note contains certain covenants and restrictions, including the maintenance of certain financial statement ratios. As of December 31, 1995, Futronix was in compliance with these covenants.

  The fair value of the note payable to a bank and the subordinated notes payable to shareholders at December 31, 1995 totaled $7,650,000 and $1,050,000, respectively.

4. OPERATING LEASES

  On January 1, 1994, Futronix commenced a ten-year lease with an option for a five year extension of the Houston warehouse and office facilities with a related party. Monthly rent began at $13,006 and effective January 1, 1996, escalated to the maximum monthly rate of $25,000, based on the amount of sales of Futronix in the preceding year. Futronix paid rent of $156,072, $156,072 and $180,000 to the related party for the years ended December 31, 1993, 1994 and 1995, respectively, out of a total rental expense of $156,072, $156,072 and $447,327.

  During fiscal year 1995, Futronix had leased warehouse and office facilities in Tampa, Florida; Charlotte, North Carolina; and Exton, Pennsylvania. The lease terms for the facilities range from three to five years. The facilities in Exton and Charlotte have options to extend for a period of three years at the option of Futronix. Also, Futronix has leased office facilities in Dallas, Texas and Baton Rouge, Louisiana for periods of no more than one year. These leases are classified as operating leases in accordance with Financial Accounting Standards ("FAS") No. 13 "Accounting for Leases."

                             FUTRONIX CORPORATION

Future minimum base lease payments are as follows:

   Year Ending December 31:
     1996............................................................ $  709,779
     1997............................................................    752,568
     1998............................................................    609,468
     1999............................................................    478,848
     2000............................................................    300,000
   Later Years.......................................................    900,000
                                                                      ----------
                                                                      $3,750,663
                                                                      ==========

5. RELATED PARTY TRANSACTIONS

  Futronix had advances payable to a shareholder in the amount of $53,210 at December 31, 1994. No interest had been accrued or paid on the advances.

  As disclosed in Note 3, Futronix has subordinated notes payable to shareholders. For the years ended December 31, 1994 and 1995, $20,504 and $87,024, respectively, of interest was accrued on these notes.

6. PROFIT SHARING PLAN

  Futronix established a profit sharing plan during the year ended December 31, 1993, under Section 401(k) of the Internal Revenue Code, that covers substantially all of its employees. Employees may make contributions to the plan by electing to defer from 1% to 15% of their compensation. A discretionary contribution may be made by the employer as determined by the Board of Directors. Futronix's contributions to the plan were $25,000, $50,000 and $72,000 for the years endedDecember 31, 1993, 1994 and 1995, respectively.

7. INCOME TAX

  Futronix recognized current federal income tax expense of $196,723 and $320,137, deferred federal income tax expense of $18,500 and $20,500, and state income tax expense of $5,681 and $52,767 in 1994 and 1995, respectively.

  The following is a reconciliation of federal income taxes computed at the statutory rate with income taxes recorded in the Statements of Income for the years ended December 31, 1994 and 1995:

                                                                 1994     1995
                                                               -------- --------
   Federal income tax expense at statutory rates.............  $177,506 $342,601
   Nondeductible items.......................................     9,865   10,736
   After-tax effect of state income taxes....................     5,681   34,826
   Cumulative FAS No. 109 adjustment resulting from change in status from S Corporation to taxation as a C Corpora-
    tion.....................................................    34,000
   Other.....................................................   (6,148)    5,241
                                                               -------- --------
                                                               $220,904 $393,404
                                                               ======== ========

                             FUTRONIX CORPORATION

  The components of the deferred tax asset and liability as of December 31, 1994 and 1995, were as follows:

                                                                 1994    1995
                                                                ------- -------
   Deferred tax assets:
     Allowances for doubtful accounts.......................... $ 3,400 $10,000
     Accrued vacation..........................................   5,100   5,000
                                                                ------- -------
                                                                  8,500  15,000
                                                                ======= =======
   Deferred tax liability--accumulated depreciation............ $27,000 $54,000
                                                                ======= =======

8. SHAREHOLDERS' EQUITY

   During 1994, Futronix filed amended Articles of Incorporation that authorized the following changes in Futronix's equity structure:

 . Authorized issuance of 5,000,000 shares of Class A voting common stock at $.01 par value per share.

 . Authorized issuance of 1,000,000 shares of Class B nonvoting common stock at $.01 par value per share.

 . Authorized issuance of 1,000,000 shares of Class C nonvoting common stock at $.01 par value per share.

 . Class B common stock may be converted to Class A common stock on a one-to-one basis at the option of the holder. Class C nonvoting common stock is not convertible.

 . Authorized issuance of 5,000,000 shares of non-dividend paying preferred stock, $1.00 par value per share. The shares are redeemable at any time at the option of Futronix and are subject to mandatory redemption at the seventh, eighth, ninth and tenth anniversary dates, beginning at January 1, 1994. The redemption price is $1.00 per share and is redeemable as follows:

            DATE OF REDEMPTION   PERCENTAGE TO BE REDEEMED
            ------------------   --------------------------
            January 1, 2001       25% of outstanding shares
            January 1, 2002       33% of outstanding shares
            January 1, 2003       50% of outstanding shares
            January 1, 2004      100% of outstanding shares

  On January 1, 1994, Futronix converted the existing 500,000 shares of outstanding common stock at $1 par value into 460,735 shares of Class A common stock at $.01 par value and 127,500 shares of Class B common stock at $.01 par value.

  On January 1, 1994 and October 5, 1994, Futronix sold 1,450,000 and 750,000 shares of mandatorily redeemable preferred stock to third parties for $1,450,000 and $750,000, respectively.

                             FUTRONIX CORPORATION

  On October 5, 1994, Futronix sold 783,250 shares of Class A common stock and 216,750 shares of Class B common stock to existing shareholders for $783,250 and $216,750, respectively.

  On October 5, 1994, Futronix sold Class A and Class B common stock purchase warrants to existing shareholders for $6,807. The purchase price of warrants was $.01 per warrant, which enabled the holder to purchase one share of common stock for $.01. A total of 680,673 warrants were sold, of which 172,286 represented Class B warrants and 508,387 were Class A warrants.

  Total costs related to capital transactions amounted to $29,525 for the 1994 period. Accordingly, these costs were offset against additional paid-in capital.

  At December 19, 1995, Futronix filed amended Articles of Incorporation that authorized the following changes in Futronix's equity structure:

 . Increased the authorized number of Class B common shares from 1,000,000 to 1,300,000.

 . Decreased the authorized number of mandatorily redeemable preferred shares from 5,000,000 to 2,500,000.

 . Authorized issuance of 1,200,000 shares of nondividend-paying convertible preferred stock at $1.00 par value per share that are convertible at any time to Class A and Class B common stock on a one-to-one basis at the option of the holder. The liquidation preference of mandatorily redeemable preferred stock is superior to convertible preferred stock.

 . Authorized the issuance of 3,000,000 shares of series preferred stock with rights and preferences to be determined when issued.

  On December 21, 1995, Futronix issued 1,000,000 shares of convertible preferred stock for $1,000,000.

9. INCENTIVE STOCK OPTION PLAN

  In November 1995, the Board of Directors approved an incentive plan (1995 Omnibus Plan) offering incentives to its key employees, consultants, and directors. The 1995 Omnibus Plan is administered by a compensation committee made up from the Board of Directors. The incentives include stock options, performance awards, and other common stock equivalents which are issued at the discretion of the committee. The 1995 Omnibus Plan limits the awards to 163,500 shares of common stock; and no more than 10,000 shares to any individual within one calendar year. No options were granted in 1995. In April 1996, options for 50,000 shares of Class C common stock were granted at an exercise price of $1.00 per share, 48,500 of which were exercised prior to the expiration of the term of the options in June 1996.

10. CONTINGENT LIABILITY

  As of December 31, 1995, Futronix was a guarantor on certain loans to employees of Futronix. At year end, the total exposure related to these loans was approximately $70,000.

                             FUTRONIX CORPORATION

11. MAJOR CUSTOMERS

  During 1995, one customer accounted for 10% of Futronix's total sales. During 1994 and 1993, there were no customers with sales over 10% of total sales.

12. GEOGRAPHIC INFORMATION

  Less than 10% of Futronix's revenues and identifiable assets relate to foreign operations and export sales.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of
 Wire & Cable Specialties Corporation
Atlanta, Georgia

We have audited the accompanying balance sheets of

                     WIRE & CABLE SPECIALTIES CORPORATION

as of December 31, 1994 and 1995, and the related statements of income, shareholder's equity, and cash flows for the three years in the period ended December 31, 1995. These financial statements are the responsibility of Wire & Cable Specialties Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wire & Cable Specialties Corporation as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Gross, Collins & Cress, P.C.

Atlanta, Georgia
July 22, 1996

                      WIRE & CABLE SPECIALTIES CORPORATION

                                 BALANCE SHEETS

                                                   DECEMBER 31,
                                               ---------------------  JUNE 30,
                                                  1994       1995       1996
                                               ---------- ---------- ----------
                                                                     UNAUDITED
ASSETS
CURRENT ASSETS
 Cash and cash equivalents.................... $    4,942 $    3,634 $    3,391
 Accounts receivable
  Trade, less allowance for doubtful accounts
    of $23,666 in 1994 and $19,006 in 1995
    and 1996 (Notes 2 and 3)..................  2,964,018  2,667,734  3,485,656
 Inventory (Note 3)...........................  2,772,322  3,430,753  4,993,060
 Account receivable shareholder...............     --         10,000    190,594
 Other current assets.........................     66,978    122,464     92,185
                                               ---------- ---------- ----------
     TOTAL CURRENT ASSETS.....................  5,808,260  6,234,585  8,764,886
                                               ---------- ---------- ----------
PROPERTY AND EQUIPMENT
 Furniture and office equipment...............    193,332    223,268    260,997
 Machinery and equipment......................    531,447    678,208    724,781
 Vehicles.....................................     42,416     77,429     80,561
 Leasehold improvements.......................     18,444     --         --
 Less accumulated depreciation................  (554,812)  (623,188)  (683,189)
                                               ---------- ---------- ----------
                                                  230,827    355,717    383,150
                                               ---------- ---------- ----------
OTHER ASSETS..................................     75,086     55,999     36,666
                                               ---------- ---------- ----------
     TOTAL ASSETS............................. $6,114,173 $6,646,301 $9,184,702
                                               ========== ========== ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
 Line of credit (Note 3)...................... $1,722,000 $2,078,000 $3,066,000
 Current portion of long-term debt (Note 4)...     14,834     11,520     11,520
 Accounts payable
  Trade.......................................  2,164,836  1,782,525  3,406,388
 Accrued expenses.............................    453,776    406,762    210,297
 Reserve for shareholder distribution for
   taxes......................................     --         --         19,500
                                               ---------- ---------- ----------
     TOTAL CURRENT LIABILITIES................  4,355,446  4,278,807  6,713,705
                                               ---------- ---------- ----------
LONG-TERM DEBT (Note 4).......................     26,116     14,596      6,231
                                               ---------- ---------- ----------
SHAREHOLDER'S EQUITY..........................
 Common stock, $1 par value, 500,000 shares
   authorized,1,000 shares issued and
   outstanding................................      1,000      1,000      1,000
 Additional paid-in capital...................     90,000     90,000     90,000
 Retained earnings............................  1,641,611  2,261,898  2,373,766
                                               ---------- ---------- ----------
     TOTAL SHAREHOLDER'S EQUITY...............  1,732,611  2,352,898  2,464,766
                                               ---------- ---------- ----------
     TOTAL LIABILITIES AND SHAREHOLDER'S
       EQUITY................................. $6,114,173 $6,646,301 $9,184,702
                                               ========== ========== ==========

  The accompanying Notes to Financial Statements are an integral part of these statements.

                      WIRE & CABLE SPECIALTIES CORPORATION

                              STATEMENTS OF INCOME


                                                                    SIX MONTHS
                                YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                          ----------------------------------- -----------------------
                             1993        1994        1995        1995        1996
                          ----------- ----------- ----------- ----------- -----------
                                                                     UNAUDITED
SALES...................  $11,023,490 $20,241,965 $24,511,091 $12,319,134 $12,578,175
                          ----------- ----------- ----------- ----------- -----------
OPERATING COSTS AND
  EXPENSES
 Cost of products sold..    8,083,533  15,305,308  18,877,741   9,396,814   9,724,321
 Operating expenses.....    2,532,750   3,859,369   4,242,762   2,210,250   2,213,598
                          ----------- ----------- ----------- ----------- -----------
     TOTAL OPERATING
       COSTS AND
       EXPENSES.........   10,616,283  19,164,677  23,120,503  11,607,064  11,937,919
                          ----------- ----------- ----------- ----------- -----------
INCOME FROM OPERATIONS..      407,207   1,077,288   1,390,588     712,070     640,256
                          ----------- ----------- ----------- ----------- -----------
OTHER INCOME (EXPENSE)
 Interest expense.......     (71,719)   (171,909)   (187,382)    (87,813)   (111,380)
 Other income (loss)....        7,570       5,524       3,990     --         (30,045)
 Gain (loss) from sale
   of assets............       10,085       2,624     (4,503)     (4,503)     --
                          ----------- ----------- ----------- ----------- -----------
     TOTAL OTHER INCOME
       (EXPENSE)........     (54,064)   (163,761)   (187,895)    (92,316)   (141,425)
                          ----------- ----------- ----------- ----------- -----------
NET INCOME BEFORE PRO
  FORMA INCOME TAXES OF
  S CORPORATION.........  $   353,143 $   913,527 $ 1,202,693 $   619,754 $   498,831
                          =========== =========== =========== =========== ===========

                      ADDITIONAL S CORPORATION DISCLOSURE
                                   UNAUDITED

PRO FORMA INCOME TAXES
  (COMPUTED AT 38% OF S
  CORPORATION INCOME)...  $   134,194 $   347,140 $   457,023 $   235,507 $   189,556
NET INCOME AFTER PRO
  FORMA INCOME TAXES....  $   218,949 $   566,387 $   745,670 $   384,248 $   309,275
                          =========== =========== =========== =========== ===========
EARNINGS PER COMMON
  SHARE LESS PRO FORMA
  INCOME TAXES OF S
  CORPORATION...........  $    218.95 $    566.39 $    745.67 $    384.25 $    309.28
                          =========== =========== =========== =========== ===========

  The accompanying Notes to Financial Statements are an integral part of these statements.

                      WIRE & CABLE SPECIALTIES CORPORATION

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                              COMMON STOCK  ADDITIONAL                TOTAL
                              -------------  PAID-IN    RETAINED  SHAREHOLDER'S
                              SHARES AMOUNT  CAPITAL    EARNINGS     EQUITY
                              ------ ------ ---------- ---------- -------------
BALANCE, January 1, 1993....  1,000  $1,000  $90,000   $1,159,982  $1,250,982
 Net income.................                              353,143     353,143
 Distributions..............                            (191,424)   (191,424)
                              -----  ------  -------   ----------  ----------
BALANCE, December 31, 1994    1,000   1,000   90,000    1,321,701   1,412,701
 Net income.................                              913,527     913,527
 Distributions..............                            (593,617)   (593,617)
                              -----  ------  -------   ----------  ----------
BALANCE, December 31, 1994..  1,000   1,000   90,000    1,641,611   1,732,611
 Net income.................                            1,202,693   1,202,693
 Distributions..............                            (582,406)   (582,406)
                              -----  ------  -------   ----------  ----------
BALANCE, December 31, 1995..  1,000   1,000   90,000    2,261,898   2,352,898
 Net income (unaudited).....                              498,831     498,831
 Distributions (unaudited)..                            (386,963)   (386,963)
                              -----  ------  -------   ----------  ----------
BALANCE, June 30, 1996
  (unaudited)...............  1,000  $1,000  $90,000   $2,373,766  $2,464,766
                              =====  ======  =======   ==========  ==========

  The accompanying Notes to Financial Statements are an integral part of these statements.

                      WIRE & CABLE SPECIALTIES CORPORATION

                            STATEMENTS OF CASH FLOWS


                                                                  SIX MONTHS
                             YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                        ----------------------------------- -----------------------
                           1993        1994         1995       1995        1996
                        ---------- ------------  ---------- ---------- ------------
                                                                   UNAUDITED
RECONCILIATION OF NET
  INCOME TO NET CASH
  PROVIDED BY (USED
  IN) OPERATING
  ACTIVITIES
  Net income..........  $  353,143 $    913,527  $1,202,693 $  619,754 $    498,831
  Gain (loss) on sale
    of assets.........    (10,085)       (2,624)      4,503      4,503      --
 Adjustments to
   reconcile net
   income to net cash
   provided by (used
   in) operating
   activities
  Depreciation and
    amortization......      96,068      141,673     110,084     75,000       60,000
  Accounts
    receivable........   (560,320)  (1,302,121)     296,284  (168,554)    (817,922)
  Inventory...........   (484,627)  (1,072,697)   (658,431)  (568,698)  (1,562,307)
  Other current
    assets............    (42,819)          434    (68,102)   (32,071)    (150,315)
  Accounts payable....      24,987    1,345,913   (382,311)     71,380    1,623,863
  Accrued expenses....      47,923      332,080    (47,014)  (248,841)    (196,465)
                        ---------- ------------  ---------- ---------- ------------
     NET CASH PROVIDED
       BY (USED IN)
       OPERATING
       ACTIVITIES.....   (575,730)      356,185     457,706  (247,527)    (544,315)
                        ---------- ------------  ---------- ---------- ------------
CASH FLOWS FROM
  INVESTING ACTIVITIES
  Acquisition of
    property and
    equipment.........   (103,157)    (143,227)   (252,812)   (43,609)     (87,433)
  Other assets........    (10,478)     (44,583)      19,087     19,133       19,333
  Proceeds from sale
    or exchange of
    assets............      17,585       13,250      15,951        500      --
                        ---------- ------------  ---------- ---------- ------------
     NET CASH USED IN
       INVESTING
       ACTIVITIES.....    (96,050)    (174,560)   (217,774)   (23,976)     (68,100)
                        ---------- ------------  ---------- ---------- ------------
CASH FLOWS FROM
  FINANCING ACTIVITIES
  Proceeds from line
    of credit, net of
    repayments........     880,000      403,000     356,000    539,000      988,000
  Proceeds from long-
    term debt.........      52,523      --           --         --          --
  Payments on long-
    term debt.........    (37,239)     (18,521)    (14,834)    (7,856)      (8,365)
  Dividends paid......   (191,424)    (593,619)   (582,406)  (259,980)    (367,463)
                        ---------- ------------  ---------- ---------- ------------
     NET CASH PROVIDED
       BY (USED IN)
       FINANCING
       ACTIVITIES.....     703,860    (209,140)   (241,240)    271,164      612,172
                        ---------- ------------  ---------- ---------- ------------
NET INCREASE
  (DECREASE) IN CASH
  AND CASH
  EQUIVALENTS.........      32,080     (27,515)     (1,308)      (339)        (243)
CASH AND CASH
  EQUIVALENTS,
  BEGINNING OF
  PERIOD..............         377       32,457       4,942      4,942        3,634
                        ---------- ------------  ---------- ---------- ------------
CASH AND CASH
  EQUIVALENTS, END OF
  PERIOD..............  $   32,457 $      4,942  $    3,634 $    4,603 $      3,391
                        ========== ============  ========== ========== ============

  The accompanying Notes to Financial Statements are an integral part of these statements.

                     WIRE & CABLE SPECIALTIES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS--Wire & Cable Specialties Corporation ("Wire & Cable") was incorporated on November 11, 1979, as a New Jersey corporation and has subsequently been reincorporated in the State of Georgia. Its operations consist primarily of supplying wire and cable to electrical and electronic wholesale distributors. Wire & Cable has six distribution facilities at the following locations: Atlanta, Georgia; Salem, New Hampshire; Elgin, Illinois; Baton Rouge, Louisiana; Livermore, California; and Denver, Colorado.

  The significant accounting policies followed by Wire & Cable are as follows:

  CASH AND CASH EQUIVALENTS--Wire & Cable considers cash on deposit and investments with original maturities of three months or less to be cash equivalents.

  INVENTORY VALUATION--Inventory is stated at the lower of cost or market. Cost has been determined on the average cost basis.

  DEPRECIATION AND AMORTIZATION--The straight-line and declining-balance methods are used for computing depreciation on substantially all property and equipment. Depreciation is based on estimated useful lives as follows: furniture and fixtures, 5--7 years; machinery and equipment, 5 years; vehicles, 5 years.

  INCOME TAXES--Wire & Cable has elected S corporation status under the provisions of the Internal Revenue Code. Accordingly, the shareholder is responsible for paying income taxes on Wire & Cable's income. Therefore, there is no provision for income taxes in the financial statements. Wire & Cable's policy is to pay dividends to its shareholder for the payment of income taxes on corporate income.

  ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates based on management's knowledge and experience. Due to their prospective nature, actual results could differ from those estimates.

  INTERIM FINANCIAL INFORMATION--The unaudited financial statements for the six months ended June 30, 1995 and 1996 are presented for comparative purposes only and have been prepared on a basis substantially consistent with that of the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments, which are of a normal and recurring nature, considered necessary for a fair presentation.

2. ACCOUNTS RECEIVABLE

 Accounts receivable consist of receivables from customers arising in the ordinary course of business. The reserve for bad debts is based on management's estimate. Wire & Cable performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. Financial instruments that potentially subject Wire & Cable to concentrations of credit risk consist principally of trade accounts receivables. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising Wire & Cable's customer base and their dispersion across different industries and geographic areas.

                     WIRE & CABLE SPECIALTIES CORPORATION

3. LINE OF CREDIT

  Wire & Cable has a $4.5 million revolving line of credit with a bank. Interest accrues on the unpaid principal portion at the bank prime rate. Under the terms of the note, Wire & Cable may elect at the end of each interest period to convert to 1-month LIBOR rate plus 2.5% or remain at the bank prime rate. The line of credit is secured by Wire & Cable's accounts receivable, inventory, and the personal guarantees of the shareholder and an officer of Wire & Cable. The bank is assigned a $2.0 million insurance policy on the life of the shareholder. In accordance with the terms of the line of credit agreement, shareholder distributions are limited to amounts required to cover income taxes resulting from the election of S corporation status, plus an additional $300,000 in 1996 ($75,000 in 1995) to cover the shareholder's life insurance premiums, property taxes and other living expenses. The line of credit expires May 5, 1997, and is renewable annually at the bank's discretion. The LIBOR rate as of December 31, 1995 and June 30, 1996 was 5.9375% and 5.4961%, respectively.

  During 1995, Wire & Cable entered into an interest rate swap agreement with a commercial bank to reduce the impact of changes in interest rates on its floating rate line of credit. This agreement effectively changes Wire & Cable's interest rate exposure on $1.0 million of its floating rate debt due May 5, 1996, to a fixed 9.15% rate. The interest swap agreement matures on May 5, 1997. Wire & Cable is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, Wire & Cable does not anticipate nonperformance by the counterparty.

4. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                        DECEMBER 31,    JUNE 30,
                                                      ----------------- --------
                                                        1994     1995     1996
                                                      -------- -------- --------
13.21% installment note payable; originated in March
 1993, with 60 monthly payments of $1,201 including
 principal and interest. Secured by equipment.......  $ 36,329 $ 26,116 $ 17,751
16.29% installment note payable; originated in
 August 1990, with monthly payments of $297
 including principal and interest. Secured by
 equipment..........................................     2,499    --       --
12.8% installment note payable; originated in July
 1990, with 60 monthly payments of $367 including
 principal and interest. Secured by machinery.......     2,122    --       --
                                                      -------- -------- --------
  Subtotal..........................................    40,950   26,116   17,751
  Less current portion..............................  (14,834) (11,520) (11,520)
                                                      -------- -------- --------
  Noncurrent portion................................  $ 26,116 $ 14,596 $  6,231
                                                      ======== ======== ========

  Maturities of long-term debt are summarized as follows:

            Year ending December 31:
              1996............................... $11,520
              1997...............................  13,409
              1998...............................   1,187
                                                  -------
            Total maturities..................... $26,116
                                                  =======

                     WIRE & CABLE SPECIALTIES CORPORATION

5. OPERATING LEASE COMMITMENTS

  Wire & Cable leases office facilities and equipment under noncancellable operating leases. Total rent expense on Wire & Cable's office facilities and equipment totaled $253,858, $383,059, and $393,650 for the years ended December 31, 1993, 1994 and 1995, respectively. Minimum rental commitments for all operating leases are as follows:

            Year ending December 31:
              1996............................ $  332,276
              1997............................    247,282
              1998............................    241,335
              1999............................    231,591
              2000............................    236,790
                                               ----------
            Total............................. $1,289,274
                                               ==========

6. EMPLOYEE BENEFIT PLAN

  Effective January 1, 1989, Wire & Cable established a profit sharing plan for the benefit of all eligible employees. Contributions by Wire & Cable are determined annually at the discretion of the Board of Directors, but may not exceed the maximum allowable deduction permitted under the Internal Revenue Code at the time of the contribution. Participants may voluntarily contribute to the plan up to 15% of their compensation subject to limitations as defined in the plan. Wire & Cable matches the employees' contributions up to a maximum of 4% of their compensation. Wire & Cable made contributions of $60,000, $74,247, and $120,683 to the profit sharing plan for the years ended December 31, 1993, 1994 and 1995, respectively.

7. MAJOR CUSTOMERS

  Several customers on an individual basis customarily provide more than 10% of Wire & Cable's sales. During 1993, 1994 and 1995, one customer represented approximately 15%, 16% and 17%, respectively, of Wire & Cable's total sales.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING. IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY ANY
SECURITIES OTHER THAN THOSE COVERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE
AN OFFER OR SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM,
IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, OR AN OFFER OR SOLICITATION
BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS UNQUALIFIED TO DO SO OR IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE
HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR THE
AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
The Merger...............................................................  11
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  14
Capitalization...........................................................  15
Dilution.................................................................  16
Selected Unaudited Pro Forma Combined Financial Data ....................  17
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  28
Management...............................................................  35
Certain Transactions.....................................................  40
Principal Stockholders...................................................  43
Description of Capital Stock.............................................  44
Shares Eligible for Future Sale..........................................  48
Underwriting.............................................................  50
Experts..................................................................  52
Legal Matters............................................................  52
Additional Information...................................................  52
Reports to Security Holders..............................................  52
Index to Financial Statements............................................ F-1

                               -----------------

  UNTIL    , 1996 (25 DAYS AFTER THE DATE HEREOF), ALL DEALERS EFFECTING
TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               1,950,000 SHARES

                                    [LOGO]

                            FUTRONIX SYSTEMS CORP.

                                 COMMON STOCK
                               ($.01 PAR VALUE)


                            SCHRODER WERTHEIM & CO.

                            OPPENHEIMER & CO., INC.

                                October  , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the shares of Common Stock being registered, all of which will be paid by the Company:

   Registration fee.................................................... $10,830
   NASD filing fee.....................................................   3,640
   Transfer agent and registrar fees...................................   5,000
   Printing and engraving..............................................    *
   Legal fees..........................................................    *
   Blue Sky fees and expenses..........................................  20,000
   Nasdaq National Market listing fee..................................  24,175
   Accounting fees.....................................................    *
   Miscellaneous.......................................................    *
                                                                        -------
     Total.............................................................    *
                                                                        =======

  ----------
  *To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  A. Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers and agents of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually or reasonably incurred by such person in connection therewith.

  B. As permitted by the Delaware General Corporation Law, the Company has included a provision in its Certificate of Incorporation (Exhibit 3.1 hereto) that, subject to certain limitations, eliminates the ability of the Company and its stockholders to recover monetary damages from a director of the Company for breach of fiduciary duty as a director. Article VII of the Company's Bylaws (Exhibit 3.2 hereto) provides for indemnification of the Company's directors and officers and advancement of expenses to the extent permitted by Section 145.

  C. Reference is made to the Underwriting Agreement to be filed as Exhibit 1 hereto which provides for indemnification among the Company and the Underwriters. Reference is made to

Section 14 of the Reorganization Agreement (Exhibit 2 hereto) which provides for indemnification among the Company, its officers and directors and certain stockholders of the Company with respect to the registration of the securities hereunder.

  D. As authorized by Section 145 of the Delaware General Corporation Law and
Article VII of the Company's Bylaws, the Company intends to apply for, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to its directors and officers for certain liabilities, to be effective contemporaneously with the Closing of this Offering. The premiums for such insurance are to be paid by the Company.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Described below are the only transactions within the past three years in which the Company issued securities which were not registered under the Securities Act.

  The Company was formed August 5, 1996 and currently has no stockholders.

  Pursuant to the Merger Agreement and simultaneously with the Closing of this Offering, all of the stockholders of Futronix and Theodore J. Bruno, the sole stockholder of Wire & Cable, will exchange all of the securities they hold of Futronix and Wire & Cable, respectively, for securities of the Company. Holders of 1,243,985 shares of Class A Common Stock, par value $.01 per share, of Futronix, 344,250 shares of Class B Common Stock, par value $.01 per share, of Futronix and 48,500 shares of Class C Common Stock, par value $.01 per share, of Futronix will exchange such shares for 803,620 shares of Common Stock. Theodore J. Bruno will exchange 1,000 shares of common stock, par value $1.00 per share, of Wire & Cable for 1,020,317 shares of Common Stock. The Company intends to file a Registration Statement on Form S-4 under the Securities Act to register the 1,823,937 shares of Common Stock to be issued pursuant to the Merger Agreement, which Registration Statement is intended to become effective before or contemporaneously with this Registration Statement on Form S-1. Holders of 1,000,000 shares of Convertible Preferred Stock, par value $1.00 per share, of Futronix, will exchange such shares for 490,990 shares of Convertible Preferred Stock. Holders of 2,200,000 shares of Nonconvertible Preferred Stock, par value $1.00 per share, of Futronix will exchange such shares for the right to receive a Company Subordinated Note in the principal amount of $1.00 per share of Nonconvertible Preferred Stock of Futronix. Holders of 680,673 warrants to purchase capital stock of Futronix will exchange such warrants for 334,204 Warrants. In addition, pursuant to the Merger Agreement, after serving as the Company's Chief Financial Officer for seven days following the Closing of this Offering, Mr. Monahan will receive the Value Appreciation Bonus of 60,813 shares of Common Stock of the Company and cash equal to 82% of such number of shares multiplied by the value of a share of Common Stock at the time such bonus is paid as determined for reporting such bonus for federal income tax purposes.

  Additionally, following the Closing of this Offering, the Company will grant options to purchase an aggregate of 54,254 shares of Common Stock to employees of the Company or its subsidiary pursuant to the Equity Compensation Plan at an exercise price equivalent to the per share price to the public in this Offering.

  The Company believes that (i) the issuance of those securities described above which will not be registered under the Securities Act and (ii) the grants of options described above, will not involve a public offering and will be exempt from registration under Section 4(2) of the Securities Act because such issuances and grants are to be made to a limited group of persons, each of whom is believed to be a sophisticated investor or has a pre-existing business or personal relationship with Futronix, Wire & Cable or the Company and because each such person will be acquiring such securities for investment without a view to further distribution. With respect to securities which are not registered under the Securities Act, restrictive legends will be placed on stock certificates and will be contained in warrant and stock option agreements evidencing such securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits:

  The following is a list of exhibits filed as part of this Registration Statement.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1**    Form of Underwriting Agreement.
  2.1*   Reorganization Agreement, dated as of August 7, 1996, among the
          Registrant, Futronix Acquisition Company, Futronix Corporation, Wire
          & Cable Specialties Corporation, Terrence M. Hunt, certain stockholders of Futronix Corporation and Theodore J. Bruno.
  2.2*   Form of Amendment to Reorganization Agreement.
  3.1*   Amended and Restated Certificate of Incorporation.
  3.2*   Bylaws.
  4.1*   Form of 7% Subordinated Note due 2002.
  4.2**  Form of 7% Subordinated Note due 2003.
  4.3**  Form of Warrant.
  5**    Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of Common Stock being registered.
 10.1*   Amended Loan Agreement between Futronix Corporation and Southwest Bank of Texas, N.A., dated as of June 30, 1996, and Restated Revolving
          Credit Note of Futronix Corporation, dated June 30, 1996.
 10.2*   Line of Credit Agreement between Wire & Cable Specialties Corporation and First Union National Bank of Georgia, dated as of June 5, 1996, as amended July 31, 1996, and Promissory Note of Wire & Cable
          Specialties Corporation, dated June 14, 1996.
 10.3*   Domestic Distributor Agreement, dated as of October 6, 1994, between
          Belden Wire & Cable Company and Wire & Cable Specialties Corporation.
 10.4*   Lease Agreement, dated as of November 12, 1993, between Futronix
          Corporation and T.M. Hunt, Trustee.
 10.5*   Lease Agreement, dated as of October 27, 1994, between Futronix
          Corporation and Anderson/Tampa II Joint Venture.
 10.6*   Lease Agreement, dated as of February 28, 1995, between Futronix
          Corporation and SCI North Carolina Limited Partnership.
 10.7*   Lease Agreement, dated as of April 5, 1995, between Futronix
          Corporation and Pickering Acquisition Associates.
 10.8*   Lease Agreement, dated as of January 8, 1996, between Futronix
          Corporation and NBD Bank.
 10.9*   Lease Agreement, dated as of May 1, 1995, between Futronix Corporation and Fremont Funding (Texas).
 10.10** Sublease Agreement, dated as of May 1, 1996, between Futronix
          Corporation and Wesco Distribution, Inc.

 EXHIBIT
  NUMBER                               DESCRIPTION
 -------                               -----------
 10.11*   Lease Agreement, dated as of April 28, 1993, between Wire & Cable
           Specialties Corporation and SLIP Trust.
 10.12*   Lease Agreement, dated as of June 9, 1995, between Wire & Cable
           Specialties Corporation and A.G. No. 3, LLC.
 10.13*   Lease Agreement, dated as of October 24, 1995, between Wire & Cable
           Specialties Corporation and Catellus Development Corporation.
 10.14*   Lease Agreement, dated as of December 2, 1994, between Wire & Cable
           Specialties Corporation and GHK Company, L.L.C.
 10.15*   Lease Agreement, dated as of July 26, 1993, between Wire & Cable
           Specialties Corporation and Principal Mutual Life Insurance Company.
 10.16*   Lease Agreement, dated as of June 9, 1995, between Wire & Cable
           Specialties Corporation and Mr. Joe Schmitt.
 10.17+** Futronix Systems Corp. Equity Compensation Plan.
 10.18+*  Form of Employment Agreement between Terrence M. Hunt and the
           Registrant.
 10.19+*  Form of Employment Agreement between Theodore J. Bruno and the
           Registrant.
 10.20+*  Form of Employment Agreement between Paul R. Monahan and the
           Registrant.
 10.21+*  Agreement, dated as of August 7, 1996, among the Registrant, Futronix
           Acquisition Company, Futronix Corporation, Wire & Cable Specialties
           Corporation, Theodore J. Bruno and Paul R. Monahan.
 10.22*   Form of Registration Rights Agreement among certain stockholders of the Registrant, Paul R. Monahan, Joan Scott and the Registrant.
 10.23*   Form of Option Agreement between Theodore J. Bruno and Paul R.
           Monahan.
 10.24*   Form of Option Agreement between Theodore J. Bruno and Joan Scott.
 11*      Statement re: Computation of Per Share Earnings.
 21*      Subsidiaries of the Registrant.
 23.1*    Consent of Deloitte & Touche LLP.
 23.2*    Consent of Weinstein Spira & Company, P.C.
 23.3*    Consent of Gross, Collins & Cress, P.C.
 23.4**   Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto).
 24.1*    Power of Attorney (included on signature page to this Registration
           Statement).
 27*      Financial Data Schedule.

- ----------
 * Filed herewith.
** To be filed by amendment.
 + Compensation plans and arrangements for executives and others.

  (b) Financial Statement Schedules.

  None.

ITEM 17. UNDERTAKINGS.

  A. The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  C. The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN HOUSTON, TEXAS ON SEPTEMBER 5, 1996.

                                          Futronix Systems Corp.


                                          By:      /s/ Terrence M. Hunt
                                              ---------------------------------
                                                       TERRENCE M. HUNT
                                                           PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

  EACH PERSON IN SO SIGNING ALSO MAKES, CONSTITUTES AND APPOINTS TERRENCE M. HUNT AND BARBARA M. HENAGAN, AND EACH OF THEM ACTING ALONE, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, AND INCLUDING ANY REGISTRATION STATEMENT FOR THE SAME OFFERING THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT OR HIS OR HER SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

                NAME                         CAPACITY              DATE
                ----                         --------              ----

        /s/ Terrence M. Hunt           President (principal    September 5, 1996
- -------------------------------------   executive officer)
          TERRENCE M. HUNT              and Director

         /s/ Jim P. Psencik            Controller              September 5, 1996
- -------------------------------------   (principal
           JIM P. PSENCIK               financial and
                                        accounting officer)

       /s/ Barbara M. Henagan          Chairman of the         September 5, 1996
- -------------------------------------   Board of Directors
         BARBARA M. HENAGAN

        /s/ Theodore J. Bruno          Director                September 5, 1996
- -------------------------------------
          THEODORE J. BRUNO

         /s/ Bradford Mills            Director                September 5, 1996
- -------------------------------------
           BRADFORD MILLS

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
  1**    Form of Underwriting Agreement.
  2.1*   Reorganization Agreement, dated as of August 7, 1996, among the
          Registrant, Futronix Acquisition Company, Futronix
          Corporation, Wire & Cable Specialties Corporation, Terrence M.
          Hunt, certain stockholders of Futronix Corporation and
          Theodore J. Bruno.
  2.2*   Form of Amendment to Reorganization Agreement.
  3.1*   Amended and Restated Certificate of Incorporation.
  3.2*   Bylaws.
  4.1*   Form of 7% Subordinated Note due 2002.
  4.2**  Form of 7% Subordinated Note due 2003.
  4.3**  Form of Warrant.
  5**    Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of Common Stock being registered.
 10.1*   Amended Loan Agreement between Futronix Corporation and
          Southwest Bank of Texas, N.A., dated as of June 30, 1996, and
          Restated Revolving Credit Note of Futronix Corporation, dated
          June 30, 1996.
 10.2*   Line of Credit Agreement between Wire & Cable Specialties
          Corporation and First Union National Bank of Georgia, dated as of June 5, 1996, as amended July 31, 1996, and Promissory Note of Wire & Cable Specialties Corporation, dated June 14, 1996.
 10.3*   Domestic Distributor Agreement, dated as of October 6, 1994, between Belden Wire & Cable Company and Wire & Cable
          Specialties Corporation.
 10.4*   Lease Agreement, dated as of November 12, 1993, between
          Futronix Corporation and T.M. Hunt, Trustee.
 10.5*   Lease Agreement, dated as of October 27, 1994, between Futronix
          Corporation and Anderson/Tampa II Joint Venture.
 10.6*   Lease Agreement, dated as of February 28, 1995, between
          Futronix Corporation and SCI North Carolina Limited
          Partnership.
 10.7*   Lease Agreement, dated as of April 5, 1995, between Futronix
          Corporation and Pickering Acquisition Associates.
 10.8*   Lease Agreement, dated as of January 8, 1996, between Futronix
          Corporation and NBD Bank.
 10.9*   Lease Agreement, dated as of May 1, 1995, between Futronix
          Corporation and Fremont Funding (Texas).
 10.10** Sublease Agreement, dated as of May 1, 1996, between Futronix
          Corporation and Wesco Distribution, Inc.
 10.11*  Lease Agreement, dated as of April 28, 1993, between Wire &
          Cable Specialties Corporation and SLIP Trust.
 10.12*  Lease Agreement, dated as of June 9, 1995, between Wire & Cable
          Specialties Corporation and A.G. No. 3, LLC.
 10.13*  Lease Agreement, dated as of October 24, 1995, between Wire &
          Cable Specialties Corporation and Catellus Development
          Corporation.
 10.14*  Lease Agreement, dated as of December 2, 1994, between Wire &
          Cable Specialties Corporation and GHK Company, L.L.C.

 EXHIBIT
  NUMBER                            DESCRIPTION                            PAGE
 -------                            -----------                            ----
 10.15*   Lease Agreement, dated as of July 26, 1993, between Wire &
           Cable Specialties Corporation and Principal Mutual Life
           Insurance Company.
 10.16*   Lease Agreement, dated as of June 9, 1995, between Wire &
           Cable Specialties Corporation and Mr. Joe Schmitt.
 10.17+** Futronix Systems Corp. Equity Compensation Plan.
 10.18+*  Form of Employment Agreement between Terrence M. Hunt and the
           Registrant.
 10.19+*  Form of Employment Agreement between Theodore J. Bruno and the
           Registrant.
 10.20+*  Form of Employment Agreement between Paul R. Monahan and the
           Registrant.
 10.21+*  Agreement, dated as of August 7, 1996, among the Registrant,
           Futronix Acquisition Company, Futronix Corporation, Wire &
           Cable Specialties Corporation, Theodore J. Bruno and Paul R.
           Monahan.
 10.22*   Form of Registration Rights Agreement among certain
           stockholders of the Registrant, Paul R. Monahan, Joan Scott and the Registrant.
 10.23*   Form of Option Agreement between Theodore J. Bruno and Paul R.
           Monahan.
 10.24*   Form of Option Agreement between Theodore J. Bruno and Joan
           Scott.
 11*      Statement re: Computation of Per Share Earnings.
 21*      Subsidiaries of the Registrant.
 23.1*    Consent of Deloitte & Touche LLP.
 23.2*    Consent of Weinstein Spira & Company, P.C.
 23.3*    Consent of Gross, Collins & Cress, P.C.
 23.4**   Consent of Morgan, Lewis & Bockius LLP (included in its
           opinion filed as Exhibit 5 hereto).
 24.1*    Power of Attorney (included on signature page to this
           Registration Statement).
 27*      Financial Data Schedule.

- ----------
 * Filed herewith.
** To be filed by amendment.
 + Compensation plans and arrangements for executives and others.